As filed with the Securities and Exchange Commission on February 1, 2012

Registration No. 333-179037

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. ONE TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VIEWPOINT FINANCIAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Maryland	6021	27-2176993
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

ViewPoint Financial Group, Inc. 1309 W. 15th Street Plano, Texas 75075 (972) 578-5000	MARK E. HORD Interim President and Chief Executive Officer ViewPoint Financial Group, Inc. 1309 W. 15th Street Plano, Texas 75075 (972) 578-5000
(Address, including ZIP code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including ZIP code, and telephone number, including area code, of agent for service)

COPIES TO:

MARTIN L. MEYROWITZ, P.C.	GLEN J. HETTINGER
CRAIG M. SCHEER, P.C.	BRYN ALAN SAPPINGTON
Silver, Freedman & Taff, L.L.P.	SCARLET MCNELLIE
3299 K Street, N.W., Suite 100	Fulbright & Jaworski, L.L.P.
Washington, D.C. 20007	2200 Ross Avenue, Suite 2800
Telephone: (202) 295-4500	Dallas, Texas 75201
Facsimile: (202) 337-5502	Telephone: (214) 855-8000
Facsimile: (214) 855-8200

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable following the effectiveness of this Registration Statement, satisfaction or waiver of the other conditions to closing of the merger described herein, and consummation of the merger.

If the securities being registered on this Form are being offered in connection with formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐		Accelerated Filer ☒

Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)   ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer   ☐

Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, $.01 par value	6,414,824 shares	N/A	$69,918,653	$8,013(3)

(1)	Represents the maximum number of shares of common stock of ViewPoint Financial Group, Inc. (“ViewPoint”) estimated to be issuable upon completion of the merger described herein in exchange for shares of the common stock of Highlands Bancshares, Inc. (“Highlands”) that are currently outstanding or underlying outstanding stock options and warrants. Pursuant to Rule 416, this registration statement also covers additional securities that may be issued as a result of stock splits, stock dividends or similar transactions.
(2)	Based on the aggregate book value of the Highlands common stock to be canceled upon completion of the merger described herein, as of September 30, 2011, the latest practicable date prior to the date of filing this registration statement, in accordance with Rule 457(f)(2). Highlands is a privately held company and no market exists for its common stock.
(3)	Paid previously.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this document is not complete and may be changed. We may not sell the securities offered by this document until the registration statement filed with the Securities and Exchange Commission is effective. This document is not an offer to sell these securities, and we are not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED FEBRUARY 1, 2012

[HIGHLANDS BANCSHARES LOGO]	[VIEWPOINT FINANCIAL LOGO]

Proxy Statement of Highlands Bancshares, Inc.	Prospectus of ViewPoint Financial Group, Inc.

PROPOSED MERGER – YOUR VOTE IS VERY IMPORTANT

We are pleased to report that the board of directors of Highlands Bancshares, Inc. has approved a merger involving Highlands and ViewPoint Financial Group, Inc. Before we can complete the merger, we must obtain the approval of the shareholders of Highlands. We are sending you this document to ask you to approve the merger agreement at a special meeting of Highlands shareholders to be held at the time and place indicated in the meeting notice on the next page. No vote of ViewPoint shareholders is required to complete the merger. This document, which serves as a proxy statement for the special meeting and as a prospectus for the shares of ViewPoint common stock to be issued in the merger to the shareholders of Highlands, gives you detailed information about the special meeting and the merger. Please read this entire document carefully, including the “Risk Factors” section beginning on page 13.

In the merger, Highlands will merge into ViewPoint, with ViewPoint as the surviving entity. The shareholders of Highlands will be entitled to receive 0.6636 of a share of ViewPoint common stock for each share of Highlands common stock that they hold prior to the merger, with cash paid in lieu of any fractional ViewPoint shares. The value implied by this exchange ratio for one share of Highlands common stock on January 31, 2012 was $9.01, based on the closing price per share of ViewPoint common stock on that date. Because the exchange ratio is fixed, this implied value will fluctuate based on the market price of ViewPoint common stock. ViewPoint common stock is listed on the NASDAQ Global Select Market under the symbol “VPFG,” and Highlands common stock is not listed or traded on any established securities exchange or quotation system.

We expect the merger generally to be tax free to Highlands shareholders for U.S. federal income tax purposes, except with respect to cash received by Highlands shareholders in lieu of fractional ViewPoint shares.

Your vote is very important. Not voting will have the same effect as voting against the merger agreement, so whether or not you plan to attend the special meeting, please promptly return your completed and executed proxy card so that your shares are voted at the special meeting.

The board of directors of Highlands unanimously recommends that you vote “FOR” approval of the merger agreement.

On behalf of the board of directors of Highlands, thank you for your prompt attention to this important matter.

Sincerely,

Kevin Hanigan
Chairman of the Board of Directors and Chief Executive Officer
Highlands Bancshares, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities to be issued in the merger or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of ViewPoint or Highlands, and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This proxy statement/prospectus is dated February 3, 2012, and is being first mailed to Highlands shareholders on or about February 7, 2012.

HIGHLANDS BANCSHARES, INC.

8411 Preston Road, Suite 600

Dallas, Texas 75225

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON MARCH 7, 2012

Dear Shareholder:

Highlands Bancshares, Inc. , or Highlands, will hold a special meeting of shareholders at the Hilton Park Cities Hotel, 5954 Luther Lane, Dallas, Texas 75225 at 9:30 a.m., local time, on March 7, 2012, to consider and vote on:

•

a proposal to approve the Agreement and Plan of Merger, dated as of December 8, 2011, by and between ViewPoint Financial Group, Inc., or ViewPoint, and Highlands, as it may be amended from time to time, pursuant to which Highlands will merge with and into ViewPoint with ViewPoint as the surviving company;

•

any proposal of the Highlands board of directors to adjourn or postpone the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement; and

•	such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

The Highlands board of directors, after considering the recommendation of the special committee of the Highlands board of directors, has determined that the terms of the merger are fair to and in the best interests of Highlands and its shareholders. The Highlands board of directors unanimously recommends that Highlands shareholders vote “FOR” approval of the merger agreement and “FOR” approval of any proposal of the Highlands board of directors to adjourn or postpone the special meeting, if necessary.

January 31, 2012 has been fixed as the record date for the determination of shareholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. Only holders of record of shares of Highlands voting common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting.

You are cordially invited to attend the special meeting in person. However, please vote, sign, date and return the enclosed proxy card in the enclosed, self-addressed envelope as promptly as possible, even if you plan to attend the special meeting. No additional postage is required if mailed in the United States. If you choose to attend the special meeting, you may vote your shares in person, even if you have previously signed and returned your proxy card. If you hold your Highlands shares through a bank, broker or other nominee (commonly referred to as held in “street name”), you must direct your bank, broker or other nominee to vote in accordance with the instructions you have received from them. You may revoke your proxy at any time prior to the special meeting as specified in the accompanying proxy statement/prospectus.

In connection with the proposed merger, Highlands shareholders will have the opportunity to exercise dissenters’ rights in accordance with the procedures specified in Section 10.356 and certain other sections of Subchapter H of Chapter 10 of the Texas Business Organizations Code, or the TBOC. Subchapter H is included in the accompanying proxy statement/prospectus as Appendix D. A dissenting shareholder who follows the required procedures may receive cash in an amount equal to the fair value of his or her shares of Highlands common stock instead of receiving shares of ViewPoint common stock and cash in lieu of any fractional ViewPoint shares. A shareholder who chooses to dissent pursuant to Section 10.356(b)(1) or (3) of the TBOC may provide the required notice specified therein to Highlands’ principal executive offices at 8411 Preston Road, Suite 600, Dallas, Texas 75225. For additional details about dissenters’ rights, please refer to the “The Merger—Dissenters’ Rights for Highlands Shareholders” and Appendix D in the accompanying proxy statement/prospectus.

We look forward to hearing from you.

By Order of the Board of Directors,

Kevin Hanigan Chairman of the Board of Directors and Chief Executive Officer Highlands Bancshares, Inc.

Dallas, Texas

February 3, 2012

YOUR VOTE IS VERY IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND PROMPTLY RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about ViewPoint from documents filed with the Securities and Exchange Commission, or the SEC, that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain these documents through the SEC website at http://www.sec.gov, or by requesting them in writing or by telephone from ViewPoint, as follows:

ViewPoint Financial Group, Inc.

1309 W. 15th Street, Suite 400

Plano, Texas 75075

Attention: Pathie E. McKee,

Executive Vice President and Chief Financial Officer

(972) 578-5000 Ext. 7223

If you would like to request documents, please do so by February 29, 2012 to receive them before the special meeting.

For additional details about where you can find more information about ViewPoint, see “Where You Can Find More Information” on page 80.

ViewPoint supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to ViewPoint, and Highlands supplied all information contained in this proxy statement/prospectus relating to Highlands.

You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus. No one has been authorized to provide you with information that is different from what is contained in this proxy statement/prospectus. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than the date of this proxy statement/prospectus, and neither the mailing of this proxy statement/prospectus to Highlands shareholders nor the issuance of ViewPoint common stock in the merger shall create any implication to the contrary.

i

APPENDICES
A Agreement and Plan of Merger, dated as of December 8, 2011, by and between ViewPoint Financial Group, Inc. and Highlands Bancshares, Inc.
B Opinion of Commerce Street Capital, LLC
C Opinion of FBR Capital Markets & Co.
D Subchapter H of Chapter 10 of the Texas Business Organizations Code

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

Q:	Why do ViewPoint and Highlands want to merge?

A:	We believe that the combination of our companies will create a leading community banking franchise in the Dallas-Fort Worth Metroplex. Kevin Hanigan, Chairman and Chief Executive Officer of Highlands, has entered into an employment agreement with ViewPoint and its subsidiary, ViewPoint Bank, N.A., under which he will become President and Chief Executive Officer of ViewPoint and ViewPoint Bank upon completion of the merger. Mr. Hanigan and Bruce Hunt, a director of Highlands, are expected to become directors of ViewPoint upon completion of the merger.

The board of directors of Highlands believes that the merger is fair to and in the best interests of Highlands and its shareholders, and unanimously recommends that Highlands shareholders vote for approval of the merger agreement. You should review the reasons for the merger described in greater detail under “The Merger—Highlands’ Reasons for the Merger; Recommendation of the Highlands Board of Directors” beginning on page 29 and “The Merger—ViewPoint’s Reasons for the Merger” beginning on page 30.

Q:	What will I receive in the merger for my shares of Highlands common stock?

A:	You will be entitled to receive 0.6636 of a share of ViewPoint common stock in exchange for each share of Highlands common stock that you hold prior to the completion of the merger, with cash paid in lieu of any fractional ViewPoint shares. Because this exchange ratio is fixed, the value of the merger consideration will fluctuate with the market price of ViewPoint common stock.

Q:	When and where is the special meeting?

A:	The special meeting is scheduled to take place on March 7, 2012, at 9:30 a.m., local time, at the Hilton Park Cities Hotel, 5954 Luther Lane, Dallas, Texas 75225.

Q:	What will be voted on at the special meeting?

A:	At the special meeting, the holders of Highlands voting common stock will be asked to approve the merger agreement with ViewPoint, as well as any proposal of the Highlands board of directors to adjourn or postpone the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement.

Q:	What should I do now?

A:	After you have carefully read this proxy statement/prospectus, please vote your shares promptly. If you hold shares in your own name as a shareholder of record, you should complete, sign, date, and mail your proxy card in the enclosed postage-paid return envelope as soon as possible. Please vote by proxy even if you plan to attend the special meeting. If you hold your Highlands shares through a bank, broker or other nominee (commonly referred to as held in “street name”), you must direct your bank, broker or other nominee to vote in accordance with the instructions you have received from them.

If you choose to attend the special meeting, you may vote your shares in person, even if you have previously returned your proxy. Please note that if you hold your shares in street name, you must obtain a legal proxy from your bank, broker or other nominee in order to vote your shares in person at the special meeting.

Q:	Why is my vote important?

A:	We cannot complete the merger unless the shareholders of Highlands approve the merger agreement. Approval of the merger agreement requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Highlands voting common stock as of the voting record date for the special meeting. Accordingly, if you do not vote or if you abstain from voting, it will have the same effect as voting against approval of the merger agreement.

Q:	If my shares are held in street name with a bank, broker or other nominee, will my bank, broker or other nominee vote my shares for me?

A:	No. Without instructions from you, your bank, broker or other nominee will not be able to vote your shares. This will have the same effect as voting against approval of the merger agreement

Q:	Can I change my vote before the special meeting?

A:	Yes. If you are the record holder of your shares, there are three ways you can change your vote after you have submitted your proxy:

•	First, you may send a written notice to the corporate secretary of Highlands stating that you would like to revoke your proxy.

•	Second, you may complete and submit a new proxy card. Your latest vote received before the special meeting will be counted, and any earlier votes will be revoked.

•

Third, you may attend the special meeting in person and vote in person. Any earlier proxy will thereby be revoked. However, simply attending the meeting without voting will not revoke an earlier proxy you may have given.

If you hold your shares in street name with a bank, broker or other nominee, you must follow the directions you receive from your bank, broker or other nominee to change your vote. Your last vote will be the vote that is counted.

Q:	What if I want to exercise dissenters’ rights?

A:	If you want to exercise dissenters’ rights and receive the fair value of your Highlands shares in cash instead of shares of ViewPoint common stock and cash in lieu of any fractional ViewPoint shares, you must file a written objection with Highlands prior to the special meeting stating, among other things, that you will exercise your right to dissent if the merger is completed. Also, you must vote against the merger agreement and follow other procedures, both before and after the meeting, as described in Appendix D. Note that if you return a signed proxy card without voting instructions or with instructions to vote “FOR” the merger agreement, your shares will be automatically voted in favor of the merger agreement and you will lose all dissenters’ rights available under Texas law.

Q:	What are the U.S. federal income tax consequences of the merger to me?

A:	The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the holders of shares of Highlands common stock are not expected to recognize any gain or loss for U.S. federal income tax purposes on the exchange of their shares for shares of ViewPoint common stock, except with respect to cash received in lieu of any fractional shares of ViewPoint common stock.

Q:	When do you currently expect to complete the merger?

A:	In the first half of 2012. However, we cannot assure you when or if the merger will occur. We must first obtain the approval of Highlands shareholders at the special meeting and the necessary regulatory approvals, and the other conditions to completing the merger must be satisfied or waived.

Q:	Should I send in my Highlands stock certificates now?

A:

No. You should not send in your stock certificates at this time. Following the completion of the merger, the exchange agent appointed by ViewPoint will send you a letter of transmittal and instructions on surrendering your Highlands stock certificates. Once the exchange agent has received the proper documentation, the exchange agent will send you your shares of ViewPoint common stock and cash in lieu of any fractional ViewPoint shares.

Q:	Whom should I call with questions?

A:	If you have questions about the merger or the process for voting or if you need additional copies of this proxy statement/prospectus or a replacement proxy card, please contact:

Noreen Skelly

Highlands Bancshares, Inc.

8411 Preston Road, Suite 600

Dallas, Texas 75225

Telephone: (214) 368-8500

SUMMARY

This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. You should carefully read this entire document, including the appendices, and the other documents to which this document refers to fully understand the merger and the related transactions. A list of the documents incorporated by reference appears on page 80 under “Where You Can Find More Information.”

THE COMPANIES (see page 60)

ViewPoint Financial Group, Inc.

1309 W. 15th Street

Plano, Texas 75075

Telephone: (972) 578-5000

ViewPoint Financial Group, Inc., or ViewPoint, a Maryland corporation, is the holding company for ViewPoint Bank, N.A., a national bank. ViewPoint Bank operates 25 community banking offices throughout the Dallas/Fort Worth Metroplex and nine loan production offices located in other Texas cities and in Oklahoma. In July 2010, ViewPoint completed a public offering and share exchange as part of ViewPoint Bank’s conversion from the mutual holding company to the full stock holding company form of ownership. ViewPoint Bank converted from a federal thrift to a national bank in December 2011.

As of September 30, 2011, ViewPoint had total consolidated assets of $3.2 billion, deposits of $2.1 billion and shareholders’ equity of $406.7 million.

Highlands Bancshares, Inc.

8411 Preston Road

Dallas, Texas 75225

(214) 368-8500.

Highlands Bancshares, Inc., or Highlands, is a privately owned Texas corporation registered as a bank holding company for Highlands Bank and The First National Bank of Jacksboro. It was incorporated in June 2006, upon ideals that include offering a personal banking environment with individualized client service and high quality, flexible products. It operates six banking locations in north Texas that serve both consumer and commercial clients, consisting of four in the Dallas area run as Highlands Bank and two in Jack and Wise Counties run as The First National Bank of Jacksboro.

As of September 30, 2011, Highlands had total consolidated assets of $507.8 million, deposits of $364.3 million and shareholders’ equity of $69.9 million.

THE MERGER AND THE MERGER AGREEMENT (see pages 25 and 50)

The terms and conditions of the merger are contained in the merger agreement, which is included in this proxy statement/prospectus as Appendix A. Please carefully read the merger agreement as it is the legal document that governs the merger.

Highlands Will Merge into ViewPoint

In the merger, Highlands will merge into ViewPoint, with ViewPoint as the surviving corporation. It is expected that, immediately following the merger, The First National Bank of Jacksboro, a wholly owned subsidiary of Highlands, will merge into ViewPoint Bank, a wholly owned subsidiary of ViewPoint, with ViewPoint Bank as the surviving institution. The merger of ViewPoint Bank and The First National Bank of Jacksboro may be abandoned at the election of ViewPoint Bank at any time, and ViewPoint Bank may designate an alternative transaction, including a purchase and assumption of a portion of the assets and liabilities of The First National Bank of Jacksboro, provided that the alternative transaction does not result in any adverse tax consequences to ViewPoint or Highlands or any of their subsidiaries. We refer to the merger of ViewPoint Bank and The First National Bank of Jacksboro, including any alternative transaction, as the “bank merger.”

What Highlands Shareholders Will Receive in the Merger

Upon completion of the merger, each share of Highlands common stock that is outstanding immediately prior to the merger will be converted into the right to receive 0.6636 of a share of ViewPoint common stock. We sometimes refer to this 0.6636-to-one ratio as the “exchange ratio.” Cash will be paid in lieu of any fractional ViewPoint shares in an amount equal to the fraction multiplied by the average, rounded to the nearest one-ten thousandth, of the closing sale prices of ViewPoint common stock for the five trading days immediately preceding the date of the effective time of the merger. For example, if you hold 1,000 shares of Highlands common stock immediately prior to the merger and the five-day average closing price of ViewPoint common stock is $12.50, you will have the right to receive 663 shares of ViewPoint common stock (1,000 x .6636) and $7.50 in cash (0.6 x $12.50).

Highlands Shareholders Should Wait to Surrender Their Stock Certificates Until After the Merger

To receive your shares of ViewPoint common stock and cash in lieu of any fractional ViewPoint shares, you will need to surrender your Highlands stock certificates. If the merger is completed, the exchange agent appointed by ViewPoint will send you written instructions for exchanging your stock certificates. The exchange agent will be Registrar and Transfer Company, ViewPoint’s stock transfer agent, or an unrelated bank or trust company reasonably acceptable to Highlands.

Please do not send in your certificates until you receive these instructions.

The Merger Is Expected to be Generally Tax-Free to Holders of Highlands Common Stock (see page 42)

The merger has been structured to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Accordingly, Highlands shareholders generally are not expected to recognize gain or loss for U.S. federal income tax purposes on the exchange of their shares of Highlands common stock for shares of ViewPoint common stock, except for any gain or loss that may result from the receipt of cash in lieu of any fractional ViewPoint shares.

The U.S. federal income tax consequences described above may not apply to all holders of Highlands common stock. Tax matters are very complicated and the consequences of the merger to any particular shareholder of Highlands will depend on that shareholder’s particular facts and circumstances. Accordingly, you are urged to consult your own tax advisor to determine the particular tax consequences of the merger to you.

Highlands Shareholders May Exercise Dissenters’ Rights (see page 46)

Under Texas law, Highlands’ shareholders have the right to dissent from the merger and receive cash equal to the fair value of their Highlands shares instead of receiving ViewPoint common stock. To exercise dissenters’ rights, Highlands shareholders must strictly follow the procedures established by Subchapter H of Chapter 10 of the Texas Business Organizations Code, including filing a written objection with Highlands prior to the special meeting stating, among other things, that the shareholder will exercise his or her right to dissent if the merger is completed, and vote against approval of the merger agreement. See “The Merger—Dissenters’ Rights for Highlands Shareholders” on page 46 and Appendix D to this proxy statement/prospectus.

Opinions of Highlands’ Financial Advisors (see pages 32 and 35)

Opinion of Commerce Street Capital, LLC. On December 6, 2011, Commerce Street Capital, LLC, or CSC, rendered to the Highlands board its oral opinion, which was subsequently confirmed in writing by delivery of CSC’s written opinion dated December 7, 2011, with respect to the fairness as of that date, from a financial point of view, of the merger consideration to the holders of Highlands common stock.

CSC’s opinion was directed to the Highlands’ board and only addressed the fairness, from a financial point of view, to the holders of Highlands common stock of the merger consideration pursuant to the merger agreement and did not address any other aspect or implication of the merger. The references to CSC’s opinion in this proxy statement/prospectus are qualified in their entirety by reference to the full text of CSC’s written opinion, which is included as Appendix B to this proxy statement/prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by CSC in preparing its opinion. However, neither CSC’s opinion, nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus is intended to be, and they do not constitute, advice or a recommendation to the Highlands’ board or any shareholder of Highlands as to how to act or vote with respect to any matter relating to the merger agreement or otherwise. CSC’s opinion was furnished for the use and benefit of the Highlands’ board (in its capacity as such) in connection with its evaluation of the merger and should not be construed as creating, and CSC will not be deemed to have, any fiduciary duty to the Highland’s board, Highlands, any security holder or creditor of Highlands or any other person, regardless of any prior or ongoing advice or relationships.

Opinion of FBR Capital Markets & Co. On December 6, 2011, FBR Capital Markets & Co., or FBR, rendered to the Highlands board its oral opinion, which was subsequently confirmed in writing by delivery of FBR’s written opinion dated December 7, 2011, with respect to the fairness, from a financial point of view, to the holders of Highlands common stock, as of December 7, 2011, of the exchange ratio pursuant to the merger agreement.

FBR’s opinion was directed to the Highlands’ board and only addressed the fairness, from a financial point of view, to the holders of Highlands common stock of the exchange ratio pursuant to the merger agreement and did not address any other aspect or implication of the merger. The references to FBR’s opinion in this proxy statement/prospectus are qualified in their entirety by reference to the full text of FBR’s written opinion, which is included as Appendix C to this proxy statement/prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by FBR in preparing its opinion. However, neither FBR’s opinion, nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus is intended to be, and they do not constitute, advice or a recommendation to the Highlands’ board or any shareholder of Highlands as to how to act or vote with respect to any matter relating to the merger agreement or otherwise. FBR’s opinion was furnished for the use and benefit of the Highlands’ board (in its capacity as such) in connection with its evaluation of the merger and should not be construed as creating, and FBR will not be deemed to have, any fiduciary duty to the Highland’s board, Highlands, any security holder or creditor of Highlands or any other person, regardless of any prior or ongoing advice or relationships.

Highlands’ Board of Directors Recommends that Highlands Shareholders Vote “FOR” Approval of the Merger Agreement (see page 29)

Highlands’ board of directors has unanimously determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Highlands and its shareholders and unanimously recommends that Highlands shareholders vote FOR approval of the merger agreement.

In determining whether to approve the merger agreement, Highlands’ board of directors consulted with certain of its senior management and with its legal and financial advisors. In arriving at its determination, the Highlands board of directors also considered the factors described under “The Merger—Highlands’ Reasons for the Merger; Recommendation of Highlands’ Board of Directors.”

Interests of Highlands Directors and Executive Officers in the Merger (see page 48)

Some of the executive officers and directors of Highlands have interests in the merger that are in addition to, or different from, the interests of Highlands shareholders generally. These interests include the following:

•

five directors and executive officers hold Highlands stock options that will immediately vest upon completion of the merger and will receive cash payments for their options if and to the extent the options are then in-the-money;

•

Kevin Hanigan, the current Chairman and Chief Executive Officer of Highlands, has entered into an employment agreement with ViewPoint and ViewPoint Bank to become President and Chief Executive Officer of ViewPoint and ViewPoint Bank upon completion of the merger;

•	Mr. Hanigan and Bruce Hunt, a director of Highlands, will become directors of ViewPoint and ViewPoint Bank upon completion of the merger; and

•

Highlands’ directors and executive officers will be entitled to indemnification by ViewPoint with respect to claims arising from matters occurring at or prior to the effective time of the merger and to coverage under a directors’ and officers’ liability insurance policy for six years after the merger.

The Highlands board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated by the merger agreement.

Treatment of Highlands Stock Options and Warrants

The merger agreement requires Highlands to cause all outstanding and unexercised options to purchase shares of Highlands common stock to be canceled prior to the effective time of the merger. In the case of out-of-the-money options, no payment will be made to the option holder for cancelation and in the case of in-the-money options, Highlands must pay the option holder an amount equal to the excess of the fair market value of a share of Highlands common stock less the per share exercise price of the option multiplied by the number of shares underlying the option. All outstanding and unexercised warrants to purchase Highlands common stock will become null and void by their terms at the effective time of the merger. The termination of the Highlands options and warrants is a condition to Viewpoint’s obligation to complete the merger. See “The Merger Agreement—Conditions to Completion of the Merger.”

Regulatory Approvals

Under federal law, the merger must be approved by the Board of Governors of the Federal Reserve System and the bank merger must be approved by the Office of the Comptroller of the Currency. The U.S. Department of Justice may review the impact of the merger and the bank merger on competition.

Once the Federal Reserve Board approves the merger, we must wait for up to 30 days before we can complete the merger. If, however, there are no adverse comments from the U.S. Department of Justice and we receive permission from the Federal Reserve Board to do so, the merger may be completed on or after the 15th day after approval from the Federal Reserve Board. Similarly, after we receive approval of the bank merger from the Office of the Comptroller of the Currency, we must wait for up to 30 days before we can complete the bank merger. If, however, there are no adverse comments from the U.S. Department of Justice and we receive permission from the Office of the Comptroller of the Currency to do so, the bank merger may be completed on or after the 15th day after approval from the Office of the Comptroller of the Currency.

As of the date of this proxy statement/prospectus, all of the required regulatory applications have been filed. There can be no assurance as to whether all regulatory approvals will be obtained or as to the dates of the approvals. There also can be no assurance that the regulatory approvals received will not contain any condition, or carryover of any condition applicable to Highlands or The First National Bank of Jacksboro, that would increase any of the minimum regulatory capital requirements of ViewPoint following the merger or of ViewPoint Bank following the bank merger. It is a condition to ViewPoint’s obligation to complete the merger that no such regulatory condition be imposed. See “The Merger Agreement—Conditions to Completion of the Merger.”

Conditions to Completion of the Merger (see page 57)

The completion of the merger depends on a number of conditions being satisfied or, where permitted, waived, including:

•	approval of the merger agreement by Highlands’ shareholders;

•	approval for listing on the NASDAQ Stock Market of the shares of ViewPoint common stock to be issued in the merger;

•	absence of any injunction or other legal restraint blocking the merger or the bank merger;

•

receipt of all required regulatory approvals without any condition applicable to Highlands or The First National Bank of Jacksboro that would increase any of the minimum regulatory capital requirements of ViewPoint following the merger or of ViewPoint Bank following the bank merger;

•

accuracy, generally in all material respects, of ViewPoint’s and Highlands’ respective representations and warranties in the merger agreement on the date of the merger agreement and the closing date of the merger;

•	performance in all material respects by ViewPoint and Highlands of their respective obligations under the merger agreement;

•	as a condition to ViewPoint’s obligation to complete the merger, the termination of all outstanding options and warrants to purchase Highlands common stock;

•

as a condition to ViewPoint’s obligation to complete the merger, the absence of specified events that would prevent Kevin Hanigan from becoming President and Chief Executive Officer of ViewPoint upon completion of the merger;

•	as a condition to ViewPoint’s obligation to complete the merger, the exercise of dissenters’ rights by the holders of less than 10% of the outstanding shares of Highlands common stock;

•

as a condition to ViewPoint’s obligation to complete the merger, the consolidated tangible net worth of Highlands as of the last day of the calendar month next preceding the merger closing date being at least $57 million, plus the amount, if any, paid or credited to capital in connection with the exercise of options or warrants to purchase shares of Highlands common stock after the date of the merger agreement and the amount, if any, paid (if not charged against net worth) or to be paid by Highlands for the cancellation of stock options; and

•

as a condition to Highlands’ obligation to complete the merger, the receipt by Highlands an opinion of its legal counsel and a copy of the opinion rendered to ViewPoint by its legal counsel as to the U.S. federal income tax consequences of the merger.

No assurance can be given as to when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Non-Solicitation (see page 54)

Highlands has agreed that it generally will not solicit or encourage any inquiries or proposals regarding any acquisition proposals by third parties. Highlands may respond to an unsolicited proposal if the board of directors of Highlands determines that the proposal is reasonably likely to constitute or result in a transaction that is more favorable from a financial point of view to Highlands’ shareholders than the merger with ViewPoint and that the board’s failure to respond would or would be reasonably likely to result in a violation of its fiduciary duties. Highlands must promptly notify ViewPoint if it receives any acquisition proposals.

Termination of the Merger Agreement (see page 58)

ViewPoint and Highlands can jointly agree to terminate the merger agreement at any time. Either company may also terminate the merger agreement:

•

if a regulatory or other governmental authority denies approval of the merger or the bank merger and such denial has become final and non-appealable, provided that the denial is not due to the failure of the company seeking termination to perform any of its covenants under the merger agreement, or if a court or other governmental body issues a final, non-appealable order prohibiting the merger or the bank merger;

•

if the merger has not been completed by June 30, 2012, unless due to the failure of the company seeking termination to perform or observe its covenants and agreements set forth in the merger agreement;

•

if the other company breaches any representation, warranty, covenant or other agreement, which breach results in a failure to satisfy the closing conditions of the party seeking termination and such breach is not, or cannot be, timely cured, provided that the party seeking termination is not itself in material breach of the merger agreement; or

•

if the shareholders of Highlands fail to approve the merger agreement at the special meeting, provided that the provision described below giving ViewPoint the right to terminate the merger agreement is not applicable. If either party terminates the merger agreement following a failure by Highlands’ shareholders to approve the merger agreement, Highlands must pay ViewPoint a $2.5 million termination fee if (i) prior to the termination, a third party proposal to acquire Highlands or any of its significant subsidiaries has been publicly announced and (ii) within 270 days of the termination, Highlands or any of its significant subsidiaries either enters into a definitive agreement to be acquired in that transaction or that transaction is consummated.

In addition to the circumstances described above, ViewPoint will be entitled to terminate the merger agreement if the board of directors of Highlands fails to recommend that Highlands shareholders approve the merger agreement or changes such recommendation in a manner that is adverse to Viewpoint, or if Highlands materially breaches the provisions of the agreement on third party acquisition proposals. Immediately following such a termination by ViewPoint, Highlands must pay ViewPoint a $2.5 million termination fee. Highlands also may terminate the merger agreement prior to the shareholders of Highlands approving the merger agreement in order to enter into an agreement for a superior third party acquisition proposal, provided that Highlands has not materially breached the provisions of the merger agreement on third party acquisition proposals and has paid ViewPoint a $2.5 million termination fee.

Differences in Shareholder Rights (see page 68)

Highlands is incorporated under the laws of the State of Texas and Viewpoint is incorporated under the laws of the State of Maryland. The rights of holders of Highlands common stock are governed by Texas law and Highlands’ certificate of formation and bylaws and the rights of holders of ViewPoint common stock are governed by Maryland law and ViewPoint’s charter and bylaws. Some of the key differences between Texas law and Maryland law and between Highlands’ certificate of formation and bylaws and ViewPoint’s charter and bylaws are:

•

the total number of shares of authorized capital stock of ViewPoint is 100,000,000 shares (90,000,000 common and 10,000,000 preferred), compared to 12,000,000 shares for Highlands (10,000,000 voting common, 1,000,000 non-voting common and 1,000,000 preferred);

•

ViewPoint’s board of directors has the power to amend ViewPoint’s charter to change the number of authorized shares of capital stock without shareholder approval; such an amendment to Highlands’ certificate of formation would require approval by Highlands’ shareholders;

•

ViewPoint’s board of directors is divided into three classes, with the directors serving staggered three-year terms and approximately one-third of the directors elected by the shareholders annually; all of the directors of Highlands are elected by the shareholders annually; and

•

ViewPoint’s charter provides that no shareholder beneficially owning more than 10% of the outstanding shares of ViewPoint common stock may vote his or her shares in excess of that amount, and that certain business combinations with persons owning more than 10% of its outstanding shares require approval of the holders of at least 80% of the outstanding shares of common stock, unless either a majority of the disinterested directors have approved the transaction or certain fair price and procedure requirements are satisfied; no such provisions or similar provisions are contained in Highlands’ certificate of formation.

The rights of shareholders of Highlands and ViewPoint are described in detail under “Comparison of Shareholder Rights” beginning on page 68.

Listing of ViewPoint Shares

The shares of ViewPoint common stock to be issued in the merger will be listed for trading on the NASDAQ Global Select Market.

ViewPoint to Use Purchase Accounting

ViewPoint will account for the merger under the purchase method of accounting for business combinations under accounting principles generally accepted in the United States of America.

Per Share Market Price Information

ViewPoint common stock trades on the NASDAQ Global Select Market under the symbol “VPFG.” Highlands common stock not listed or traded on any established securities exchange or quotation system. The following table presents the closing sale price of ViewPoint common stock on December 7, 2011, the last trading day before the date of the public announcement of the merger agreement, and January 31, 2012, the last practicable trading day prior to the printing of this proxy statement/prospectus. The table also presents the equivalent value of the merger consideration per share of Highlands common stock on those dates, calculated by multiplying the closing price of ViewPoint common stock on those dates by the exchange ratio of 0.6636.

Date	ViewPoint Closing Price	Equivalent Highlands Per Share Value
December 7, 2011	$12.88	$8.55
January 31, 2012	$13.58	$9.01

The market price of ViewPoint common stock will fluctuate prior to the merger. You should obtain a current price quotation for ViewPoint common stock.

Highlands Will Hold its Special Meeting on March 7, 2012 (see page 21)

The special meeting of Highlands shareholders will be held at the Hilton Park Cities Hotel, 5954 Luther Lane, Dallas, Texas 75225, on March 7, 2012 at 9:30 a.m., local time. At the special meeting, Highlands shareholders will be asked to:

•	vote on the proposal to approve the merger agreement;

•

vote on any proposal of the Highlands board of directors to adjourn or postpone the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement; and

•	to transact any other business as may properly be brought before the special meeting or any adjournment or postponement of the special meeting.

You can vote at the special meeting if you owned Highlands voting common stock as of the close of business on January 31, 2012. On that date, there were 8,307,911 shares of Highlands voting common stock outstanding and entitled to vote, approximately 13.8% of which were owned and entitled to be voted by Highlands directors and executive officers and their affiliates. As of the record date, the directors and executive officers of ViewPoint did not own or have the right to vote any of the outstanding shares of Highlands common stock. You can cast one vote for each share of Highlands voting common stock you owned on that date.

In order to approve the merger agreement, the holders of at least two-thirds of the outstanding shares of Highlands voting common stock entitled to vote must vote in favor of doing so. Certain of Highlands’ directors and executive officers and their affiliates have entered into voting agreements with ViewPoint under which they have agreed to vote all of the shares over which they have voting power for approval of the merger agreement. A total of 2,537,415 shares of Highlands common stock, representing approximately 30.5% of the outstanding shares of Highlands common stock entitled to vote at the special meeting, are subject to these voting agreements.

STOCK PRICE AND DIVIDEND INFORMATION

ViewPoint common stock is traded on the NASDAQ Global Select Market under the symbol “VPFG.” Highlands common stock is not listed or traded on any established securities exchange or quotation system. The following table sets forth the reported high and low sales prices of shares of ViewPoint common stock, and the quarterly cash dividends per share of ViewPoint common stock declared, in each case for the periods indicated. Highlands has never paid cash dividends on its common stock. All share prices and dividends for periods prior to ViewPoint Bank’s June 2010 conversion from the mutual holding company to the full stock holding company form of ownership have been adjusted for the 1.4:1 exchange ratio on ViewPoint’s publicly held shares prior to the conversion. The term “publicly held shares” refers to the shares that were not held by ViewPoint MHC, which owned a majority of ViewPoint’s outstanding shares prior to the conversion. The high and low sales prices are based on intraday sales for the periods reported.

	ViewPoint Common Stock
	High	Low	Dividends
2012
First Quarter (through January 31, 2012)	$13.94	$13.06	$0.06

2011
Fourth Quarter	$13.40	$11.13	$0.05
Third Quarter	14.02	10.72	0.05
Second Quarter	14.05	11.95	0.05
First Quarter	13.75	11.37	0.05

2010
Fourth Quarter	$11.71	$9.16	$0.04
Third Quarter	9.65	8.88	0.04
Second Quarter	12.69	9.89	0.04
First Quarter	11.70	9.73	0.04

The holders of ViewPoint common stock receive dividends if and when declared by the ViewPoint board of directors out of legally available funds. The declaration and payment of dividends depends upon business conditions, operating results, capital and reserve requirements, regulatory limitations and consideration by the ViewPoint board of directors of other relevant factors. The primary source for dividends paid to ViewPoint shareholders is dividends paid to it from ViewPoint Bank. As a national bank, ViewPoint Bank must obtain the approval of the Office of the Comptroller of the Currency prior to paying a dividend if the total of all dividends declared by ViewPoint Bank any calendar year will exceed the sum of ViewPoint Bank’s net income for that year to date plus ViewPoint Bank’s retained net income for the preceding two years.

As of January 31, 2012, the outstanding shares of ViewPoint common stock were owned by approximately 1,869 record owners and the outstanding shares of Highlands common stock were owned by approximately 368 record owners.

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, including the discussion under “Risk Factors” in ViewPoint’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, you should carefully consider the following risk factors in deciding how to vote your shares.

Because the exchange ratio in the merger is fixed and the market price of ViewPoint common stock will fluctuate, you cannot be sure of the value of the merger consideration you will receive.

Upon completion of the merger, each share of Highlands common stock will be converted into the right to receive 0.6636 of a share of ViewPoint common stock, with cash paid in lieu of any fractional ViewPoint shares. There will be no adjustment to this exchange ratio for changes in the market price of ViewPoint common stock. Accordingly, any change in the market price of ViewPoint common stock will affect the value of the consideration you will be entitled to receive in the merger. The closing prices of ViewPoint common stock on December 7, 2011, the last trading day prior to the public announcement of the merger, and on January 31, 2012, the latest practicable date prior to the printing of this proxy statement/prospectus, were $12.88 and $13.58, respectively, resulting in implied values per Highlands share based on the exchange ratio of $8.55 and $9.01, respectively. Highlands does not have the right to terminate the merger agreement or to resolicit the vote of its shareholders solely because of changes in the market price of ViewPoint common stock.

ViewPoint common stock could decline in value after the merger. For example, during the twelve-month period ending on January 31, 2012 (the most recent practicable date before the printing of this proxy statement/prospectus), the closing price of ViewPoint common stock varied from a low of $10.81 to a high of $14.00 and ended that period at $13.58. The market value of ViewPoint common stock fluctuates based upon a variety of factors, including general market and economic conditions, ViewPoint’s business and prospects and other factors, many of which are beyond ViewPoint’s control.

ViewPoint may fail to realize all of the anticipated benefits of the merger.

The success of the merger will depend on, among other things, ViewPoint’s ability to realize anticipated cost savings and to combine the businesses of ViewPoint and Highlands in a manner that does not materially disrupt the existing customer relationships of our companies or result in decreased revenues from our customers. If ViewPoint is not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully, if at all, or may take longer to realize than expected.

ViewPoint and Highlands have operated and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits of the merger. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of ViewPoint and Highlands during the transition period and on the combined company following completion of the merger.

The value of ViewPoint common stock after the merger may be affected by factors different from those currently affecting the values of ViewPoint common stock or Highlands common stock.

The businesses of ViewPoint and Highlands differ in some respects and, accordingly, the results of operations of the combined company and the market value of the combined company’s common stock may be affected by factors different from those currently affecting the independent results of operations of each of ViewPoint or Highlands.

The termination fee and the restrictions on solicitation contained in the merger agreement may discourage others from trying to acquire Highlands.

Until the completion of the merger, with some exceptions, Highlands is prohibited from soliciting, initiating, encouraging or participating in any discussion of or otherwise considering any inquiries or proposals that may lead to an acquisition proposal, such as a merger or other business combination transaction, with any person other than ViewPoint. In addition, Highlands has agreed to pay a termination fee to ViewPoint in specified circumstances. These provisions could discourage other companies from trying to acquire Highlands even though those other companies might be willing to offer greater value to Highlands’ shareholders than ViewPoint has offered in the merger. The payment of the termination fee could also have a material adverse effect on Highlands’ financial condition. See “The Merger Agreement—Third Party Proposals” and “The Merger Agreement—Termination of the Merger Agreement.”

Highlands’ executive officers and directors have financial interests in the merger that are different from, or in addition to, the interests of Highlands shareholders.

Executive officers of Highlands negotiated the terms of the merger agreement with ViewPoint, and Highlands’ board of directors unanimously approved and recommended that Highlands shareholders vote to approve the merger agreement. In considering these facts and the other information contained in this proxy statement/prospectus, you should be aware that certain Highlands executive officers and directors have financial interests in the merger that are different from, or in addition to, the interests of Highlands’ shareholders generally. See “The Merger—Interests of Highlands Executive Officers and Directors in the Merger” for information about these financial interests.

The merger is subject to the receipt of consents and approvals from regulatory authorities that may impose conditions that could have an adverse effect on ViewPoint.

Before the merger can be completed, various approvals or consents must be obtained from bank regulatory authorities. These authorities may impose conditions on the completion of the merger or require changes to the terms of the merger. While ViewPoint and Highlands do not currently expect that any such conditions or changes will be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on or limiting the revenues of ViewPoint following the merger, any of which might have a material adverse effect on ViewPoint following the merger. Neither party is obligated to complete the merger if the regulatory approvals received in connection with the completion of the merger impose any condition applicable to Highlands or The First National Bank of Jacksboro that would increase any of the minimum regulatory capital requirements of ViewPoint following the merger or of ViewPoint Bank following the bank merger. See “The Merger Agreement—Conditions to Completion of the Merger.”

FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains or incorporates by reference a number of forward-looking statements regarding the financial condition, results of operations, earnings outlook and business prospects of ViewPoint, Highlands and the potential combined company and may include statements for the period following the completion of the merger. You can find many of these statements by looking for words such as “expects,” “projects,” “anticipates,” “believes,” “intends,” “estimates,” “strategy,” “plan,” “potential,” “possible” and other similar expressions. Statements about the expected timing, completion and effects of the merger and all other statements in this proxy statement/prospectus or in the documents incorporated by reference in this proxy statement/prospectus other than historical facts constitute forward-looking statements.

Forward-looking statements involve certain risks and uncertainties. The ability of either ViewPoint or Highlands to predict results or actual effects of its plans and strategies, or those of the combined company, is inherently uncertain. Accordingly, actual results may differ materially from those expressed in, or implied by, the forward-looking statements. Some of the factors that may cause actual results or earnings to differ materially from those contemplated by the forward-looking statements include, but are not limited to, those discussed under “Risk Factors” and those discussed in the filings of ViewPoint that are incorporated into this proxy statement/prospectus by reference, as well as the following:

•

the expected cost savings, synergies and other financial benefits from the merger might not be realized within the expected time frames or at all and costs or difficulties relating to integration matters might be greater than expected;

•

the requisite regulatory approvals for the merger and/or the approval of the merger agreement by the shareholders of Highlands might not be obtained or other conditions to completion of the merger set forth in the merger agreement might not be satisfied or waived;

•	changes in economic conditions;

•	legislative and regulatory changes;

•	fluctuations in interest rates;

•

the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses;

•	the ability to access cost-effective funding;

•	fluctuations in real estate values and both residential and commercial real estate market conditions;

•	demand for loans and deposits;

•	the industry-wide decline in mortgage production;

•	competition;

•	changes in business strategies;

•	the ability to adapt successfully to technological changes to meet customers’ needs and developments in the market place;

•	the costs, effects and outcomes of litigation;

•	changes in accounting principles, policies or guidelines; and

•	future acquisitions by ViewPoint of other depository institutions or lines of business.

Because these forward-looking statements are subject to assumptions and uncertainties, ViewPoint’s and Highlands’ actual results may differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this proxy statement/prospectus or the date of any document incorporated by reference in this proxy statement/prospectus.

All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement/prospectus and attributable to ViewPoint or Highlands or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. ViewPoint and Highlands undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events, unless obligated to do so under the federal securities laws.

SELECTED HISTORICAL FINANCIAL INFORMATION OF VIEWPOINT AND COMPARATIVE UNAUDITED PER SHARE DATA

Selected Historical Financial Information of ViewPoint

The following selected financial information is intended to help you in understanding certain financial aspects of the merger. The tables on the following pages present selected historical financial data for ViewPoint. The annual historical information for ViewPoint is derived from its audited consolidated financial statements as of and for each of the years ended December 31, 2006 through 2010. The information for ViewPoint as of and for the nine months ended September 30, 2011 and September 30, 2010 is derived from its unaudited consolidated interim financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring adjustments, which management of ViewPoint considers necessary for fair presentation of the financial position and results of operations for such periods in accordance with accounting principles generally accepted in the United States of America.

The information is only a summary and should be read with ViewPoint’s historical consolidated financial statements and related notes. ViewPoint’s audited consolidated financial statements as of December 31, 2010 and 2009 and for the years ended December 31, 2010, 2009 and 2008 are contained in its Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC and its unaudited consolidated financial statements at and for the nine months ended September 30, 2011 and 2010 are contained in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2011 filed with the SEC. See “Where You Can Find More Information” on page 80.

The historical results set forth below and elsewhere in this proxy statement/prospectus are not necessarily indicative of the future performance of ViewPoint.

Selected Historical Financial Information of ViewPoint:

	As of or for the Nine Months Ended September 30,		As of or for the Year Ended December 31,
	2011	2010	2010	2009	2008	2007	2006
	(Dollars in thousands, except per share data)
Selected Financial Condition Data:
Total assets	$3,235,278	$2,986,412	$2,941,995	$2,379,504	$2,213,415	$1,658,204	$1,529,760
Loans held for sale	691,204	589,442	491,985	341,431	159,884	13,172	3,212
Loans receivable, net	1,149,626	1,100,516	1,092,114	1,108,159	1,239,708	908,650	965,452
Securities available for sale, at fair value	655,925	789,744	717,497	484,058	483,016	542,875	324,523
Securities held to maturity, at amortized cost	539,257	268,459	432,519	254,724	172,343	20,091	11,271
FHLB stock	29,210	20,943	20,569	14,147	18,069	6,241	3,724
Bank-owned life insurance	28,904	28,422	28,501	28,117	27,578	26,497	—
Deposits	2,073,627	2,028,957	2,017,550	1,796,665	1,548,090	1,297,593	1,234,881
Borrowings	706,761	510,644	496,219	347,504	435,841	128,451	55,762
Shareholders’ equity	406,686	393,931	396,589	205,682	194,139	203,794	214,778

Selected Operations Data:
Total interest income	$84,887	$84,027	$115,385	$107,906	$96,795	$84,232	$72,726
Total interest expense	26,466	33,964	44,153	49,286	46,169	41,121	31,386

Net interest income	58,421	50,063	71,232	58,620	50,626	43,111	41,340
Provision for loan losses	2,741	3,790	5,119	7,652	6,171	3,268	2,565

Net interest income after provision for loan losses	55,680	46,273	66,113	50,968	44,455	39,843	38,775

Service charges and fees	14,027	13,838	18,505	18,954	19,779	22,389	20,589
Net gain on sale of loans	5,538	9,517	13,041	16,591	9,390	1,298	199
Gain on redemption of Visa, Inc. shares	—	—	—	—	771	—	—
Impairment of collateralized debt obligations	—	—	—	(12,246)	(13,809)	—	—
Gain on sale of available for sale securities	3,415	—	—	2,377	—	—	—
Other non-interest income	1,330	1,424	1,918	1,523	2,733	2,238	2,646

Total non-interest income	24,310	24,779	33,464	27,199	18,864	25,925	23,434

Total non-interest expense	55,696	54,219	73,146	74,537	68,911	57,957	56,080

Income (loss) before income tax expense (benefit)	24,294	16,833	26,431	3,630	(5,592)	7,811	6,129
Income tax expense (benefit)(1)	7,740	5,524	8,632	960	(2,277)	2,744	(3,557)

Net income (loss)(1)	$16,554	$11,309	$17,799	$2,670	$(3,315)	$5,067	$9,686

(1)	Until its conversion to a federally chartered savings bank on January 1, 2006, ViewPoint Bank was a credit union, generally exempt from federal and state income taxes. As a result of the change in tax status on January 1, 2006, ViewPoint Bank recorded a deferred tax asset in the amount of $6.6 million, as well as a related tax benefit in the income statement of $6.1 million.

Selected Historical Financial Information of ViewPoint (continued)

	As of or for the Nine Months Ended September 30,		As of or for the Year Ended December 31,
	2011	2010	2010	2009	2008	2007	2006
Selected Financial Ratios and Other Data (Unaudited):

Performance Ratios(1):
Return on assets (ratio of net income (loss) to average total assets)	0.77%	0.58%	0.66%	0.12%	-0.17%	0.32%	0.65%
Return on equity (ratio of net income (loss) to average equity)	5.40%	5.37%	5.69%	1.34%	-1.65%	2.40%	6.76%
Interest rate spread:
Average during period	2.55%	2.42%	2.49%	2.37%	2.28%	2.14%	2.41%
End of period	2.28%	2.01%	2.20%	2.29%	2.09%	2.14%	2.19%
Net interest margin	2.84%	2.74%	2.80%	2.72%	2.85%	2.92%	3.00%
Non-interest income to operating revenue	22.26%	22.77%	22.48%	20.13%	16.31%	23.53%	24.37%
Operating expense to average total assets	2.57%	2.78%	2.71%	3.26%	3.63%	3.62%	3.79%
Efficiency ratio(2)	69.33%	72.12%	69.87%	76.01%	82.73%	83.95%	86.58%
Average interest earning assets to average interest bearing liabilities	122.38%	116.88%	118.11%	115.14%	121.73%	127.92%	125.57%
Dividend payout ratio	31.56%	21.82%	21.70%	92.58%	N/M *	41.74%	N/A

Asset Quality Ratios:
Non-performing assets to total assets at end of period	0.60%	0.68%	0.69%	0.66%	0.17%	0.18%	0.13%
Non-performing loans to total loans	1.50%	1.57%	1.59%	1.04%	0.18%	0.23%	0.14%
Allowance for loan losses to non- performing loans	94.82%	83.14%	84.22%	105.44%	409.02%	293.29%	487.78%
Allowance for loan losses to total loans	1.42%	1.31%	1.34%	1.10%	0.73%	0.67%	0.67%

Capital Ratios(1):
Equity to total assets at end of period	12.57%	13.19%	13.48%	8.64%	8.77%	12.29%	14.04%
Average equity to average assets	14.18%	10.79%	11.59%	8.73%	10.59%	13.22%	9.69%
Total capital to risk-weighted assets(3)	16.98%	19.79%	18.42%	15.27%	11.18%	16.36%	16.34%
Tier 1 capital to risk-weighted assets(3)	16.24%	18.92%	17.61%	14.39%	10.58%	15.79%	15.71%
Tier 1 capital to adjusted total assets(3)	9.43%	9.33%	9.73%	7.99%	7.02%	9.75%	10.16%

Other Data:
Number of community bank offices	25	23	23	23 (4)	30	28	31
Number of loan production offices	10	15	14	15	15	9	3

*	Number is not meaningful.
(1)	With the exception of end-of-period ratios, all ratios are based on average daily balances and are annualized where appropriate.
(2)	Calculated by dividing total non-interest expense by net interest income plus non-interest income, excluding gain (loss) on sale of foreclosed assets, impairment of goodwill, gains from securities transactions and other nonrecurring items.
(3)	Calculated at the ViewPoint Bank level, which is subject to the capital adequacy requirements of the Office of the Comptroller of the Currency.
(4)	In 2009, ViewPoint Bank opened three new full-service community bank offices in Grapevine, Frisco and Wylie, Texas. On January 2, 2009, ViewPoint announced plans to expand its community banking network by opening more free-standing, full-service community bank offices and transition away from limited-service grocery store banking centers. As a result, ViewPoint closed ten in-store banking centers located in Carrollton, Dallas, Garland, Plano, McKinney, Frisco and Wylie in 2009.

Comparative Unaudited Pro Forma Per Share Data

The table below sets forth the book value per share, cash dividends per share, and basic and diluted earnings (loss) per share data for each of ViewPoint and Highlands on a historical basis, for ViewPoint on a pro forma combined basis and on a pro forma combined basis for Highlands equivalent shares. The Pro Forma Highlands Equivalent Shares data shows the effect of the merger from the perspective of an owner of Highlands common stock. The pro forma combined and pro forma per equivalent shares information give effect to the merger as if the merger had been effective on the dates presented in the case of the book value per share data, and as if the merger had been effective as of January 1, 2010, in the case of the cash dividends paid per common share and earnings (loss) per share data. The pro forma data combine the historical results of Highlands into ViewPoint’s consolidated statement of income and, while certain adjustments were made for the estimated impact of certain fair value adjustments and other merger-related activity, they are not indicative of what could have occurred had the merger taken place on January 1, 2010.

The pro forma financial information in the table below is provided for illustrative purposes, does not include any projected cost savings, revenue enhancements or other possible financial benefits of the merger to the combined company and does not attempt to suggest or predict future results. This information also does not necessarily reflect what the historical financial condition or results of operations of the combined company would have been had ViewPoint and Highlands been combined as of the dates and for the periods shown.

	ViewPoint Historical	Highlands Historical	Pro Forma Combined Amounts for ViewPoint		Pro Forma Highlands Equivalent Shares(1)
Book value per share at September 30, 2011	$11.87	$8.42	$11.81	(2)	$7.84
Book value per share at December 31, 2010	$11.38	$8.11	11.42	(2)	$7.58

Cash dividends paid per common share for the nine months ended September 30, 2011	$0.15	—	$0.15	(3)	$0.10
Cash dividends paid per common share for the year ended December 31, 2010	$0.16	—	$0.16	(3)	$0.11

Basic and diluted earnings per share for the nine months ended September 30, 2011	$0.51	$0.09	$0.49	(4)	$0.32
Basic and diluted earnings (loss) per share for the year ended December 31, 2010	$0.59	$(1.32)	$0.28	(4)	$0.19

(1)	Calculated by multiplying the Pro Forma Combined Amounts for ViewPoint by the exchange ratio of 0.6636.
(2)	Calculated by dividing the total pro forma combined ViewPoint and Highlands equity by total pro forma combined common shares outstanding at the end of the period.
(3)	Represents the historical cash dividends per share paid by ViewPoint for those periods.
(4)	Pro forma earnings per common share are based on pro forma combined net income and pro forma combined weighted average shares outstanding during the period.

INFORMATION ABOUT THE SPECIAL MEETING OF HIGHLANDS SHAREHOLDERS

This section contains information about the special meeting that Highlands has called to allow its shareholders to vote on the approval of the merger agreement. The Highlands board of directors is mailing this proxy statement/prospectus to you, as a Highlands shareholder, on or about February 7, 2012. Together with this proxy statement/prospectus, the Highlands board is also sending to you a notice of the special meeting of Highlands shareholders and a form of proxy that the Highlands board is soliciting for use at the special meeting and at any adjournments or postponements of the special meeting.

Time, Date, and Place

The special meeting is scheduled to be held on March 7, 2012 at 9:30 a.m., local time, at the Park Cities Hotel, 5954 Luther Lane, Dallas, Texas 75225.

Matters to be Considered at the Meeting

At the special meeting, Highlands shareholders will be asked to consider and vote upon:

•	a proposal to approve the merger agreement;

•

any proposal of the Highlands board of directors to adjourn or postpone the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement; and

•	any other matters properly brought before the special meeting or any adjournment or postponement of the special meeting.

At this time, the Highlands board of directors is unaware of any other matters that may be presented for action at the special meeting. If any other matters are properly presented, however, and you have completed, signed and submitted your proxy, the person(s) named as proxy will have the authority to vote your shares in accordance with his or her judgment with respect to such matters. A copy of the merger agreement is included in this proxy statement/prospectus as Appendix A, and we encourage you to read it carefully in its entirety.

Recommendation of the Highlands Board of Directors

The Highlands board of directors unanimously recommends that Highlands shareholders vote “FOR” approval of the merger agreement and “FOR” approval of any proposal of the Highlands board of directors to adjourn or postpone the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement. See “The Merger–Highlands’ Reasons for the Merger; Recommendation of Highlands’ Board of Directors” for a more detailed discussion of the Highlands board of directors’ recommendation.

Record Date and Quorum

January 31, 2012 has been fixed as the record date for the determination of the Highlands shareholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. At the close of business on the record date, there were 8,307,911 shares of Highlands voting common stock outstanding and entitled to vote at the special meeting, held by 368 holders of record.

A quorum is necessary to transact business at the special meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Highlands common stock entitled to vote at the special meeting is necessary to constitute a quorum. Shares of Highlands common stock represented at the special meeting but not voted, including shares that a shareholder abstains from voting and shares held in “street name” with a bank, broker or other nominee for which a shareholder does not provide voting instructions, will be counted for purposes of establishing a quorum. Once a share of common stock is represented at the special meeting, it will be counted for the purpose of determining a quorum not only at the special meeting but also at any adjournment or postponement of the special meeting. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned or postponed.

Required Vote

The affirmative vote of the holders of at least two-thirds of the outstanding shares of Highlands common stock entitled to vote at the special meeting is necessary to approve the merger agreement. With respect to the proposal to approve the merger agreement, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you vote to abstain or if you fail to vote, this will have the same effect as voting against approval of the merger agreement.

A proposal of the Highlands board of directors to adjourn or postpone the special meeting, if necessary, to solicit additional proxies requires the affirmative vote of the holders of a majority of the shares of Highlands common stock represented in person or by proxy at the special meeting. Abstentions on this proposal will have the same effect as voting against the proposal. A failure to vote on this proposal will have no effect on the outcome of the vote on this proposal.

Each share of Highlands voting common stock you own as of the record date for the special meeting entitles you to one vote at the special meeting on all matters properly presented at the meeting.

How to Vote - Shareholders of Record

Voting in Person. If you are a shareholder of record, you can vote in person by submitting a ballot at the special meeting. Nevertheless, we recommend that you vote by proxy as promptly as possible, even if you plan to attend the special meeting. This will ensure that your vote is received. If you attend the special meeting, you may vote by ballot, thereby canceling any proxy previously submitted.

Voting by Proxy. Your proxy card includes instructions on how to vote by mailing in the proxy card. If you choose to vote by proxy, please mark each proxy card you receive, sign and date it, and promptly return it in the envelope enclosed with the proxy card. If you sign and return your proxy without instruction on how to vote your shares, your shares will be voted “FOR” approval of the merger agreement and “FOR” approval of any proposal to adjourn or postpone the special meeting, if necessary. Please do not send in your Highlands stock certificates with your proxy card. If the merger is completed, you will receive a separate letter of transmittal and instructions on how to surrender your Highlands stock certificates for the merger consideration.

How to Vote - Shares Held in “Street Name”

If your shares of Highlands common stock are held through a bank, broker or other nominee, you are considered the beneficial owner of such shares held in “street name.” In such case, this proxy statement/prospectus has been forwarded to you by your bank, broker or other nominee, who is considered, with respect to such shares, the shareholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote the shares by following the voting instructions that they have sent, or will send, to you. Without specific instructions from you, your bank, broker or other nominee is not empowered to vote your shares on the proposal to approve the merger agreement or any proposal of the Highlands board of directors to adjourn or postpone the special meeting, if necessary. Not voting these shares will have the effect of voting against these proposals. Alternatively, if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a proxy executed in your favor by your bank, broker or other nominee.

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND PROMPTLY RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE. SHAREHOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXIES BY VOTING IN PERSON.

Revocation of Proxies

You can revoke your proxy at any time before your shares are voted. If you are a shareholder of record, you can revoke your proxy by:

•	submitting another valid proxy bearing a later date;

•	attending the special meeting and voting your shares in person; or

•	delivering prior to the special meeting a written notice of revocation to Highlands’ corporate secretary.

Attendance at the special meeting will not, in and of itself, constitute revocation of a proxy.

If you hold your shares in street name with a bank, broker or other nominee, you must follow the directions you receive from your bank, broker or other nominee to change your vote. Your last vote will be the vote that is counted.

Shares Subject to Voting Agreements; Shares Held by Directors and Executive Officers

A total of 2,537,415 shares of Highlands common stock, representing approximately 30.5% of the outstanding shares of Highlands common stock entitled to vote at the special meeting, are subject to voting agreements between ViewPoint and certain of Highlands’ directors and executive officers (Lawrence Bates, Michael Dardick, Kevin Hanigan, Bruce Hunt, George Killebrew, Curtis McClymond and Todd Williams), as well as NLM Capital Partners II, L.P., Highlands’ largest shareholder. The persons who entered into voting agreements have agreed to vote for approval of the merger agreement all shares over which they have voting power and to use their reasonable best efforts to cause to be voted for approval of the merger agreement all shares over which their immediate family members have voting power. The 2,537,415 shares referred to above as being subject to voting agreements includes both shares as to which the persons who are parties to the voting agreements have direct voting power as well as shares as to which such persons are obligated to use their reasonable best efforts to cause to be voted for approval of the merger agreement. Each person who entered into a voting agreement has further agreed not to sell or otherwise transfer any shares of Highlands common stock until after the special meeting, other than a transfer to a charitable organization or to a lineal descendent or spouse (or to a trust or other entity established for the benefit of a lineal descendent or spouse), provided that the transferee agrees in writing to be bound by the voting agreement.

As of the record date, Highlands’ directors and executive officers and their affiliates beneficially owned and were entitled to vote, in the aggregate, a total of 1,143,709 shares of Highlands common stock (excluding shares issuable upon the exercise of outstanding options and warrants), representing approximately 13.8% of the outstanding shares of Highlands common stock entitled to vote at the special meeting. For more information about the beneficial ownership of Highlands common stock by each greater than 5% beneficial owner of Highlands common stock, each director and executive officer of Highlands and all Highlands directors and executive officers as a group, see “The Companies—Highlands–Stock Ownership of Principal Shareholders, Management, and Directors.”

Solicitation of Proxies

The proxy for the special meeting is being solicited on behalf of the board of directors of Highlands. Highlands will bear the entire cost of soliciting proxies from you. All other costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby are to be paid by the party incurring such expenses. Proxies will be solicited principally by mail, but may also be solicited by the directors, officers, and other employees of Highlands in person or by telephone, facsimile or other means of electronic communication. Directors, officers, and employees will receive no compensation for these activities in addition to their regular compensation, but may be reimbursed for out-of-pocket expenses in connection with such solicitation.

Attending the Meeting

All holders of Highlands common stock, including shareholders of record and shareholders who hold their shares in street name through banks, brokers or other nominees, are cordially invited to attend the special meeting. Shareholders of record can vote in person at the special meeting. If you are not a shareholder of record and would like to vote in person at the special meeting, you must produce a proxy executed in your favor by the record holder of your shares. In addition, you must bring a form of personal photo identification with you in order to be admitted at the special meeting. We reserve the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the special meeting is prohibited without Highlands’ express written consent.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed, including for the purpose of soliciting additional proxies, if there are insufficient votes at the time of the special meeting to approve the proposal to approve the merger agreement or if a quorum is not present at the special meeting. Other than an announcement to be made at the special meeting of the time, date and place of an adjourned meeting, an adjournment generally may be made without notice. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow the shareholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy or vote, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card or voting instructions, please call Noreen Skelly at (214) 368-8500.

THE MERGER

Background of the Merger

On May 11, 2011, ViewPoint publicly announced the intention of Garold Base, its President and Chief Executive Officer, to retire at the end of 2011. C.K. Lee, a Managing Director of Commerce Street Capital, LLC, or CSC, an investment banking firm and affiliate of a significant shareholder in Highlands, initiated discussions with Kevin Hanigan, Chairman and Chief Executive Officer of Highlands, regarding ViewPoint’s need for a new chief executive officer and whether there might be the potential for a transaction between Highlands and ViewPoint, including an opportunity to add to Highlands’ commercial lending platform through ViewPoint’s larger presence in North Texas. Mr. Lee agreed to contact James McCarley, Chairman of ViewPoint’s board of directors, to gauge ViewPoint’s interest in a possible business combination of the two companies.

On May 17, Mr. Lee and Mr. Hanigan met with Mr. McCarley in Austin to discuss a potential business combination of Highlands and ViewPoint. Mr. Hanigan informed Highlands’ board of directors about these preliminary discussions on May 24. Highlands’ board of directors authorized Mr. Hanigan to continue informal discussions with ViewPoint.

On June 27, Mr. Hanigan, Jim Collet and Bruce Hunt, directors of Highlands, and Mr. Lee met in Dallas with Mr. McCarley and further discussed the merits of a potential business combination between Highlands and ViewPoint. Mr. McCarley said that ViewPoint’s top priority was to appoint a new chief executive officer, but acknowledged that appointing one from an “in-market” bank might be strategically advisable. Mr. Hanigan expressed his reservations to Mr. McCarley about becoming the chief executive officer of ViewPoint outside of the context of an acquisition of Highlands in which the Highlands shareholders were given an opportunity to participate in the combined company.

On July 12, following the annual meeting of Highlands’ shareholders, at the request of Highlands’ board of directors, representatives of Morgan Stanley & Co. LLC, or Morgan Stanley gave a presentation to the Highlands board of directors concerning Texas banking. In the presentation, the representatives of Morgan Stanley discussed the merits of mergers and acquisitions as a means to increase the scale of a bank’s operations. In an executive session of the Highlands board of directors that followed, in which Mr. Hanigan, Mr. Hunt, Mr. Collet, Michael Dardick, George Killebrew, Curt McClymond, Todd Williams and Scott Almy from the Almy Law Firm, PLLC, outside counsel to Highlands, were present, the representatives of Morgan Stanley discussed the potential benefits of combining Highlands and ViewPoint. Highlands’ board of directors agreed to continue discussions with ViewPoint about a merger of the two companies where Mr. Hanigan would serve as chief executive officer of the surviving entity. At the conclusion of the executive session, the board then established a special committee, consisting of Mr. Hunt, Mr. Collet and another independent director, Mr. Killebrew, to negotiate the terms of a transaction should one be presented by ViewPoint.

On July 18, Highlands and Viewpoint entered into a non-disclosure agreement. Additionally, the Highlands board of directors authorized Mr. Hanigan to provide information to ViewPoint regarding Highlands and continue discussions regarding a potential merger.

The special committee held a conference call on July 21 to consider hiring a financial advisor for the potential merger with ViewPoint. The special committee specifically discussed retaining CSC as a financial advisor, but recognized that, although CSC’s interests would be generally aligned with the shareholders of Highlands in any merger or sale transaction, Highlands should also seek advice from another financial advisory firm. Following this meeting, the special committee of Highlands began to consider additional financial advisory firms.

On August 15, the special committee held another conference call attended by Mr. Hanigan and Mr. Almy to discuss further retaining CSC as a financial advisor. In the meeting, the committee determined that it would be beneficial to Highlands to retain CSC as a financial advisor given CSC’s familiarity with Highlands and its significant expertise regarding Texas financial institutions, though the special committee continued to believe that given CSC’s affiliation with a significant Highlands shareholder, Highlands should additionally engage a second financial advisor. The special committee also authorized Mr. Hanigan to negotiate the terms of an engagement with CSC.

On August 16, Mr. Hanigan and Mr. Lee met with Mr. McCarley and provided him with their analysis of the potential cost savings and improved efficiencies if ViewPoint and Highlands combined.

On August 22, Highlands engaged CSC as exclusive financial advisor for the ViewPoint transaction, with the understanding that Highlands would secure the services of another financial advisor to render an opinion on the fairness of the transaction, from a financial point of view. The following week, CSC began to work with ViewPoint’s financial advisor, Sandler O’Neill & Partners, L.P., or Sandler O’Neill, to exchange financial information in an effort to advance the due diligence of the two companies.

On September 21, Mr. Hanigan and several other candidates interviewed for the position of chief executive officer of ViewPoint with ViewPoint’s independent directors, search firm John M. Floyd & Associates and other ViewPoint advisors. The following day, Mr. McCarley called Mr. Hanigan to inform him that ViewPoint’s board of directors had decided not to pursue a merger with Highlands but remained interested in Mr. Hanigan as chief executive officer. Mr. McCarley gave Mr. Hanigan until the following Monday, September 26, to decide whether to continue as a candidate. Immediately following the call, Mr. Hanigan called a meeting of Highland’s special committee, attended by Mr. Hunt and Mr. Collet, and disclosed ViewPoint’s position. Mr. Hanigan affirmed his prior position that he was not interested in becoming the chief executive officer of ViewPoint unless ViewPoint was willing to enter into a transaction that was fair and beneficial to Highlands’ shareholders. Accordingly, Mr. Hanigan then told the special committee that he planned to remove himself from consideration as ViewPoint’s chief executive officer. Mr. Hanigan formally withdrew himself from consideration as ViewPoint’s chief executive officer during a phone call with Mr. McCarley on September 23.

On September 28, Mr. Lee and William Gross, also of CSC, met with Mr. McCarley in Dallas and sought feedback regarding the decision of ViewPoint’s board of directors not to pursue a merger with Highlands. The conversation turned to the possibility of a stock-for-stock merger based on the tangible book values of Highlands’ and Viewpoint’s common stock. Mr. McCarley agreed to discuss this idea with ViewPoint’s board of directors, and Mr. Lee and Mr. Gross visited Highlands’ executive offices later that day to discuss the concept with Mr. Hanigan. That same day, after meeting with Mr. Lee and Mr. Gross, Mr. Hanigan called a meeting of the special committee to consider the potential stock-for-stock merger based upon the tangible book value of the two companies. The special committee considered the merits of the transaction and agreed that it would be advisable to continue to investigate such a transaction with ViewPoint. At the special committee’s request, Mr. Hunt called Mr. McCarley and indicated that Highlands would consider the transaction further, but only if ViewPoint’s board of directors gave some indication of ViewPoint’s continued interest in pursuing a merger.

Mr. McCarley called Mr. Hunt on October 3 and indicated that ViewPoint’s board of directors was interested in beginning more formal due diligence for a merger with Highlands, if Highlands were also interested. Mr. Hunt assured Mr. McCarley that Highlands was also interested and would allow Mr. Hanigan to continue to interview with ViewPoint regarding the chief executive officer position at ViewPoint in the context of a merger with Highlands. Mr. McCarley then called Mr. Hanigan and invited him to interview a second time for the chief executive officer position, along with what were then the other two remaining candidates for the position. Mr. Hanigan received approval from special committee members Mr. Hunt and Mr. Collet before accepting Mr. McCarley’s invitation to interview.

On October 6, interviews were conducted with Mr. Hanigan and the two other candidates by members of ViewPoint’s board and senior management.

During the week of October 10, Mr. Hanigan and Mr. Almy contacted Glen Hettinger and Bryn Sappington of Fulbright & Jaworski, L.L.P., or Fulbright, to discuss Fulbright’s potential representation of Highlands in a transaction with ViewPoint. Mr. Hanigan asked Fulbright and Mr. Almy to make a presentation to Highlands’ board of directors the following week regarding the directors’ fiduciary duties and other applicable laws in connection with such a transaction.

On October 14, Mr. McCarley made separate phone calls to Mr. Hanigan and Mr. Hunt and informed them that ViewPoint’s board of directors had agreed to continue the formal due diligence process regarding a potential stock-for-stock merger with Highlands.

On October 18, the board of directors of Highlands met with representatives of CSC, including Mr. Lee, representatives of Morgan Stanley (who participated by telephone), Mr. Hettinger and Mr. Sappington of Fulbright, and Mr. Almy to discuss the merits of a potential stock-for-stock merger between Highlands and ViewPoint based upon the relative tangible book values of the two entities as well as the merits and risks associated with continuing Highlands’ existing strategy of growing Highlands’ business in the absence of such a transaction. At the meeting, CSC gave a presentation concerning various methods of achieving Highlands’ existing growth strategy, including organic growth, acquisitions, a combination of organic growth and acquisitions, and merging with ViewPoint. The general terms of a potential merger with ViewPoint were then presented to the board. Additionally, Fulbright and Mr. Almy made a presentation to the board regarding the directors’ fiduciary duties to Highlands’ shareholders and the requirements and potential timing of a stock-for-stock merger transaction with ViewPoint. Following these presentations, Highlands’ board of directors agreed to continue discussions with ViewPoint and commence formal due diligence for the transaction.

On October 19, CSC distributed a draft of a term sheet outlining key deal provisions to Highlands and ViewPoint. The following day, the companies began to populate electronic data rooms to facilitate the due diligence process.

During the following weeks, the companies engaged in mutual due diligence investigations, including management presentations.

On November 14, Highlands entered into a formal engagement letter with Fulbright that set forth the details of Highlands’ legal representation in the merger. That afternoon, ViewPoint’s board of directors met to discuss the status of the transaction.

Additionally, during the week of November 14, Highlands contacted FBR regarding the potential engagement of FBR by Highlands as an additional financial advisor in connection with the potential sale of all or a material portion of the assets or liabilities or capital stock of Highlands to ViewPoint. Highlands contacted FBR because of FBR’s experience, reputation, and familiarity with the Highlands’ business and because FBR was not affiliated with Highlands or any of its significant shareholders and Highlands believed FBR would be able to provide it with independent financial advice.

On November 16, Mr. Hanigan, Mr. Hunt and Mr. Lee attended a meeting in Dallas with Mr. McCarley, Anthony LeVecchio, Vice Chairman of ViewPoint’s board of directors, and Chris Murray, a Managing Director at Sandler O’Neill. The group discussed a number of issues relating to the tangible book value of Highlands’ common shares and the value of Highlands’ deferred tax assets. Based on differing views of the value of Highlands’ deferred tax assets, the range of exchange ratios discussed was between 0.6458 (as suggested by ViewPoint) and 0.6735 (as suggested by Highlands) of a share of ViewPoint common stock for each share of Highlands common stock. Later that day, CSC and Sandler O’Neill held further discussions in an effort to narrow this range.

On November 18, Highlands’ board of directors met with Mr. Almy and representatives from CSC and Fulbright to further consider the exchange ratio and other potential terms of the merger. At the conclusion of the meeting, the board of directors authorized Mr. Hunt to approach Mr. McCarley about increasing the exchange ratio and other issues relating to corporate governance and culture. Mr. Hunt and Mr. McCarley met later that day to discuss these items. Mr. McCarley called Mr. Hunt two days later, on November 20, and proposed an exchange ratio of 0.6636 of a share of ViewPoint common stock for each share of Highlands common stock. Mr. Hunt agreed to call a meeting of Highlands’ board of directors to consider this proposed exchange ratio.

On November 22, Silver, Freedman & Taff, L.L.P., or Silver Freedman, ViewPoint’s outside counsel, circulated an initial draft of the merger agreement and a form of voting agreement to Fulbright and Highlands. That same day, Highlands entered into an engagement letter with FBR pursuant to which FBR was engaged as an additional financial advisor in connection with the potential sale of all or a material portion of the assets or liabilities or capital stock of Highlands to ViewPoint.

On November 23, Mr. Hanigan and the Highlands’ special committee held a conference call to discuss the issues raised by the draft merger agreement sent by Silver Freedman the day before. Representatives of CSC, Mr. Almy, and Mr. Hettinger and Mr. Sappington of Fulbright participated by telephone. During the meeting, Mr.

Hanigan, Fulbright and Mr. Almy discussed several important issues from the draft merger agreement, including the amount of the break-up fee sought by ViewPoint, which was $2.9 million, and conditions to ViewPoint’s obligations to consummate the merger. In addition, CSC and members of the board discussed the amount of the exchange ratio. The special committee authorized Mr. Hanigan to continue negotiations with ViewPoint on these matters with the assistance of Fulbright, Mr. Almy and CSC.

On November 29, Fulbright circulated a revised draft of the merger agreement to ViewPoint reflecting changes sought by Highlands. Later that day, representatives from ViewPoint circulated the first draft of a proposed employment agreement between Mr. Hanigan and ViewPoint which provided for Mr. Hanigan to serve as ViewPoint’s chief executive officer. After sending a draft of the agreement to Mr. Collet to review, Mr. Hanigan discussed the employment contract with Mr. McCarley the next day.

On December 1, representatives of ViewPoint, including Mr. McCarley and Mr. Base, and Silver Freedman met with representatives of Highlands, including Mr. Hanigan, Mr. Almy and Fulbright at ViewPoint’s headquarters in Plano. During the meeting, the parties negotiated regarding the unresolved portions of the merger agreement, including the size of the break-up fee, which was reduced to $2.5 million and further reduced to $1.25 million if the merger agreement were terminated for a competing transaction in the first 30 days following execution, and the conditions to ViewPoint’s obligations to consummate the merger, which were narrowed. After the meeting, Mr. Hanigan called Mr. Hunt to discuss further the remaining significant open points in the merger agreement. Mr. Hanigan and Mr. Hunt subsequently called Mr. McCarley, and were able to agree on a version of the merger agreement that was substantially close to final.

From December 2 through December 5, Fulbright and Silver Freedman continued to exchange drafts of the merger agreement and negotiate the language of the merger agreement to conform to the terms discussed between Mr. Hanigan, Mr. Hunt and Mr. McCarley on December 1.

On December 5, Mr. Hanigan circulated a substantially final version of the merger agreement to Highlands’ board of directors, as well as information and materials prepared by Highlands’ legal and financial advisors to assist the Highlands board of directors in evaluating the proposed merger.

On December 6, Highlands’ special committee met to discuss the merger agreement. Also present at the meeting were Mr. Hanigan, Highlands executives Chuck Eikenberg and Noreen Skelly, Mr. Almy, Mr. Hettinger and Mr. Sappington of Fulbright, Mr. Lee and other representatives of CSC, and a representative of FBR. Fulbright provided the committee members with a summary of the terms of the merger agreement and answered questions from attendees. Following this discussion, a representative of FBR then reviewed and discussed FBR’s financial analyses with respect to Highlands and the proposed merger and the opinion it was prepared to render with respect to the fairness, from a financial point of view, to the holders of Highlands common stock of the exchange ratio pursuant to the merger agreement. After these discussions, Mr. Lee of CSC made a detailed presentation regarding CSC’s analysis of the financial terms of the proposed merger. Following this presentation, Mr. Lee delivered CSC’s oral opinion, later confirmed in writing, that as of the date of the opinion, the merger consideration to be received by the shareholders of Highlands pursuant to the merger agreement is fair, from a financial point of view. That same day, the Highlands board met to hear a report of the special committee. Also present at the meeting were Mr. Hanigan, Highlands executives Chuck Eikenberg and Noreen Skelly, Mr. Almy, Mr. Hettinger and Mr. Sappington of Fulbright, Mr. Lee and other representatives of CSC and a representative of FBR. Following a report by Mr. Hunt on behalf of the special committee, FBR reviewed and discussed FBR’s financial analyses with respect to Highlands and the proposed merger and, at the request of the Highlands board of directors, rendered its oral opinion (which was later confirmed in writing by delivery of FBR’s written opinion dated December 7, 2011), with respect to the fairness, from a financial point of view, to the holders of Highlands common stock of the exchange ratio pursuant to the merger agreement. CSC then provided its detailed reports, and offered its oral opinion, later confirmed in writing, that as of the date of the opinion, the merger consideration to be received by the shareholders of Highlands pursuant to the merger agreement is fair, from a financial point of view.

On December 7, the special committee of Highlands’ board of directors met by telephone. Also present at the meeting were Mr. Almy, Mr. Hettinger and Mr. Sappington of Fulbright and representatives of CSC and FBR. At the meeting, the special committee voted unanimously to (i) determine that the merger agreement and the merger are fair and in the best interest of Highlands and its shareholders, (ii) approve the merger agreement and the merger, and (iii) recommend that the full Highlands board of directors approve the merger agreement and the merger. Immediately following the meeting of Highlands’ special committee, Highlands’ full board of directors met by telephone. After receiving the unanimous recommendation of the special committee, the Highlands board of directors voted unanimously to (i) determine that the merger is fair, advisable and in the best interest of Highlands and its shareholders, (ii) approve the merger and the merger agreement, and (iii) submit the merger agreement to Highlands’ shareholders along with the board’s recommendation that the shareholders approve the merger agreement.

On December 8, Highlands and ViewPoint executed the merger agreement and publicly announced the proposed transaction. Additionally, concurrent with the execution of the merger agreement, each of the directors of Highlands and certain of the executive officers of Highlands entered into voting agreements with ViewPoint in which they agreed to vote their shares of Highlands common stock in favor of the merger agreement, and Mr. Hanigan entered into an employment agreement with ViewPoint to become the chief executive officer of ViewPoint and ViewPoint Bank effective only upon the consummation of the merger.

Highlands’ Reasons for the Merger; Recommendation of Highlands’ Board of Directors

In reaching its decision to approve the merger agreement and recommend that Highlands shareholders approve the merger agreement, the Highlands board of directors consulted with Highlands’ management, as well as its financial and legal advisors, and considered a number of factors, including:

•	its knowledge of the businesses, operations, financial condition, earnings, and prospects of each of Highlands and ViewPoint;

•	its views on the valuation of, and strategic opportunities for, Highlands on a stand-alone basis as compared to the prospects of enhanced value of the combined entity in the future;

•

its knowledge of the current environment in the financial services industry in North Texas and especially the Dallas-Fort Worth Metroplex, including general economic conditions, the interest rate environment, and continued industry consolidation;

•

the complementary strengths of the two companies, and its belief that ViewPoint’s brand, broad product offerings, and larger market presence could facilitate accelerated growth in Highlands’ businesses;

•

its belief that ViewPoint’s long history and financial strength would result in a combined company that would be well positioned to serve Highlands’ customers and communities and allow the combined company to grow on a larger platform with the ability to participate in a growing bank in North Texas and the Dallas-Fort Worth Metroplex;

•

the risks and difficulties inherent in pursuing a growth strategy for Highlands in the absence of a transaction like the merger, and the opportunity to achieve a scale of operations that might not be achievable by Highlands for several years in the absence of the merger, if ever;

•

the financial analyses reviewed and discussed with the Highlands’ board by FBR, and FBR’s oral opinion rendered on December 6, 2011 (which was subsequently confirmed in writing by delivery of a written opinion dated December 7, 2011) with respect to the fairness, from a financial point of view, to the holders of Highlands common stock, as of December 7, 2011, of the exchange ratio pursuant to the merger agreement;

•

the financial analyses reviewed and discussed with the Highlands’ board by CSC, and CSC’s oral opinion rendered on December 6, 2011 (which was subsequently confirmed in writing by delivery of a written opinion dated December 7, 2011) with respect to the fairness as of that date, from a financial point of view, of the merger consideration to the holders of Highlands common stock;

•

the financial terms of the merger, including the fact that the merger consideration represented a premium over book value for Highlands’ shareholders based upon ViewPoint’s share price at the time of execution;

•	the ability for Highlands’ shareholders to acquire common stock of ViewPoint as merger consideration, which is more liquid than Highlands’ common stock;

•	the fact that ViewPoint currently makes regular dividend payments, while Highlands does not have a policy of paying a regular cash dividend and has never paid a cash dividend;

•

the fact that following the completion of the merger, Kevin Hanigan, Chairman and Chief Executive Officer of Highlands, will serve as President and Chief Executive Officer of ViewPoint and ViewPoint Bank and Mr. Hanigan and Bruce Hunt, who are directors of Highlands, will join the boards of directors of ViewPoint and ViewPoint Bank and, as a result, will be in a position to influence the corporate strategies of the combined company;

•	the expected treatment of the transaction as a tax-free “reorganization” for U.S. federal income tax purposes;

•

the value attributable to Highlands’ deferred tax asset in determining the exchange ratio and the likelihood that Highlands’ shareholders might not be able to benefit from this value in the absence of the merger;

•

the interests of Highlands’ directors and executive officers in the merger, in addition to their interests generally as shareholders, as described under “—Interests of Highlands Executive Officers and Directors in the Merger”;

•

its assessment of the likelihood that the merger would be completed in a timely manner and that management would be able to successfully integrate and operate the businesses of the combined company after the transaction; and

•	the regulatory and other approvals required in connection with the transaction and the likelihood such approvals would be received in a timely manner and without unacceptable conditions.

The foregoing discussion of the factors considered by the Highlands board of directors is not intended to be exhaustive, but, rather, includes the material factors considered by the Highlands board of directors. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Highlands board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Highlands board of directors considered all these factors as a whole, including discussions with, and questioning of, Highlands management and Highlands’ financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.

For the reasons set forth above, the Highlands board of directors determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Highlands’ shareholders, and approved the merger agreement. The Highlands board of directors unanimously recommends that the Highlands shareholders vote “FOR” the approval of the merger agreement.

ViewPoint’s Reasons for the Merger

In reaching its decision to approve the merger agreement, the ViewPoint board of directors consulted with ViewPoint’s management, as well as its financial and legal advisors, and considered a number of factors, including:

•

its knowledge of ViewPoint’s business, operations, financial condition, earnings and prospects and of Highlands’ business, operations, financial condition, earnings and prospects, taking into account the results of ViewPoint’s due diligence review of Highlands;

•	its belief that Highlands’ business banking model and commercial and industrial lending platform will enable ViewPoint to expand significantly its commercial lending operations;

•	Highlands’ deposit mix, 20% of which was comprised of non-interest bearing deposits at September 30, 2011, compared with 10% for ViewPoint at the same date;

•

the fact that Highlands would enable ViewPoint to expand its presence through six additional bank offices, four of which are located in high-income areas of the Dallas-Fort Worth metropolitan statistical area;

•

the fact that Mr. Hanigan has agreed to serve as President and Chief Executive officer of ViewPoint and ViewPoint Bank upon completion of the merger and that Mr. Hanigan and Mr. Hunt will serve as directors of ViewPoint and ViewPoint Bank upon completion of the merger;

•	the anticipated ability to retain other key management personnel of Highlands;

•	the fact that Highlands shareholders would own approximately 13.9% of the outstanding shares of the combined company immediately following the merger;

•

the financial and other terms and conditions of the merger agreement, including the fact that the exchange ratio and the total number of shares of ViewPoint common stock to be issued in the merger are essentially fixed, the condition to ViewPoint’s obligation to complete the merger that Highlands meet a minimum tangible net worth threshold, provisions designed to limit the ability of the Highlands board of directors to entertain third party acquisition proposals and provisions providing for payment by Highlands to ViewPoint of a termination fee if the merger agreement is terminated under certain circumstances;

•

the financial analyses presented by Sandler O’Neill & Partners, L.P., ViewPoint’s financial advisor, and the opinion dated as of December 8, 2011 delivered to the ViewPoint board of directors by Sandler O’Neill, to the effect that, as of that date, and subject to and based on the qualifications and assumptions set forth in the opinion, the exchange ratio was fair, from a financial point of view, to ViewPoint; and

•	the regulatory and other approvals required in connection with the transaction and the likelihood such approvals would be received in a timely manner and without unacceptable conditions.

The foregoing discussion of the factors considered by the ViewPoint board of directors is not intended to be exhaustive, but rather includes the material factors considered by the ViewPoint board of directors. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the ViewPoint board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The ViewPoint board of directors considered all these factors as a whole, including discussions with, and questioning of, ViewPoint management and ViewPoint’s financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination. The ViewPoint board of directors also relied on the experience of Sandler O’Neill, as its financial advisor, for analyses of the financial terms of the merger and for its opinion as to the fairness, from a financial point of view, to ViewPoint of the consideration to be paid by it in the merger.

Opinions of Highlands’ Financial Advisors

Opinion of Commerce Street Capital, LLC

Commerce Street Capital, LLC, or CSC, is regularly engaged to provide investment banking services to financial institutions and in the valuation of financial institutions and their securities in connection with mergers and acquisitions, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Specifically based on CSC’s reputation and qualifications in evaluating financial institutions, Highlands’ board of directors engaged CSC during November 2011 to provide a fairness opinion with regard to the fairness—from a financial point of view—of the financial terms of the proposed transaction with ViewPoint. A copy of the fairness opinion of CSC, dated December 7, 2011, which sets forth certain assumptions made, matters considered and limits on the review undertaken by CSC, is attached as Appendix B to this proxy statement/prospectus. Highlands’ shareholders are urged to read the fairness opinion in its entirety.

Pursuant to the merger agreement, at the effective time of the merger, the consideration to be paid to shareholders of Highlands for the merger will be shares of common stock of ViewPoint. At the effective time of the merger, each share of Highlands’ common stock, shall be converted, in accordance with the merger agreement, into the right to receive the exchange ratio of 0.6636 of a share of ViewPoint common stock, also referred to as the merger consideration, with cash paid in lieu of any fractional ViewPoint shares.

CSC has an equity ownership position in Highlands through its affiliate Service Equity Partners, LP and Service Equity Partners (QP), LP, and owns debt in Highlands through its affiliates Service Equity Partners, LP, Service Equity Partners (QP), LP and Genesis Bank Fund, LP. Additionally, one of the founders of CSC, William D. “Tex” Gross, has an equity ownership position in Highland Bancshares.

In connection with CSC providing financial advisory services to Highlands, Highlands has agreed to pay CSC, upon completion of the merger, a fee equal to $675,000. Highlands will also reimburse CSC for reasonable out-of-pocket expenses, up to a maximum of $15,000, and indemnify CSC against specified liabilities, whether or not the merger occurs. In the two years leading up to the announcement of the merger, CSC received $335,000 in investment banking and related services fees from Highlands.

CSC’s Analysis. In conducting its valuation, CSC reviewed and analyzed among other things, the following:

•

certain historical financial and operating data of Highlands and its wholly owned subsidiary, The First National Bank of Jacksboro, ViewPoint and its wholly owned subsidiary, ViewPoint Bank, for the period ended December 31, 2007 through September 30, 2011;

•	the regulatory call reports of The First National Bank of Jacksboro and the regulatory thrift financial reports of ViewPoint Bank as of June 30, 2011 and September 30, 2011;

•	the September 30, 2011 Uniform Bank Performance Report for The First National Bank of Jacksboro;

•	publicly available terms of certain transactions involving organizations comparable to The First National Bank of Jacksboro and ViewPoint Bank and the consideration received for such organizations;

•

certain publicly available information concerning the business of Highlands, The First National Bank of Jacksboro, ViewPoint Bank and ViewPoint, and of certain other companies engaged in businesses comparable to Highlands, The First National Bank of Jacksboro, ViewPoint Bank and ViewPoint, and the reported prices for certain other companies’ securities deemed comparable;

•	the results of an analysis of Highlands’ and ViewPoint’s normalized earnings; and

•	other such factors as CSC deemed appropriate.

CSC also held discussions with Highlands’ management concerning its past and current operations, financial condition and prospects.

In conducting its valuation and rendering its opinion, CSC relied upon and assumed the accuracy and completeness of the financial and other information provided to it or that was publicly available, and did not attempt to independently verify the same. CSC did not make or obtain any evaluations or appraisals of Highlands’ properties, nor did it examine any individual loan credit files.

As more fully discussed below, CSC considered such financial and other factors as it deemed appropriate under the circumstances, including among others the following:

•

the historical and current financial positions and results of operations of ViewPoint and Highlands, including interest income, interest expense, net interest income, net interest margin, provision for loan losses, non-interest income, non-interest expense, earnings, dividends, internal capital generation, book value, intangible assets, return on assets, return on shareholders’ equity, capitalization, the amount and type of non-performing assets, loan losses and the reserve for loan losses, all as set forth in available financial statements;

•	the assets and liabilities of ViewPoint and Highlands, including the loan and investment portfolios, deposits, other liabilities, historical and current liability sources and costs and liquidity; and

•	the nature and terms of certain merger and acquisition transactions involving banks deemed comparable by CSC.

CSC also took into account its assessment of current general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and its knowledge of the banking industry generally. CSC’s fairness opinion is necessarily based upon conditions as they existed and can be evaluated on the date of its opinion and the information made available to it through that date.

In connection with conducting its valuation of ViewPoint and Highlands, CSC performed certain financial analyses, which are summarized below. CSC believes that its analysis must be considered as a whole, and that selecting portions of such analysis and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analysis and the processes underlying the valuation and related fairness opinion. The preparation of a valuation and related fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. In its analyses, CSC made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond a company’s control. Any estimates contained in CSC’s analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals of such banks or necessarily reflect the prices at which such companies or their securities may actually be sold.

In connection with rendering its opinion, CSC relied primarily on two broad methods of valuation: (i) market value, which represents (a) an analysis of the price a willing buyer and a willing seller would agree upon in connection with a sale of a “control” block of stock in comparison with the market price at which “control” of similar banking organizations is sold, as well as (b) an analysis of a universe of publicly-traded bank stock values and related financial traits within an appropriate geography and the development of pricing statistics for the appraised bank from the pricing characteristics of the publicly-traded banking organizations, and (ii) investment values, which represent evaluations of ViewPoint and Highlands, based on the discounted value of projected cash flows on a stand-alone basis.

Market Value Method. Market value is defined as the price at which property would change hands between a willing seller and a willing buyer when both parties have the same information and neither party is acting under compulsion. This definition of value produces a result that could be achieved if the property were to be sold in an arm’s-length transaction. The market value method is frequently used to determine the price of a smaller block of stock when both the quantity and the quality of the “comparable” data are deemed sufficient. However, the relative thinness of the specific market for the common stocks being appraised may result in the need to review alternative markets for comparative pricing purposes. The “hypothetical” fair value for the minority shares of a bank with a thin market for its stock is normally determined by creating a universe of publicly-traded bank stock values and related financial traits within an appropriate geography, then developing pricing statistics for the appraised bank from the pricing characteristics of the publicly-traded banking organizations. In addition, market value can be derived from the observation of what other similar banking organizations have recently sold for in merger and acquisition transactions over a certain time period. Pricing statistics for the subject bank or bank holding company can then be derived from the pricing characteristics of the recently acquired institutions deemed comparable. These pricing characteristics form the statistical basis for developing indications of value based on applying the statistics derived from the sample universe to the relevant financial values of the subject company being valued. The statistical values used in this valuation study were:

•	price to book value,

•	price to tangible book value,

•	price to earnings,

•	price to assets,

•	price to deposits, and

•	tangible book premium to core deposits.

CSC compared ViewPoint and Highlands to those respective banking organizations acquired in merger and acquisition transactions in the U.S. between March 31, 2010 and September 30, 2011. The characteristics of the banks acquired differed between ViewPoint and Highlands; these characteristics are as follows. Highlands’ comparison involved banks with total assets between $200 million and $800 million and non-performing assets (“NPAs”) between 1.0% and 6.0% of total assets and tangible equity to assets between 8.0% and 16.0%. ViewPoint’s comparison involved banks with total assets between $700 million and $5.0 billion, NPAs less than 3.5% of total assets and tangible equity to assets between 7.0% and 16.0%. A comparison of ViewPoint and Highlands to those respective organizations acquired as described above yielded pricing multiples that were then applied to ViewPoint and Highlands, respectively, resulting in a range of aggregate values. For Highlands this concluded non-controlling value was $55.9 million (based on the median price/tangible book value multiple of the comparable transactions). For ViewPoint this non-controlling value was $642.3 million (based on the median price/tangible book value multiple of the comparable transactions).

In addition, CSC conducted an analysis of publicly-traded banks in the U.S. The comparison group for Highlands had total assets between $300 million and $700 million, NPAs to assets between 0.5% and 2.00% and tangible equity to tangible assets between 10.0% and 14.0%. The comparison group for ViewPoint had total assets between $1.0 billion and $4.5 billion, NPAs to assets less than 1.25% and tangible equity to tangible assets between 8.00% and 15.00%. These comparisons yielded pricing multiples that were then applied to Highlands and ViewPoint, respectively, resulting in a range of aggregate non-control values from $37.4 million (based on the median price/deposits multiple from the group of publicly-traded banks) to $54.6 million (based on the median premium/core deposits multiple from the group of publicly-traded banks) for Highlands and values from $357.6 million (based on the mean price/deposits multiple from the group of publicly-traded banks) to $490.8 million (based on the mean price/tangible book value multiple from the group of publicly-traded banks) for ViewPoint. Since ViewPoint’s common stock is publicly traded, CSC also noted the November 28, 2011 closing price of $12.35 per share, which results in an aggregate value of $423.1 million for ViewPoint’s common stock.

CSC’s market value analysis, however, reflects the fact that:

•	no company or transaction used in the comparison is identical to Highlands,

•	the stocks of publicly-held banking organizations in the U.S. may be more liquid than Highlands’ common stock,

•	certain nonfinancial characteristics for the publicly-traded U.S. banking organizations vary substantially from ViewPoint’s and/or Highlands’ comparable nonfinancial characteristics, and

•	the average financial performance of publicly-held U.S. banking organizations vary, sometimes significantly from ViewPoint’s and/or Highlands’ performance.

Investment Value Method. Banks and their holding companies are generally analyzed and purchased on a “normalized earnings” basis. In other words, careful consideration should be given to ViewPoint’s and Highlands’ abilities to sustain their earnings going forward based on the stability of their net interest margin plus non-interest income, less non-interest expense, excluding securities gains or losses and extraordinary items, and finally less federal income tax expense. The weighted average of historical economic earnings is most appropriately used for calculating future earnings when there appears to be a general pattern that may be extrapolated into the future, giving the highest weighting to the most recent year, and the lowest weighting to the most distant year. An un-weighted (or simple) average is more appropriate when there is no discernable pattern in earnings. However, given that Highlands’ and ViewPoint’s earnings have been inconsistent over the past few years, CSC determined that this method was of limited usefulness.

Generally, CSC would also conduct discounted cash flow (“DCF”) analyses of ViewPoint and Highlands, which would yield values for the organizations on a going-concern basis. However, in order to accurately forecast growth and earnings (the two primary drivers of the DCF analysis), CSC would have to have reasonable forecasts or estimations for ViewPoint and Highlands. Because ViewPoint’s and Highlands’ recent historic earnings have such a low correlation to those of their peers, estimations of future growth and earnings based on peer analyses were deemed to be unreliable. As such, CSC did not rely on the results of its DCF analyses.

Conclusion. In reaching its conclusion, CSC gave greater consideration to the market value method, which supports the financial fairness of the merger consideration under the merger agreement, in determining the value of Highlands. Specifically, CSC applied the median pricing multiples from the comparable transactions as described above to Highlands to estimate a value of $55.9 million ($6.73/share), or 0.93x tangible book value for Highlands. CSC relied on the November 28, 2011 closing price of ViewPoint’s publicly traded common shares of $12.35/share or 1.04x tangible book value for ViewPoint. Therefore, because ViewPoint’s stock price adjusted for the 0.6636x exchange ratio of $8.195/share ($12.35 x 0.6636 = $8.195) is greater than Highlands’ common stock fair value of $6.73/share and the merger agreement provides for a 0.6636x exchange ratio, CSC is of the opinion that the merger consideration is fair, from a financial point of view, to the shareholders of Highlands.

Opinion of FBR Capital Markets & Co.

On December 6, 2011, FBR Capital Markets & Co., or FBR, rendered to the Highlands board its oral opinion, which was subsequently confirmed in writing by delivery of FBR’s written opinion dated December 7, 2011, with respect to the fairness, from a financial point of view, to the holders of Highlands common stock, as of December 7, 2011, of the exchange ratio pursuant to the merger agreement.

FBR’s opinion was directed to the Highlands’ board and only addressed the fairness, from a financial point of view, to the holders of Highlands common stock of the exchange ratio pursuant to the merger agreement and did not address any other aspect or implication of the merger. The references to FBR’s opinion in this proxy statement/prospectus are qualified in their entirety by reference to the full text of FBR’s written opinion, which is included as Appendix C to this proxy statement/prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by FBR in preparing its opinion. However, neither FBR’s opinion, nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus is intended to be, and they do not constitute, advice or a recommendation to the Highlands’ board or any shareholder of Highlands as to how to act or vote with respect to any matter relating to the merger agreement or otherwise. FBR’s opinion was furnished for the use and benefit of the Highlands’ board (in its capacity as such) in connection with its evaluation of the merger and should not be construed as creating, and FBR will not be deemed to have, any fiduciary duty to the Highland’s board, Highlands, any security holder or creditor of Highlands or any other person, regardless of any prior or ongoing advice or relationships.

In arriving at its opinion, among other things, FBR:

(i) reviewed a draft, dated December 4, 2011, of the merger agreement;

(ii) reviewed certain publicly available business and financial information relating to Highlands and ViewPoint;

(iii) reviewed certain other business, financial and operating information relating to Highlands and ViewPoint provided to FBR by the managements of Highlands and ViewPoint, including financial forecasts for Highlands for the 2011 through 2016 fiscal years ending December 31, and financial forecasts for ViewPoint for the 2011 through 2013 fiscal years ending December 31, prepared and provided to FBR by managements of Highlands and ViewPoint, respectively;

(iv) met with certain members of the managements of Highlands and ViewPoint to discuss the business and prospects of Highlands and ViewPoint and the proposed merger;

(v) reviewed certain financial data of Highlands and certain financial and stock market data of ViewPoint, and compared that data with similar data for companies with publicly traded equity securities that FBR deemed relevant;

(vi) compared the relative contributions of Highlands and ViewPoint to certain financial statistics of the combined company on a pro forma basis;

(vii) reviewed certain financial terms of the proposed merger and compared certain of those terms with the publicly available financial terms of certain transactions that had recently been effected or announced; and

(viii) considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that FBR deemed relevant.

In connection with its review, FBR did not independently verify any of the foregoing information and FBR assumed and relied upon such information being complete and accurate in all material respects. With respect to the financial forecasts for Highlands and ViewPoint that FBR used in its analyses, the managements of Highlands and ViewPoint advised FBR, and FBR assumed, that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Highlands and ViewPoint as to the future financial performance of Highlands and ViewPoint, respectively, and FBR expressed no opinion with respect to such estimates or the assumptions on which they were based.

In addition, for purposes of its analyses and opinion, FBR, with Highlands’ agreement, assumed that the value of a share of ViewPoint common stock was equivalent to the current market price of ViewPoint common stock and that the current market price of ViewPoint common stock was a reasonable basis on which to evaluate ViewPoint. FBR relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of Highlands and ViewPoint since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to FBR that would be material to its analyses or opinion, and that there was no information or any facts that would make any of the information reviewed by FBR incomplete or misleading. FBR assumed, with Highlands’ consent, that the merger would be treated as a tax-free reorganization for federal income tax purposes. FBR also assumed, with Highlands’ consent, that in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Highlands, ViewPoint or the contemplated benefits of the merger and that the merger would be consummated in accordance with the terms of the merger agreement without waiver, modification or amendment of any term, condition or provision thereof that would be material to FBR´s analyses or opinion. FBR assumed, with Highlands’ consent, that the merger agreement, when executed by the parties thereto, would conform to the draft reviewed by FBR in all respects material to its analyses. Furthermore, for purposes of its analyses and opinion FBR, with Highlands’ agreement, assumed that each share of Highlands non-voting common stock had a value equivalent to a share of Highlands voting common stock, and FBR did not consider and its opinion does not in any manner address the consideration to be received by the holders of shares of Highlands voting common stock in the merger relative to the consideration to be received by the holders of Highlands non-voting common stock in the merger or the allocation of the aggregate consideration to be received by the holders of Highlands common stock in the merger as between holders of Highlands voting common stock and holders of Highlands non-voting common stock.

FBR’s opinion addressed only the fairness, from a financial point of view, to the holders of Highlands common stock of exchange ratio in the merger and did not address any other aspect or implication of the merger or any agreement, arrangement or understanding entered into in connection with the merger or otherwise, including, without limitation, the amount or nature of, or any other aspect relating to, any compensation to any officers, directors or employees of any party to the merger, or class of such persons, relative to the exchange ratio or otherwise. The issuance of FBR’s opinion was approved by an authorized internal committee of FBR.

FBR´s opinion was necessarily based upon information made available to it as of the date of its opinion and financial, economic, market and other conditions as they existed and could be evaluated on the date of its opinion. In addition, the credit, financial and stock markets were experiencing unusual volatility and FBR expressed no opinion or view as to any potential effects of such volatility on Highlands, ViewPoint or the merger. FBR has no obligation to update its analysis or opinion for information obtained or events and conditions occurring after the date of the opinion. FBR did not express any opinion as to what the value of shares of ViewPoint common stock actually would be when issued to the holders of Highlands common stock pursuant to the merger or the prices at which shares of Highlands common stock or ViewPoint common stock may be purchased or sold at any time. FBR was not requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the merger, the securities, assets, businesses or operations of Highlands or any other party, or any alternatives to the merger, (b) negotiate the terms of the merger, or (c) advise the Highlands board or any other party with respect to alternatives to the merger. The opinion did not address the relative merits of the merger as compared to alternative transactions or strategies that may have been available to Highlands, nor did it address the underlying business decision of Highlands or the Highlands board to approve, recommend or proceed with the merger. FBR was not requested to, and did not, solicit third party indications of interest in acquiring all or any part of Highlands.

In preparing its opinion to Highlands’ board of directors, FBR performed a variety of analyses, including those described below. The summary of FBR’s analyses is not a complete description of the analyses underlying FBR’s opinion. The preparation of a fairness opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaptation and application of those methods to the unique facts and circumstances presented. As a consequence, neither FBR’s opinion nor the analyses underlying its opinion are readily susceptible to partial analysis or summary description. FBR arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, analytic method or factor. Accordingly, FBR believes that its analyses must be considered as a whole and that selecting portions of its analyses, analytic methods and factors, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In performing its analyses, FBR considered business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company or business used in FBR’s analyses for comparative purposes is identical to Highlands, ViewPoint or the proposed transaction. While the results of each analysis were taken into account in reaching its overall conclusion with respect to fairness, FBR did not make separate or quantifiable judgments regarding individual analyses. The implied value reference ranges indicated by FBR’s analyses are illustrative and not necessarily indicative of actual values nor predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond Highlands’ control, ViewPoint’s control and the control of FBR. Much of the information used in, and accordingly the results of, FBR’s analyses are inherently subject to substantial uncertainty.

FBR’s opinion and analyses were provided to Highlands’ board of directors in connection with its consideration of the proposed merger and were among many factors considered by Highlands’ board of directors in evaluating the proposed merger. Neither FBR’s opinion nor its analyses were determinative of the merger consideration or of the views of Highlands’ board of directors with respect to the proposed merger.

The following is a summary of the material financial analyses performed in connection with FBR’s opinion rendered to Highlands’ board of directors on December 6, 2011. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of FBR’s analyses.

FBR evaluated the fairness, from a financial point of view, of the exchange ratio to the holders of Highlands common stock, by comparing implied value reference ranges for a share of Highlands common stock indicated by its financial analyses to the implied value of a share of Highlands common stock indicated by the exchange ratio. For purposes of its analyses and opinion, FBR, with Highlands’ agreement, assumed that the value of a share of ViewPoint common stock was equivalent to the market price of ViewPoint common stock as of December 2, 2011, the second to last trading day before the day on which FBR rendered its oral opinion to the Highlands board. In addition, for purposes of its analyses and opinion, FBR compared the implied value reference range per share of Highlands common stock indicated by the analyses described below to an implied value of the exchange ratio of $8.61 per share of Highlands common stock based on the market price of ViewPoint common stock as of December 2, 2011 and an implied value of the exchange ratio of $7.85 per share of Highlands common stock based on the net tangible book value of a share of ViewPoint common stock as of September 30, 2011.

Present Value of Projected Terminal Value Analysis

FBR calculated the implied present value per share of Highlands common stock based on the financial forecasts for Highlands provided to FBR by the management of Highlands and assuming, in accordance with such forecasts, that Highlands would not pay any dividends on shares of Highlands common stock and assuming that Highlands would be sold in 2016. Taking into account the tangible book value median multiples of 1.14x and 1.19x indicated by the selected transactions analysis described below and applying discount rates ranging from 10.89% to 14.89%, FBR calculated an implied value reference range per share of Highlands common stock of $5.71 to $7.16, as compared to the implied value of the exchange ratio per share of Highlands common stock of $8.61 based on the market price of ViewPoint common stock as of December 2, 2011 and the implied value of the exchange ratio per share of Highlands common stock of $7.85 based on the net tangible book value of a share of ViewPoint common stock as of September 30, 2011.

Selected Transactions Analysis

FBR considered the financial terms of certain business combinations and other transactions FBR deemed relevant, including (i) selected transactions announced in 2011 involving banks in the United States, with total assets less than $1 billion, return on average assets, or ROAA, between 0.0% and 0.5%, and non-performing assets of less than 3% of assets, which are referred to as the “Group 1 Transactions” and (ii) selected stock for stock transactions announced since January 1, 2010 involving banks in the United States with the target bank having non-performing assets of less than 5% of assets, which are referred to as the “Group 2 Transactions.” The selected transactions were selected because the target companies were deemed to be similar to Highlands in one or more respects. Except as described above, no specific numeric or other similar criteria were used to select the selected transactions. As a result, a transaction involving the acquisition of a significantly larger or smaller company with substantially similar lines of businesses and business focus may have been included while a transaction involving the acquisition of a similarly sized company with less similar lines of business and greater diversification may have been excluded. FBR identified a sufficient number of transactions for purposes of its analysis, but may not have included all transactions that might be deemed comparable to the proposed transaction. The financial data reviewed included the implied equity value as a multiple of earnings for the last twelve months, or LTM Earnings, for the target companies in the selected transactions, and the implied equity value as a percentage of tangible book value, or TBV, assets, deposits and core deposit premium. The selected transactions and corresponding multiples and percentages were:

Selected Group 1 Transactions and Corresponding Financial Data Reviewed

			Equity Value to
Target	Acquiror	Date Announced	TBV (%)	LTM Earnings (x)	Assets (x)	Deposits (%)	Core Deposit Premium (%)
Stellar Business Bank	AltaPacific Bancorp	9/14/11	98.8	NM	20.4	25.8	(0.3)

Mainline Bancorp, Inc.	S&T Bancorp, Inc.	9/14/11	125.9	NM	8.8	10.2	(0.0)

Cottage Savings Bank	Mt. Washington Savings and Loan	9/12/11	125.1	NM	21.9	31.1	6.6

Mountain View Bank of Commerce	NHI Financial Services Partners, LLC	8/16/11	111.9	NM	15.1	18.7	2.0

First Bells Bankshares, Inc.	Investor group	8/12/11	113.8	NM	17.5	20.8	3.7

Alliance Bankshares Corporation	Eagle Bancorp, Inc.	7/27/11	87.3	26.6	5.8	7.6	NA

Eagle Bank	Round Top Bancshares, Incorporated	5/25/11	190.6	16.4	15.6	17.0	9.7

Farmers State Bank of Highland, Kansas	Bendena Bancshares, Incorporated	4/6/11	63.0	NM	10.4	12.5	(7.6)

Orange Community Bancorp	Grandpoint Capital, Inc.	3/10/11	134.6	30.0	14.3	16.1	6.4

Hamptons State Bank	Bridge Bancorp, Inc.	2/8/11	136.2	NM	9.3	11.0	4.4

		Median:	119.5	26.6	14.7	16.5	3.7

Selected Group 2 Transactions and Corresponding Financial Data Reviewed

			Equity Value to
Target	Acquiror	Date Announced	TBV (%)	LTM Earnings (x)	Assets (x)	Deposits (%)	Core Deposit Premium (%)
Stellar Business Bank	AltaPacific Bancorp	9/14/11	98.8	NM	20.4	25.8	(0.3)
Texas Bankers, Inc.	Prosperity Bancshares, Inc.	9/13/11	132.4	NM	15.3	17.2	4.5
Alliance Bankshares Corporation	Eagle Bancorp, Inc.	7/27/11	87.3	26.6	5.8	7.6	NA
Allegiance Community Bank	BCB Bancorp, Inc.	4/4/11	97.2	17.9	5.6	6.8	(0.2)
Cameron Bancshares, Inc.	IBERIABANK Corporation	3/10/11	174.3	14.6	19.1	23.4	11.9
Hamptons State Bank	Bridge Bancorp, Inc.	2/8/11	136.2	NM	9.3	11.0	4.4
MidCarolina Financial Corporation	American National Bankshares Inc.	12/15/10	104.1	NM	7.0	8.0	(1.0)
Monroe Bancorp	Old National Bancorp	10/5/10	161.7	NM	10.8	13.6	6.2
MoreBank	Bank of Princeton	5/5/10	118.7	NM	7.6	9.0	1.8
O.A.K. Financial Corporation	Chemical Financial Corporation	1/7/10	108.7	NM	9.2	11.1	1.3
		Median:	113.7	17.9	9.2	11.0	1.8

Taking into account the results of the selected transactions analysis, FBR calculated the following implied valuation reference ranges per share of Highlands common stock, as compared to the implied value of the exchange ratio per share of Highlands common stock of $8.61 based on the market price of ViewPoint common stock as of December 2, 2011 and the implied value of the exchange ratio per share of Highlands common stock of $7.85 based on the net tangible book value of a share of ViewPoint common stock as of September 30, 2011:

Equity Value to:	Implied Value Reference Range
TBV	$6.83 to $7.18
LTM Earnings	$2.39 to $3.54
Assets	$5.66 to $9.02
Deposits	$4.85 to $7.28
Core Deposit Premium	$7.94 to $8.76

Selected Companies Analysis.

FBR considered certain financial data for Highlands and selected companies with publicly traded equity securities that FBR deemed relevant. The selected companies were selected because they were deemed to be similar to Highlands in one or more respects including the nature of their business, size, diversification and financial performance. The selected companies included U.S. banks with total assets between $250 and $750 million, non-performing assets of less than 3% of assets and year-to-date ROAA of between 0.0% and 0.5%. Otherwise, no specific numeric or other similar criteria were used to select the selected companies, and all criteria were evaluated in their entirety without application of definitive qualifications or limitations to individual criteria. As a result, a significantly larger or smaller company with substantially similar lines of businesses and business focus may have been included while a similarly sized company with less similar lines of business and greater diversification may have been excluded. FBR identified a sufficient number of companies for purposes of its analysis but may not have included all companies that might be deemed comparable to Highlands.

The selected companies and the financial data reviewed included:

	Equity Value to
Selected Company	Earnings[1] (x)	Book Value (%)	TBV (%)
New England Bancshares, Inc.	16.8	85.5	113.4
First Bancshares, Inc.	9.0	54.7	70.2
Fidelity Bancorp, Inc.	14.1	63.2	67.3
Chicopee Bancorp, Inc.	NM	88.7	88.7
Northeast Bancorp	25.0	68.0	74.5
Citizens Community Bancorp, Inc.	29.9	46.4	46.8
Alliance Bankshares Corporation	NM	55.6	55.6
Central Bancorp, Inc.	NM	76.7	81.7
Herald National Bank	NM	101.8	101.8
Newport Bancorp, Inc.	NM	84.0	84.0
Annapolis Bancorp, Inc.	6.8	52.8	52.8
Wayne Savings Bancshares, Inc.	19.4	58.3	61.3
River Valley Bancorp	NM	82.3	82.5
OBA Financial Services, Inc.	NM	81.2	81.2
1st Century Bancshares, Inc.	21.3	64.8	64.8
FedFirst Financial Corporation	32.9	65.9	67.3
Southwest Georgia Financial Corporation	NM	69.9	71.4
SP Bancorp, Inc.	12.6	53.0	53.0
CMS Bancorp, Inc.	NM	72.5	72.5
Median:	18.1	68.0	71.4

1. Annualized most recent quarterly earnings

Taking into account the results of the selected companies analysis, FBR calculated the following implied valuation reference ranges per share of Highlands common stock, as compared to the implied value of the exchange ratio per share of Highlands common stock of $8.61 based on the market price of ViewPoint common stock as of December 2, 2011 and the implied value of the exchange ratio per share of Highlands common stock of $7.85 based on the net tangible book value of a share of ViewPoint common stock as of September 30, 2011:

Equity Value to:	Implied Value Reference Range
Earnings[1]	$1.21 to $4.38
Book Value	$3.90 to $8.57
TBV	$3.38 to $8.18

1. Annualized most recent quarterly earnings

Other Matters. Highlands engaged FBR as its financial advisor in connection with the potential merger based on FBR’s experience, reputation, and familiarity with the Highlands’ business. FBR is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, including assets sales. FBR will receive a fee of $75,000 for its services, no portion of which is contingent upon the consummation of the merger. In addition, Highlands has agreed to indemnify FBR and certain related parties for certain liabilities arising out of or related to the engagement and to reimburse FBR for certain expenses incurred in connection with its engagement.

FBR and its affiliates have in the past provided, may currently be providing and may in the future provide investment banking and other financial services to Highlands, ViewPoint and certain of their respective affiliates, for which FBR and its affiliates have received and would expect to receive compensation. FBR is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, FBR and its affiliates may acquire, hold or sell, for its and its affiliates own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of Highlands, ViewPoint and certain of their affiliates, as well as provide investment banking and other financial services to such companies and entities. FBR has adopted policies and procedures designed to preserve the independence of its research and credit analysts whose views may differ from those of the members of the team of investment banking professionals that advised Highlands.

Material U.S. Federal Income Tax Consequences of the Merger

Subject to the limitations and qualifications described herein, the following discussion constitutes the opinion of Silver, Freedman & Taff, L.L.P., counsel to ViewPoint, as to the material U.S. federal income tax consequences of the merger to holders of Highlands common stock. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended, or the Code, existing regulations thereunder (including final, temporary or proposed) and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences described herein. The following discussion is intended only as a general summary of the material federal income tax consequences of the merger and is not a complete analysis or listing of all potential tax effects relevant to a decision on whether to vote in favor of approval of the merger.

This discussion applies only to “U.S. holders” (as defined below) of Highlands common stock who hold their shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, the discussion does not address all aspects of federal income taxation that may be relevant to Highlands shareholders in light of their particular circumstances or that may be applicable to them if they are subject to special treatment under the Code, including, without limitation, shareholders who are:

•	foreign persons or U.S. persons whose “functional currency” (as defined in the Code) is not the U.S. dollar;

•	financial institutions, mutual funds or insurance companies;

•	dealers in securities or foreign currencies or traders in securities who elect to apply a mark-to-market method of accounting;

•	tax-exempt organizations;

•	S corporations, partnerships or other pass-through entities;

•	Highlands shareholders whose shares are qualified small business stock for purposes of Section 1202 of the Code or who may otherwise be subject to the alternative minimum tax provisions of the Code;

•	Highlands shareholders who received their Highlands common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan; or

•	Highlands shareholders who hold their Highlands common stock as part of a “hedge,” “straddle,” “constructive sale,” or “conversion” transaction.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Highlands common stock that is for U.S. federal income tax purposes (1) an individual citizen or resident of the United States (including certain former citizens and former long-term residents), (2) a corporation, or entity treated as a corporation for U.S. federal income tax purposes, or created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons as defined in Section 7701(a)(30) of the Code have the authority to control all substantial decisions of the trust or (b) such trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes or (4) an estate, the income of which is subject to U.S. federal income tax, regardless of its source.

The U.S. federal income tax consequences to a partner in an entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds Highlands common stock generally will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding Highlands common stock should consult their own tax advisors.

This discussion does not address the tax consequences of the merger under state, local or foreign tax laws. This discussion also does not address the tax consequences of any transaction other than the merger.

HIGHLANDS SHAREHOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX, ADVISORS AS TO THE TAX CONSEQUENCES OF THE MERGER IN THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL (INCLUDING THE ALTERNATIVE MINIMUM TAX), STATE, LOCAL OR FOREIGN AND OTHER TAX LAWS AND OF CHANGES IN THOSE LAWS, AS WELL AS OF THE OWNERSHIP AND DISPOSITION OF THE SHARES OF VIEWPOINT COMMON STOCK RECEIVED IN THE MERGER.

It is a condition to Highlands’ obligation to complete the merger that Highlands receive an opinion of its counsel, Fulbright & Jaworski L.L.P, and a copy of an opinion of Silver, Freedman & Taff, L.L.P., each to the effect that the merger will be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code and each dated as of the closing date of the merger. In addition, Silver, Freedman & Taff, L.L.P. has rendered an opinion, attached as Exhibit 8.1 to the Registration Statement on Form S-4 filed with the SEC of which this proxy statement/prospectus is a part, incorporating the discussion set forth in this section. In rendering its opinion filed as an exhibit to the Registration Statement, Silver, Freedman & Taff, L.L.P. relied upon, and in rendering their opinions to be delivered at the time of the completion of the merger, Silver, Freedman & Taff, L.L.P. and Fulbright & Jaworski L.L.P. will rely upon, certain customary qualifications, assumptions and representations contained in letters and certificates from ViewPoint and Highlands. If any of the qualifications, assumptions or representations is inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected.

None of the tax opinions given in connection with the merger or described herein will be binding on the Internal Revenue Service, or the IRS. Neither ViewPoint nor Highlands intends to request any ruling from the IRS as to the U.S. federal income tax consequences of the merger. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.

The merger is expected to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and each of ViewPoint and Highlands is expected to be a “party to a reorganization” within the meaning of Section 368(b) of the Code. As a result, the following U.S. federal income tax consequences of the merger are expected to occur.

Tax Consequences of the Merger for ViewPoint and Highlands. No gain or loss will be recognized by ViewPoint or Highlands by reason of the merger.

Tax Consequences of the Merger for Holders of Highlands Common Stock. A holder of shares of Highlands common stock will not recognize any gain or loss upon exchange of its shares of Highlands common stock for shares of ViewPoint common stock in the merger, except to the extent of any cash received in lieu of fractional ViewPoint shares.

A holder’s aggregate adjusted tax basis in the shares of ViewPoint common stock received in the merger, including any fractional ViewPoint shares deemed received by such holder in the merger (discussed below), generally will be equal to such holder’s aggregate adjusted tax basis in its shares of Highlands common stock surrendered in the merger.

A holder’s holding period in the shares of ViewPoint common stock received in the merger will include such holder’s holding period in the shares of Highlands common stock surrendered in the merger in exchange for such shares of ViewPoint common stock. If the holder has differing bases or holding periods in respect of its shares of Highlands common stock, the holder should consult its tax advisor prior to the exchange with regard to identifying the bases or holding periods of the particular shares of ViewPoint common stock received in the exchange.

Cash in Lieu of Fractional ViewPoint Shares. A holder of shares of Highlands common stock receiving cash in lieu of a fractional share of ViewPoint common stock will be treated as having received a fractional ViewPoint share pursuant to the merger and then as having exchanged the fractional Viewpoint share for cash in a redemption by ViewPoint. Generally, this deemed redemption will be treated as a sale or exchange and the holder will recognize gain or loss equal to the difference between (i) the amount of cash received in lieu of the fractional ViewPoint share and (ii) the portion of the holder’s aggregate adjusted tax basis in the shares of Highlands common stock surrendered allocable to such fractional share. Such gain or loss generally will be long-term capital gain or loss if the holder’s holding period for the Highlands common stock exchanged by such holder for the fractional share is more than one year as of the date of the merger. The deductibility of capital losses may be subject to limitations.

However, if the receipt by a Highlands shareholder of cash in lieu of fractional ViewPoint shares has the effect of a distribution of a dividend, the cash received will be treated as dividend income to the extent of the shareholder’s ratable share of Highlands’ accumulated earnings and profits (as calculated for U.S. federal income tax purposes). In general, the determination as to whether the receipt of cash has the effect of a distribution of a dividend depends upon whether and to what extent the transactions related to the merger results in a “meaningful reduction” in the Highlands shareholder’s deemed stock ownership of ViewPoint.

In making the determination of whether there is a “meaningful reduction” in the Highlands shareholder’s deemed ownership of ViewPoint, the Highlands shareholder will, under the constructive ownership rules, be deemed to own not only the ViewPoint shares actually owned, but also ViewPoint shares that are owned by certain related persons and entities or that he or such persons or entities have the right to acquire pursuant to an option. The “meaningful reduction” rules are complex and dependent upon the specific factual circumstances particular to each Highlands shareholder. Each Highlands shareholder should consult its own tax advisor as to the application of these rules to its particular situation.

Dissenting Shareholders. Holders of shares of Highlands common stock who dissent with respect to the merger as discussed in “—Dissenters’ Rights for Highlands Shareholders” and who receive cash in respect of their shares of Highlands common stock will be treated as if the ViewPoint common stock had been received and then redeemed for cash by ViewPoint. A holder will generally recognize capital gain or loss equal to the difference between the amount of cash received and the holder’s aggregate tax basis in the Highlands shares unless the payment under the holder’s particular facts and circumstances is deemed to have the effect of a dividend distribution (as discussed above) and not a redemption treated as an exchange under the principles of Section 302 of the Code. Any Highlands shareholder that plans to exercise dissenter’s rights in connection with the merger is urged to consult its own tax advisor to determine the relevant tax consequences.

Information Reporting and Backup Withholding. Highlands shareholders may be subject to information reporting and backup withholding on any cash payments they receive in the merger (including cash in lieu of fractional ViewPoint shares). Any amount withheld under the backup withholding rules will be allowed as a refund or credit against a shareholder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

Highlands shareholders, however, will not be subject to backup withholding, if they:

•

furnish a correct taxpayer identification number and certify that they are not subject to backup withholding on the IRS Form W-9 or the substitute Form W-9 included in the letter of transmittal they will receive from the exchange agent; or

•	are otherwise exempt from backup withholding.

Reporting Requirements. Highlands shareholders who receive ViewPoint common stock as a result of the merger will be required to retain records pertaining to the merger. Additionally, each Highlands shareholder who is required to file a U.S. tax return and who is a “significant holder” that receives shares of ViewPoint common stock in the merger will be required to file with its U.S. federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger. Generally, a “significant holder” for this purpose is any Highlands shareholder who, immediately before the merger, (i) owned at least 1% (by vote or value) of Highlands common stock, or (ii) owned Highlands securities with a tax basis of $1 million or more. Each of Highlands’ shareholders will be responsible for the preparation of its own tax returns.

The foregoing discussion is for general information only and not intended to be legal or tax advice to any particular Highlands shareholder. This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, it does not address any non-income tax or any foreign, state or local tax consequences of the merger. Tax matters are very complicated, and the tax consequences of the merger to a Highlands shareholder will depend upon the facts of his or her particular situation. Accordingly, Highlands shareholders are strongly urged to consult with a tax advisor to determine the particular tax consequences of the merger.

Accounting Treatment

The merger will be accounted for using the purchase method of accounting with ViewPoint treated as the acquiror. Under this method of accounting, Highlands’ assets and liabilities will be recorded by ViewPoint at their respective fair values as of the date of completion of the merger. Financial statements of ViewPoint issued after the merger will reflect these values and will not be restated retroactively to reflect the historical financial position or results of operations of Highlands.

Regulatory Approvals

Under federal law, the merger must be approved by the Board of Governors of the Federal Reserve System and the bank merger must be approved by the Office of the Comptroller of the Currency. The U.S. Department of Justice may review the impact of the merger and the bank merger on competition.

Once the Federal Reserve Board approves the merger, we must wait for up to 30 days before we can complete the merger. If, however, there are no adverse comments from the U.S. Department of Justice and we receive permission from the Federal Reserve Board to do so, the merger may be completed on or after the 15th day after approval from the Federal Reserve Board. Similarly, after we receive approval of the bank merger from the Office of the Comptroller of the Currency, we must wait for up to 30 days before we can complete the bank merger. If, however, there are no adverse comments from the U.S. Department of Justice and we receive permission from the Office of the Comptroller of the Currency to do so, the bank merger may be completed on or after the 15th day after approval from the Office of the Comptroller of the Currency.

As of the date of this proxy statement/prospectus, all of the required regulatory applications have been filed. There can be no assurance as to whether all regulatory approvals will be obtained or as to the dates of the approvals. There also can be no assurance that the regulatory approvals received will not contain any condition, or carryover of any condition applicable to Highlands or The First National Bank of Jacksboro, that would increase any of the minimum regulatory capital requirements of ViewPoint following the merger or of ViewPoint Bank following the bank merger. See “The Merger Agreement—Conditions to Completion of the Merger.”

Dissenters’ Rights for Highlands Shareholders

The following section of this proxy statement/prospectus describes dissenters’ rights under the laws of the State of Texas. If you hold one or more shares of Highlands common stock, you are entitled to dissent from the merger and receive cash equal to the fair value of your shares of Highlands common stock instead of receiving shares of ViewPoint common stock and cash in lieu of any fractional ViewPoint shares. This value may be more or less than the value of the shares of ViewPoint common stock and cash in lieu of any fractional ViewPoint shares you would otherwise receive under the merger agreement. If you wish to dissent, you should carefully read this section, review the full text of the applicable law relating to dissenters’ rights and consult with your legal counsel.

The availability of your right to dissent is conditioned upon compliance with a procedure set forth in Subchapter H of Chapter 10 of the Texas Business Organizations Code, which is referred to in this section as the dissent provisions. The following discussion is only a summary of the dissent provisions. A copy of the full text of the applicable law relating to dissenters’ rights is included in this proxy statement/prospectus as Appendix D. You will lose your dissenters’ rights in the merger if you do not properly comply with the procedure set forth in the dissent provisions.

Exercising and Perfecting Your Right to Dissent. To be eligible to exercise your right to dissent from the merger, you must, before the special meeting, mail or deliver to Highlands a written notice of objection to the merger. This notice must state that you will exercise your right to dissent if the merger is completed and provide the address to which notice should be mailed to you if the merger is completed. In addition to mailing or delivering this notice, you must vote against approving the merger agreement. If you vote to approve the merger agreement, you will lose your right to dissent from the merger and will instead receive shares of ViewPoint common stock and cash in lieu of any fractional ViewPoint shares as described in the merger agreement.

If you provide Highlands with a written notice of objection to the merger before the special meeting and vote against approving the merger agreement, ViewPoint (as successor to Highlands) will, if the merger is completed, mail or deliver to you a written notice informing you of the date that the merger was completed and notifying you of your right to dissent from the merger. ViewPoint must mail or deliver this notice to you within ten days after the merger is completed. If you wish to receive the fair value of your shares of Highlands common stock in cash, you must, within 20 days after the date of ViewPoint’s mailing or delivering to you notice of the completed merger, mail or deliver to ViewPoint a demand in writing requesting payment of the fair value of your shares of Highlands common stock. The fair value of your shares of Highlands common stock will be the value of the shares as of the date immediately preceding the completion of the merger, excluding any appreciation or depreciation in anticipation of the merger. Other details of your demand for payment are considered below.

Your initial written objection to the merger must be mailed or delivered to Highlands, and your written demand for payment and any further notices to ViewPoint following the merger concerning your dissenters’ rights must be mailed or delivered to ViewPoint, at the following addresses, as applicable

Before the Merger:	After the Merger:
Highlands Bancshares, Inc.	ViewPoint Financial Group, Inc.
8411 Preston Road, Suite 600	1309 W. 15th Street
Dallas, Texas 75225	Plano, Texas 75075
Attention: Kevin Hanigan and Noreen Skelly	Attention: Mark Hord

Your Demand for Payment. Your written demand for payment must provide how many shares of Highlands common stock you own, your estimate of the fair value of such shares and the address to which further notices should be mailed to you concerning your dissenters’ rights. If you fail to send this written demand to ViewPoint within the 20-day period, you will be bound by the merger and you will not be entitled to receive a cash payment representing the fair value of your shares of Highlands common stock. Instead, you will receive shares of ViewPoint common stock and cash in lieu of any fractional ViewPoint shares as described in the merger agreement. You must also, within 20 days of making your demand for payment, submit the certificates representing your shares of Highlands common stock to ViewPoint. ViewPoint will make a notation on your stock certificates indicating that a demand for payment has been made. If you fail to submit your stock certificates to ViewPoint for notation, ViewPoint may, at its option, terminate your right to receive a cash payment for your shares, unless a court directs ViewPoint otherwise.

Payment of the Fair Value of Your Shares of Highlands Common Stock if You and ViewPoint Agree upon an Estimate. Within 20 days after ViewPoint receives your demand for payment and your estimate of the fair value of your shares of Highlands common stock, ViewPoint must send you a written notice accepting or rejecting your estimate. If ViewPoint accepts your estimate, ViewPoint will notify you that it will pay such amount within 90 days after the merger is completed. If ViewPoint rejects your estimate, ViewPoint will notify you of its alternative estimate of the fair value of your shares, which ViewPoint will offer to pay within 120 days after the merger is completed. You may accept ViewPoint’s alternative offer within 90 days after the merger is completed or decline it. If an agreement is reached, ViewPoint will only pay you the fair value of your shares of Highlands common stock if you have surrendered the stock certificates representing your shares, duly endorsed for transfer.

Commencement of Legal Proceedings if a Demand for Payment Remains Unsettled. If you and ViewPoint have not reached an agreement as to the fair value of your shares of Highlands common stock within 90 days after the merger is completed, you or ViewPoint may, within 60 days after the expiration of the 90-day period, commence proceedings in Dallas County, Texas, asking the court to determine the fair value of your shares of Highlands common stock. The court will determine if you have complied with the dissent provisions and if you have become entitled to a valuation of and payment for your shares of Highlands common stock. The court will then appoint one or more qualified persons to act as appraisers to determine the fair value of your shares. The appraisers will determine the fair value of your shares and will report this value to the court. The court will consider the report, and both you and ViewPoint may address the court about the report. The court will determine the fair value of your shares and direct ViewPoint to pay that amount, plus interest, which will begin to accrue from the 91st day after the merger is completed.

Rights as a Shareholder. If you have made a written demand for payment of the fair value of your shares of Highlands common stock, you will not thereafter be entitled to vote or exercise any other rights as a shareholder except the right to receive payment for your shares as described above and the right to maintain an appropriate action to obtain relief on the ground that the merger would be or was fraudulent. In the absence of fraud in the transaction, your right under the dissent provisions described above is the exclusive remedy for the recovery of the value of your shares or money damages with respect to the merger.

Withdrawal of Demand. If you have made a written demand for payment of the fair value of your shares of Highlands common stock, you may withdraw such demand at any time before payment for your shares has been made or a petition has been filed with a court for determination of the fair value of your shares. If you withdraw your demand for payment or are otherwise unsuccessful in asserting your dissenters’ rights, you will be bound by the merger agreement, and your status as a shareholder will be restored without prejudice to any corporate proceedings, dividends or distributions which may have occurred during the interim.

Federal Income Tax Consequences. You should consult with your own tax advisor regarding how the expected federal income tax consequences of the transaction, as described above, will change if you elect to dissent from the merger. See “The Merger—Material U.S. Federal Income Tax Consequences of the Merger—Dissenting Shareholders.”

Board of Directors and Management of ViewPoint Following the Merger

Kevin Hanigan, the current Chairman and Chief Executive Officer of Highlands, has entered into an employment agreement with ViewPoint and ViewPoint Bank under which he will become President and Chief Executive Officer of ViewPoint and ViewPoint Bank upon completion of the merger. In addition, upon completion of the merger, Mr. Hanigan and Bruce Hunt, a director of Highlands, will become directors of ViewPoint and ViewPoint Bank. Biographical and other information regarding Messrs. Hanigan and Hunt is contained under “The Companies—Highlands.” Information regarding the other executive officers and directors of ViewPoint is contained in documents filed by ViewPoint with the SEC and incorporated by reference into this proxy statement/prospectus, including ViewPoint’s Annual Report on Form 10-K for the year ended December 31, 2010 and its definitive 2011 annual meeting proxy statement filed with the SEC on April 18, 2011. See “Where You Can Find More Information.”

Interests of Highlands Executive Officers and Directors in the Merger

In the merger, the directors and executive officers of Highlands will receive the same consideration for their Highlands shares as the other shareholders of Highlands. In considering the recommendation of the Highlands board of directors that you vote to approve the merger agreement, you should be aware that some of Highlands’ executive officers and directors may have interests in the merger and may have arrangements, as described below, that may be considered to be different from, or in addition to, those of Highlands’ shareholders generally. The Highlands board of directors was aware of these interests and considered them, among other matters, in reaching its decisions to approve the merger agreement and to recommend that you vote in favor of approving the merger agreement.

Stock Options. Five of Highlands’ directors and executive officers hold options granted under Highlands’ Amended and Restated 2006 Long-Term Incentive Plan for the issuance of a total of 410,250 shares of Highlands common stock, of which options representing 282,876 shares are not yet vested and exercisable. Under the terms of Highlands’ Amended and Restated 2006 Long-Term Incentive Plan, consummation of the merger will result in the immediate vesting of all outstanding options, including the options held by those five directors and executive officers. Pursuant to the merger agreement, prior to the consummation of the merger, Highlands must cause all outstanding and unexercised options to purchase shares of Highlands common stock to be cancelled. In the case of out-of-the-money options, no payment will be made to the holder for cancellation. In the case of an option whose per-share exercise price is in excess of the fair market value of a share of Highlands common stock, which we refer to as an out-of-the-money option, no payment will be made to the holder for cancellation. In the case of an option whose per-share exercise price is at or below the fair market value of a share of Highlands common stock, which we refer to as an in-the-money option, Highlands will make a payment for cancellation in an amount equal to the excess of the fair market value of a share of common stock as of the consummation of the merger less the per share exercise price of the option multiplied by the number of shares subject to the option. See “The Merger Agreement—Stock Options and Warrants.” As of January 31, 2012, all Highlands stock options held by Highlands’ directors and executive officers were out-of-the-money based upon the value of a share of Highlands common stock implied by the exchange ratio in the merger agreement and the closing price of a share of ViewPoint common stock on that date.

Employment Agreement Between ViewPoint and ViewPoint Bank and Kevin Hanigan. In connection with the merger, Kevin Hanigan, Chairman of the Board of Directors and Chief Executive Officer of Highlands, has entered into an employment agreement with ViewPoint and ViewPoint Bank. This agreement provides that upon the completion of the merger, ViewPoint and ViewPoint Bank will employ Mr. Hanigan in the position of President and Chief Executive Officer until December 31, 2014, unless the agreement is terminated before that date for specific causes as described in the agreement or the term of the agreement is extended beyond that date. The agreement provides that on December 13, 2013 and on each December 13th thereafter, the term of the agreement will be automatically extended by one additional year unless within 60 days prior to the extension date either ViewPoint or Mr. Hanigan provides notice of non-extension to the other. Under the employment agreement, Mr. Hanigan will receive a minimum annual salary of $475,000, with the potential of cash bonuses as determined by the board of directors of ViewPoint in its sole discretion and the right to participate in any incentive compensation plan adopted by ViewPoint. Mr. Hanigan is also entitled under the employment agreement to: participation in any stock-based compensation plans; a life insurance policy at ViewPoint’s expense, to be owned by Mr. Hanigan, in the face amount of $1,000,000; an executive benefits allowance of at least $35,000 per year; participation in ViewPoint’s supplemental executive retirement plan and any other non-qualified retirement program established for the benefit of executives or key employees of ViewPoint; and participation in any other retirement plans, group insurance and other benefits provided to full-time employees generally and in which executive officers participate. Early termination of Mr. Hanigan’s employment agreement without cause, or under certain other specified circumstances, will entitled Mr. Hanigan to severance benefits consisting of (i) a continuation of compensation payments under the agreement for the remaining term of the agreement equal to no less than his base salary for 18 months plus a pro rata portion of any unpaid bonus earned prior to the termination date, if the termination occurs prior to a change in control, or (ii) a lump sum payment equal to 24 months of base salary, if the termination occurs in connection with or following a change in control. A copy of Mr. Hanigan’s employment agreement has been filed as an exhibit to the Registration Statement on Form S-4 of which this proxy statement/prospectus forms is a part. See “Where You Can Find More Information.”

Kevin Hanigan and Bruce Hunt Becoming ViewPoint Directors. Following the completion of the merger, Mr. Hanigan and Bruce Hunt, who are both current directors of Highlands, will join the boards of directors of ViewPoint and ViewPoint Bank. Mr. Hanigan’s employment agreement with ViewPoint and ViewPoint bank provides that he will not receive any additional compensation for his services as a director. Mr. Hunt will be entitled to the same compensation as is provided to the other non-employee directors of ViewPoint and ViewPoint Bank. The non-employee directors are compensated for their service on the ViewPoint Bank board but not the ViewPoint board. Each non-employee director currently receives from ViewPoint Bank: (i) a $20,000 annual retainer; (ii) $1,000 per ViewPoint Bank board meeting attended and (iii) $750 per ViewPoint Bank board committee meeting attended. Directors may elect to defer receipt of all or any part of their directors’ fees pursuant to a non-qualified deferred compensation plan. These deferred fees are invested in third party mutual funds. ViewPoint Bank also pays premiums for a life insurance policy and accidental death and dismemberment policy for the benefit of each non-employee director. If the director leaves the service of ViewPoint Bank for any reason other than death, all rights to any such benefit cease. Directors are provided or reimbursed for travel and lodging (including for spouse) and are reimbursed for other customary out-of-pocket expenses incurred in attending out-of-town board and committee meetings, as well as industry conferences and continuing education seminars. Under the terms of ViewPoint Bank’s bank owned life insurance, each director is provided a death benefit of $40,000 if he or she dies while a director of ViewPoint Bank.

Indemnification and Insurance. As described under “The Merger Agreement—Indemnification and Continuance of Director and Officer Liability Coverage,” ViewPoint will indemnify (and advance expenses to), to the fullest extent permitted under applicable law, the present and former directors, officers and employees of Highlands and its subsidiaries with respect to claims pertaining to matters occurring at or prior to the effective time of the merger. ViewPoint also has agreed, for a period of six years after the effective time of the merger, to maintain at its expense directors’ and officers’ liability insurance to reimburse present and former officers and directors of Highlands with respect to claims arising from facts or events occurring prior to completion of the merger. This insurance must contain at least the same coverage and amounts, and contain terms no less advantageous than the coverage currently provided by Highlands. Instead of providing this insurance coverage, ViewPoint may, prior to the effective time of the merger but after ViewPoint’s conditions to completion of the merger have been satisfied or waived, cause Highlands to purchase a tail policy for directors’ and officers’ liability insurance on the terms described in the preceding sentence.

Stock Listing

It is a condition to each party’s obligation to complete the merger that the shares of ViewPoint common stock to be issued in connection with the merger be authorized for listing on the NASDAQ Stock Market subject to official notice of issuance.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the merger agreement. This summary is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Appendix A to this proxy statement/prospectus and is incorporated herein by reference. You should read the merger agreement in its entirety, as it is the legal document governing the merger.

The Merger

The boards of directors of Highlands and ViewPoint have each unanimously approved the merger agreement, which provides for the merger of Highlands into ViewPoint, with ViewPoint as the surviving corporation of the merger. Each share of ViewPoint common stock issued and outstanding immediately prior to the effective time of the merger will remain issued and outstanding as one share of ViewPoint common stock. Each share of Highlands common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive 0.6636 of a share of ViewPoint common stock, as described below. See “—Merger Consideration.” The merger agreement provides that after the effective time of the merger and at or after the close of business on the merger closing date, The First National Bank of Jacksboro, a wholly owned subsidiary of Highlands, will merge into ViewPoint Bank, a wholly owned subsidiary of ViewPoint, with ViewPoint Bank as the surviving institution. The merger of ViewPoint Bank and The First National Bank of Jacksboro may be abandoned at the election of ViewPoint Bank at any time, and ViewPoint Bank may designate an alternative transaction, including a purchase and assumption of a portion of the assets and liabilities of The First National Bank of Jacksboro, provided that the alternative transaction does not result in any adverse tax consequences to ViewPoint or Highlands or any of their subsidiaries. We refer to the merger of ViewPoint Bank and The First National Bank of Jacksboro, including any alternative transaction, as the “bank merger.”

Effective Time and Completion of the Merger

The merger agreement provides that unless both ViewPoint and Highlands agree to a later date, the filings necessary to make the merger effective, consisting of articles of merger to be filed with the Department of Assessments and Taxation of the State of Maryland and a certificate of merger to be filed with the Secretary of State of the State of Texas, will be made on or before the third business day after all of the conditions to completion of the merger have been satisfied or waived (other than those that by their nature are to be satisfied or waived at the closing of the merger).

We currently expect that the merger will be completed in the first half of 2012, subject to the approval of the merger agreement by Highlands shareholders, the receipt of all necessary regulatory approvals and the expiration of all regulatory waiting periods. However, completion of the merger could be delayed if there is a delay in obtaining the required regulatory approvals or in satisfying any other conditions to the merger. There can be no assurances as to whether, or when, ViewPoint and Highlands will obtain the required approvals or complete the merger. See “—Conditions to Completion of the Merger.”

Merger Consideration

Under the terms of the merger agreement, each share of Highlands common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive 0.6636 of a share of ViewPoint common stock. We sometimes refer to this 0.6636-to-one ratio as the “exchange ratio.” No fractional shares of ViewPoint common stock will be issued in connection with the merger. Instead, ViewPoint will make a cash payment to each Highlands shareholder who would otherwise receive a fractional ViewPoint share, equal to the fractional share amount multiplied by the average, rounded to the nearest one-ten thousandth, of the closing sale prices of ViewPoint common stock for the five trading days immediately preceding the date of the effective time of the merger. A Highlands shareholder also has the right to obtain the fair value of his or her Highlands shares in lieu of receiving the merger consideration under the merger agreement by strictly following the procedures under the TBOC, as discussed under “The Merger—Dissenters’ Rights for Highlands shareholders,” beginning on page 46.

Based on the closing price of $12.88 per share of ViewPoint common stock on December 7, 2011 and the exchange ratio of 0.6636, the implied value of the merger consideration per share of Highlands common stock is $8.55. However, as discussed above, the value of the shares of ViewPoint common stock to be issued in the merger will fluctuate during the period up to and including the completion of the merger. We cannot assure you whether or when the merger will be completed, and you are advised to obtain current market prices for ViewPoint common stock. See “Risk Factors—Because the exchange ratio in the merger is fixed and the market price of ViewPoint common stock will fluctuate, you cannot be sure of the value of the merger consideration you will receive.”

If, prior to the effective time of the merger, the outstanding shares of ViewPoint common stock are increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split or other similar change in capitalization, an appropriate and proportionate adjustment will be made to the exchange ratio.

Exchange of Stock Certificates

Prior to the effective time of the merger, ViewPoint will appoint as the exchange agent under the merger agreement either its transfer agent, Registrar and Transfer Company, or an unrelated bank or trust company reasonably acceptable to Highlands. As soon as reasonably practicable after the effective time of the merger, the exchange agent will mail to each holder of record of Highlands common stock who does not exercise dissenters’ rights a letter of transmittal and instructions for the surrender of the holder’s Highlands stock certificate(s) for the merger consideration and cash in lieu of any fractional ViewPoint shares.

Highlands shareholders should not send in their stock certificates until they receive the letter of transmittal and instructions.

Upon surrender to the exchange agent of the certificate(s) representing his or her shares of Highlands common stock, accompanied by a properly completed letter of transmittal, a Highlands shareholder will be entitled to promptly receive the merger consideration and cash in lieu of any fractional ViewPoint shares. Until surrendered, each such certificate will represent after the effective time of the merger, for all purposes, only the right to receive, without interest, the merger consideration and cash in lieu of any fractional ViewPoint shares.

No dividends or other distributions with respect to ViewPoint common stock after completion of the merger will be paid to the holder of any unsurrendered Highlands stock certificates with respect to the ViewPoint shares represented by those certificates until those certificates have been properly surrendered. Subject to applicable abandoned property, escheat or similar laws, following the proper surrender of any such previously unsurrendered Highlands stock certificate, the holder of the certificate will be entitled to receive, without interest, (i) the amount of unpaid dividends or other distributions with a record date after the effective time of the merger payable with respect to the whole shares of ViewPoint common stock represented by that certificate and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of ViewPoint common stock represented by that certificate with a record date after the effective time of the merger (but before the date on which the certificate is surrendered) and with a payment date subsequent to the issuance of the shares of ViewPoint common stock issuable in exchange for that certificate.

Shares of ViewPoint common stock and cash in lieu of any fractional ViewPoint shares may be issued or paid in a name other than the name in which the surrendered Highlands stock certificate is registered if (i) the certificate surrendered is properly endorsed or otherwise in a proper form for transfer, and (ii) the person requesting the payment or issuance pays any transfer or other similar taxes due or establishes to the satisfaction of ViewPoint that such taxes have been paid or are not applicable.

After the effective time of the merger, there will be no transfers on the stock transfer books of Highlands other than to settle transfers of shares of Highlands common stock that occurred prior to the effective time. If, after the effective time of the merger, certificates for Highlands common stock are presented for transfer to the exchange agent, the certificates will be cancelled and exchanged for the merger consideration and cash in lieu of any fractional ViewPoint shares.

Any portion of the shares of ViewPoint common stock to be issued in the merger and cash to be paid in lieu of fractional ViewPoint shares that remains unclaimed by Highlands shareholders at the expiration of six months after the effective time of the merger may be paid to ViewPoint. In that case, any former Highlands shareholders who have not yet surrendered their Highlands stock certificates may after that point look only to ViewPoint with respect to the merger consideration, any cash in lieu of any ViewPoint fractional shares and any unpaid dividends and distributions on the shares of ViewPoint common stock to which they are entitled, in each case, without interest. None of ViewPoint, the exchange agent or any other person will be liable to any former Highlands shareholder for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

In the event any Highlands stock certificate is lost, stolen or destroyed, in order to receive the merger consideration and any cash in lieu of any fractional ViewPoint shares, the holder of that certificate must provide an affidavit of that fact and, if reasonably required by ViewPoint or the exchange agent, post a bond in such amount as ViewPoint determines is reasonably necessary to indemnify it against any claim that may be made against it with respect to that certificate.

Stock Options and Warrants

The merger agreement requires Highlands to cause all outstanding and unexercised options to purchase shares of Highlands common stock to be canceled prior to the effective time of the merger. In the case of out-of-the-money options, no payment will be made to the option holder for cancelation and in the case of in-the-money options, Highlands must pay the option holder an amount equal to the excess of the fair market value of a share of Highlands common stock less the per share exercise price of the option multiplied by the number of shares underlying the option. All outstanding and unexercised warrants to purchase Highlands common stock will become null and void by their terms at the effective time of the merger. The termination of the Highlands options and warrants is a condition to Viewpoint’s obligation to complete the merger. See “—Conditions to Completion of the Merger.” ViewPoint will not assume any outstanding Highlands stock options or warrants, and none of the outstanding Highlands stock options or warrants will be converted to, or represent rights to acquire, ViewPoint common stock.

Conduct of Business Pending the Merger

Pursuant to the merger agreement, Highlands and ViewPoint have agreed to certain restrictions on their activities until the merger is completed or terminated. In general, each party has agreed that, except as otherwise permitted by the merger agreement, or as required by applicable law or a governmental entity or with the prior written consent of the other party, it will:

•	use commercially reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships;

•

not take any action that is intended to or that would reasonably be expected to adversely affect or materially delay the ability of either party or its subsidiaries to obtain any necessary regulatory approvals or to complete the merger;

•	not take any action that is intended to cause the merger or the bank merger to fail to qualify as a reorganization under Section 368(a) of the Internal Revenue Code; and

•

not take any action that is likely to materially impair the party’s ability to perform any of its obligations under the merger agreement or its subsidiary bank to perform any of its obligations under the bank merger agreement.

ViewPoint has also agreed that it will not and will not permit any of its subsidiaries to:

•	amend its charter or bylaws (or the charter or bylaws of a significant subsidiary) in a manner that would adversely affect Highlands or any of its subsidiaries; or

•	declare or pay any dividend or distribution on ViewPoint common stock, except for its quarterly dividend, the timing of which is consistent with past practice.

Highlands has also agreed that it will, and will cause each of its subsidiaries to, conduct its business in the ordinary course consistent with past practice in all material respects. Highlands has further agreed that it will not, and will not permit any of its subsidiaries, to do any of the following without the prior written consent of ViewPoint:

•

issue or sell, or authorize the creation of, any additional shares of its capital stock, other ownership interests or any rights to acquire stock or voting debt securities, except pursuant to Highlands stock options and warrants outstanding on the date of the merger agreement;

•	issue any other capital securities, including trust preferred or other similar securities, voting debt securities or other securities;

•	pay any dividends or other distributions on its capital stock, other than dividends from wholly owned subsidiaries to Highlands or to another wholly owned subsidiary of Highlands;

•

(i) enter into, modify, renew or terminate any employment, severance or similar agreement or arrangement with any director, officer or employee, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments) other than (A) at will agreements, (B) normal increases in salary to rank and file employees, (C) annual bonuses for calendar year 2011 as previously disclosed to ViewPoint, (D) severance in accordance with past practice and (E) changes that are required by applicable law; (ii) hire any new officers; (iii) promote any employee to a rank of vice president or higher; or (iv) pay expenses in excess of a specified amount for employees and directors to attend conventions or similar meetings;

•	except as required by law, establish, modify, renew or terminate any employee benefit plan or accelerate the vesting of benefits under any employee benefit plan;

•

sell, transfer or encumber any of its assets, except in the ordinary course of business consistent with past practice, and in the case of a sale or transfer, at fair value, or sell or transfer any of its deposit liabilities;

•

enter into, modify or renew any data processing contract, service provider agreement or any lease, license or maintenance agreement relating to real or personal property or intellectual property other than any annual renewal of an agreement that is necessary to operate its business in the ordinary course consistent with past practice, or to permit to lapse its rights in any material intellectual property;

•	acquire the assets, business or properties of any person, other than pursuant to foreclosure, in a fiduciary capacity or in satisfaction of debts contracted prior to the date of the merger agreement;

•

sell or acquire any loans (excluding originations) or loan participations, except in the ordinary course of business consistent with past practice (but, in the case of a sale, after giving ViewPoint or ViewPoint Bank a first right of refusal to acquire such loan or participation), or sell or acquire any loan servicing rights;

•	amend its charter or bylaws or similar governing documents;

•	materially change its accounting principles, practices or methods, except as may be required by accounting principles generally accepted in the United States or any governmental entity;

•	enter into, materially modify, terminate or renew any material contract;

•	settle any legal claims involving an amount in excess of $25,000, excluding amounts paid or reimbursed under any insurance policy;

•

foreclose upon any real property without obtaining a phase one environmental report, except for one- to four-family non-agricultural residential properties of five acres or less which Highlands does not have reason to believe contain hazardous substances or might be in violation of or require remediation under environmental laws;

•

in the case of The First National Bank of Jacksboro, (i) voluntarily make a material change in its deposit mix; (ii) increase or decrease the interest rate paid on its time deposits or certificates of deposit except in a manner consistent with past practice and competitive factors in the marketplace; (iii) incur any liability or obligation relating to retail banking and branch merchandising, marketing and advertising activities and initiatives except in the ordinary course of business consistent with past practice; (iv) open any new branch or deposit taking facility; or (v) close or relocate any existing branch or other facility;

•	acquire any investment securities outside of the limits specified in the merger agreement;

•	make capital expenditures outside the limits specified in the merger agreement;

•	materially change its loan underwriting policies or make loans on extensions of credit in excess of specified amounts;

•	invest in any new or existing joint venture or any new real estate development or construction activity;

•	materially change its interest rate and other risk management policies and practices;

•	incur any debt for borrowed funds other than in the ordinary course of business consistent with past practice with a term of one year or less;

•	make charitable contributions in excess of limits specified in the merger agreement;

•	enter into any new lines of business; or

•

make, change or revoke any material tax election (other than in a manner consistent with prior elections), materially amend any tax return, enter into any material tax closing agreement, or settle any material liability with respect to disputed taxes.

Third Party Proposals

Highlands has agreed that, from the date of the merger agreement until the effective time of the merger or, if earlier, the termination of the merger agreement, it will not, and will cause its subsidiaries not to: (i) initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any discussions or negotiations concerning, or provide to any person any confidential or nonpublic information concerning, its and its subsidiaries’ business, properties or assets; or (ii) have any discussions with any person relating to any third party proposal for a tender or exchange offer, merger or consolidation or other business combination involving Highlands or any of its significant subsidiaries or any proposal to acquire more than 20% of the voting power in, or more than 20% of the fair market value of the business, assets or deposits of, Highlands or any of its significant subsidiaries (referred to as an “acquisition proposal”).

Notwithstanding this agreement, if Highlands receives an unsolicited written acquisition proposal that Highlands’ board of directors determines in good faith is reasonably likely to constitute or result in a transaction that is more favorable from a financial point of view to the shareholders of Highlands than the merger with ViewPoint (referred to as a “superior proposal”), Highlands may provide confidential information to and negotiate with the third party that submitted the acquisition proposal if the Highlands board of directors determines in good faith, after consulting with counsel, that the failure to do so would or would be reasonably likely to violate the board’s fiduciary duties. In order to constitute a superior proposal, an acquisition proposal must be for a tender or exchange offer, for a merger or consolidation or other business combination involving Highlands or any of its significant subsidiaries or for the acquisition of a majority of the voting power in, or a majority of the fair market value of the business, assets or deposits of, Highlands or any of its significant subsidiaries. Highlands must promptly advise ViewPoint of any alternative proposal received and keep it apprised of any related developments.

The merger agreement generally prohibits the Highlands board of directors from withdrawing or modifying in a manner adverse to ViewPoint the board’s recommendation that Highlands’ shareholders vote to approve the merger agreement (referred to as a “change in recommendation”). At any time prior to the approval of the merger agreement by Highlands’ shareholders, however, the Highlands board of directors may effect a change in recommendation in response to (i) a bona fide written unsolicited acquisition proposal that the board determines in good faith, after consultation with counsel, constitutes a superior proposal, or (ii) an intervening event (defined below) if, the board determines in good faith, after consultation with counsel, that, in light of the superior proposal or intervening event, the failure to make a change in recommendation would constitute or be reasonably likely to constitute a violation of the board’s fiduciary duties. The Highlands board of directors may not make a change in recommendation in response to a superior proposal, or terminate the merger agreement to pursue a superior proposal, unless it has given ViewPoint at least two business days to propose a modification to the merger agreement and, after considering any such proposed modification, the board determines in good faith, after consultation with counsel, that the proposal continues to constitute a superior proposal.

An “intervening event” means an event or circumstance, other than an acquisition proposal or an event or condition generally affecting the banking industry, that was not known to the Highlands board of directors at the date of the merger agreement (or if known, the material consequences of which were not then known to or understood by the board), which event or circumstance or any of its material consequences becomes known to or understood by the board prior to the approval of the merger agreement by Highlands’ shareholders and which causes the board to conclude in good faith, after consultation with counsel, that a failure to make a change in recommendation would constitute or would be reasonably likely to constitute a violation of its fiduciary duties.

If the Highlands board of directors makes a change in recommendation or if Highlands pursues a superior proposal, Highlands could be required to pay ViewPoint a termination fee of $2.5 million in cash. See “—Termination of the Merger Agreement.”

Representations and Warranties

The merger agreement contains generally customary representations and warranties of ViewPoint and Highlands relating to their respective businesses that are made as of the date of the merger agreement and as of the completion date of the merger. The representations and warranties of each of ViewPoint and Highlands have been made solely for the benefit of the other party and these representations and warranties should not be relied on by any other person. In addition, these representations and warranties:

•

have been qualified by information set forth in confidential disclosure schedules in connection with signing the merger agreement—the information contained in these schedules modifies, qualifies and creates exceptions to the representations and warranties in the merger agreement;

•	will not survive consummation of the merger;

•	may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties to the merger agreement if those statements turn out to be inaccurate;

•	are in some cases subject to a materiality standard described in the merger agreement which may differ from what may be viewed as material by you; and

•	were made only as of the date of the merger agreement or such other date as is specified in the merger agreement.

The representations and warranties made by ViewPoint and Highlands to each other primarily relate to:

•	corporate organization and existence;

•	capitalization;

•	ownership of subsidiaries;

•	corporate authorization to enter into the merger agreement and to consummate the merger;

•	absence of any breach of organizational documents, violation of law or breach of agreements as a result of the merger;

•	regulatory approvals required in connection with the merger;

•	reports filed with governmental entities, including, in the case of ViewPoint, the SEC;

•	financial statements;

•	absence of material adverse effect on each company since December 31, 2010;

•	compliance with laws and the absence of regulatory agreements;

•	material contracts;

•	in the case of Highlands, the inapplicability to the merger of state takeover laws;

•	employee benefit plans and labor matters;

•	legal proceedings;

•	environmental matters;

•	lending matters;

•	intellectual property;

•	transactions with affiliates;

•	derivative instruments and transactions;

•	administration of fiduciary accounts;

•	tax matters;

•	Community Reinvestment Act compliance;

•	maintenance of insurance policies;

•	ownership and other property rights;

•	liquidity of investment portfolio;

•	accuracy of books and records;

•	absence of actions or omissions by present or former directors, advisory directors, officers, employees or agents that would give rise to a material claim for indemnification; and

•	fees paid to financial advisors.

Conditions to Completion of the Merger

Mutual Closing Conditions. The obligations of ViewPoint and Highlands to complete the merger are subject to the satisfaction of the following conditions:

•	approval of the merger agreement by Highlands’ shareholders;

•	authorization for listing on the NASDAQ Stock Market of the shares of ViewPoint common stock to be issued in the merger;

•	the Registration Statement on Form S-4, of which this proxy statement/prospectus is a part, being effective and not subject to any stop order by the SEC;

•	absence of any injunction or other legal restraint blocking the merger or the bank merger; and

•

receipt of all required regulatory approvals without any condition applicable to Highlands or The First National Bank of Jacksboro that would increase any of the minimum regulatory capital requirements of ViewPoint following the merger or of ViewPoint Bank following the bank merger, and the expiration of all statutory waiting periods.

Additional Closing Conditions for the Benefit of ViewPoint. In addition to the mutual closing conditions, ViewPoint’s obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

•

accuracy, as of the date of the merger agreement and as of the effective time of the merger, of the representations and warranties made by Highlands to the extent specified in the merger agreement, and the receipt by ViewPoint of a certificate signed by the Chief Executive Officer or Chief Financial Officer of Highlands to that effect;

•

performance in all material respects by Highlands of the obligations required to be performed by it at or prior to the effective time of the merger and the receipt by ViewPoint of a certificate signed by the Chief Executive Officer or Chief Financial Officer of Highlands to that effect;

•	the termination of all outstanding Highlands stock options and Highlands warrants;

•	the absence of specified events that would prevent Kevin Hanigan from becoming President and Chief Executive Officer of ViewPoint upon completion of the merger;

•	the holders of less than 10% of the outstanding shares of Highlands common stock exercising dissenters’ rights under Texas law; and

•

the consolidated tangible net worth of Highlands as of the last day of the calendar month next preceding the closing date of the merger being at least $57 million, plus the amount, if any, paid or credited to capital in connection with the exercise of Highlands stock options or warrants after the date of the merger agreement and the amount, if any, paid (if not charged against net worth) or to be paid by Highlands for the cancellation of stock options.

Additional Closing Conditions for the Benefit of Highlands. In addition to the mutual closing conditions, Highlands’ obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

•

accuracy, as of the date of the merger agreement and as of the effective time of the merger, of the representations and warranties made by ViewPoint to the extent specified in the merger agreement, and the receipt by Highlands of a certificate signed by the Chief Executive Officer or Chief Financial Officer of ViewPoint to that effect;

•

performance in all material respects by ViewPoint of the obligations required to be performed by it at or prior to the effective time of the merger and the receipt by Highlands of a certificate signed by the Chief Executive Officer or Chief Financial Officer of ViewPoint to that effect; and

•

the receipt by Highlands an opinion of its legal counsel and a copy of the opinion rendered to ViewPoint by its legal counsel to the effect that the merger will be treated as a reorganization within the meaning of Section  368(a) of the Internal Revenue Code.

Waiver; Amendment

ViewPoint and Highlands can agree to amend the merger agreement and each of them can waive their right to require the other party to adhere to the terms and conditions of the merger agreement, where law allows. After the approval of the merger agreement by the shareholders of Highlands, there may not be, without further approval of Highlands’ shareholders, any amendment of the merger agreement that requires further approval under applicable law.

Termination of the Merger Agreement

ViewPoint and Highlands can jointly agree to terminate the merger agreement at any time. Either company may also terminate the merger agreement:

•

if a regulatory or other governmental authority has denied approval of the merger or the bank merger and such denial has become final and non-appealable, provided that the denial is not due to the failure of the company seeking termination to fulfill its obligations under the merger agreement, or if a court or regulatory other governmental authority issues a final, non-appealable order prohibiting the merger or the bank merger;

•

if the merger has not been completed by June 30, 2012, unless due to the failure of the company seeking termination to perform or observe its covenants and agreements set forth in the merger agreement;

•

if the other company breaches any representation, warranty, covenant or other agreement, which breach results in a failure to satisfy the closing conditions of the party seeking termination and such breach is not cured within 20 days following written notice to the breaching party or by its nature or timing cannot be cured within that time period, provided that the party seeking termination is not itself in material breach of the merger agreement; or

•

if the provision giving ViewPoint the right to terminate the merger agreement as described in the next sentence is not applicable and the shareholders of Highlands fail to approve the merger agreement at the special meeting of Highlands shareholders.

In addition to the circumstances described above, ViewPoint will be entitled to terminate the merger agreement if the board of directors of Highlands fails to recommend that Highlands shareholders approve the merger agreement or makes a change in recommendation, or if Highlands materially breaches any of the provisions relating to third party proposals, as described under “—Third Party Proposals.” Immediately following such a termination by ViewPoint, Highlands must pay to ViewPoint a termination fee of $2.5 million in cash. Highlands also will be entitled to terminate the merger agreement before its shareholders approve the merger agreement in order to enter into an agreement for a superior proposal in accordance with the provisions on third party proposals as described under “—Third Party Proposals,” provided that Highlands has not materially breached any of the provisions on third party proposals and has paid ViewPoint the termination fee of $2.5 million in cash; the amount of the termination fee would have been $1.5 million if the merger agreement were terminated by Highlands under this circumstance within 30 days following the execution of the merger agreement. Highlands must also pay the $2.5 million termination fee to ViewPoint if the merger agreement is terminated by either party as a result of the failure of Highlands’ shareholders to approve the merger agreement and if, prior to such termination, there is publicly announced a proposal for a tender or exchange offer, for a merger or consolidation or other business combination involving Highlands or any of its significant subsidiaries or for the acquisition of a majority of the voting power in, or a majority of the fair market value of the business, assets or deposits of, Highlands or any of its significant subsidiaries and, within 270 days of the termination, Highlands or such significant subsidiary either enters into a definitive agreement with respect to the acquisition proposal or consummates the acquisition proposal.

Employee and Benefit Plan Matters

Following the effective time of the merger, ViewPoint must maintain employee benefit plans and compensation opportunities for those persons (as a group) who are full-time, active employees of Highlands and its subsidiaries on the merger closing date (referred to below as “covered employees”) which, in the aggregate, are substantially comparable and equivalent to the employee benefits and compensation opportunities that are made available on a uniform and non-discriminatory basis to similarly situated employees of ViewPoint or its subsidiaries, as applicable. Until such time as ViewPoint causes covered employees to participate in the benefit plans and compensation opportunities that are made available to similarly situated employees of ViewPoint or its subsidiaries, a covered employee’s continued participation in employee benefit plans and compensation opportunities of Highlands and its subsidiaries will be deemed to satisfy this provision of the merger agreement. In no event will any covered employee be eligible to participate in any closed or frozen plan of ViewPoint or its subsidiaries.

To the extent that a covered employee becomes eligible to participate in a ViewPoint benefit plan, ViewPoint must, except in the case of ViewPoint’s employee stock ownership plan, cause the plan to recognize up to ten years of prior service of the covered employee with Highlands or its subsidiaries (and their predecessor entities) for purposes of eligibility, participation, vesting and, except under any defined benefit pension plan or other plan that determines benefits on an actuarial basis, benefit accrual under the ViewPoint benefit plan, to the extent such service (not to exceed ten years) was recognized immediately prior to the effective time of the merger under a comparable Highlands benefit plan. This recognition of service will not duplicate any benefits of a covered employee with respect to the same period of service. In the case of any ViewPoint health, dental, vision plan or other welfare plan in which any covered employee is eligible to participate, for the first plan year in which the covered employee is eligible to participate, ViewPoint or its applicable subsidiary must use its commercially reasonable best efforts to (i) cause any pre-existing condition limitations or eligibility waiting periods to be waived to the extent the condition was or would have been covered under the Highlands benefit plan in which the covered employee participated before the completion of the merger, and (ii) recognize any health, dental, vision or other welfare expenses incurred by the covered employee in the year that includes the merger closing date (or, if later, the year in which the covered employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements.

Indemnification and Continuance of Director and Officer Liability Coverage

Following the merger, ViewPoint must, to the fullest extent permitted by law, indemnify and advance expenses to each present and former director, officer and employee of Highlands and its subsidiaries against any costs or expenses, damages or other liabilities incurred in connection with any legal proceeding arising out of or relating to matters existing or occurring at or prior to the effective time of the merger, including the transactions contemplated by the merger agreement.

For a period of six years following the effective time of the merger, ViewPoint will provide, at ViewPoint’s expense, directors’ and officers’ liability insurance to cover the present and former officers and directors of Highlands or any of its subsidiaries with respect to claims against them arising from facts or events occurring before the effective time of the merger, including the transactions contemplated by the merger agreement. This insurance must contain at least the same coverage and amounts, and contain terms and conditions no less advantageous as that coverage currently provided by Highlands. Instead of providing this insurance coverage, ViewPoint may, prior to the effective time of the merger but after ViewPoint’s conditions to completion of the merger have been satisfied or waived, cause Highlands to purchase a tail policy for directors’ and officers’ liability insurance on the terms described in the preceding sentence.

Expenses

All expenses incurred in connection with the merger will be paid by the party incurring the expenses, except that Highlands will bear the costs and expenses of printing and mailing this proxy statement/prospectus and ViewPoint has paid the filing fee for the Registration Statement on Form S-4 of which this proxy statement/prospectus is a part.

THE COMPANIES

ViewPoint

ViewPoint, a Maryland corporation, is the holding company for ViewPoint Bank, N.A., a national bank. ViewPoint Bank operates 25 community banking offices throughout the Dallas/Fort Worth Metroplex and nine loan production offices located in the Dallas/Fort Worth Metroplex, as well as in other Texas cities and in Oklahoma. ViewPoint Bank’s operations include its wholly owned subsidiary, ViewPoint Bankers Mortgage, Inc. (doing business as ViewPoint Mortgage). In July 2010, ViewPoint completed a public offering and share exchange as part of ViewPoint Bank’s conversion from the mutual holding company to the full stock holding company form of ownership. ViewPoint Bank converted from a federal thrift to a national bank in December 2011.

The principal business of ViewPoint Bank consists of attracting retail deposits from the general public and the business community and investing those funds, along with borrowed funds, in permanent loans secured by first and second mortgages on owner-occupied, one- to four-family residences and on commercial real estate, as well as in secured and unsecured commercial non-mortgage and consumer loans. Additionally, ViewPoint Bank has an active program with mortgage banking companies that allows them to close one- to four-family real estate loans in their own name and temporarily finance their inventory of these closed loans until the loans are sold to investors approved by ViewPoint Bank. ViewPoint Bank also offers brokerage services for the purchase and sale of non-deposit investment and insurance products through a third party brokerage arrangement.

ViewPoint’s operating revenues are derived principally from interest earnings on interest-earning assets, including loans and investment securities, service charges and fees on deposits and gains on the sale of loans. ViewPoint’s primary sources of funds are deposits, Federal Home Loan Bank advances and other borrowings, and payments received on loans and securities.

As of September 30, 2011, ViewPoint had total consolidated assets of $3.2 billion, deposits of $2.1 billion and shareholders’ equity of $406.7 million.

ViewPoint common stock is listed on the NASDAQ Global Select Market under the symbol “VPFG.” See “Summary—Stock Price and Dividend Information.”

ViewPoint’s executive offices are located at 1309 W. 15th Street, Suite 400, Plano, Texas 75075. ViewPoint’s telephone number is (972) 578-5000 and its website is www.viewpointfinancialgroup.com. The information on ViewPoint’s website is not a part of this proxy statement/prospectus and the reference to Viewpoint’s website address does not constitute incorporation by reference of any information on that website into this proxy statement/prospectus.

Additional information about ViewPoint is included in documents incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information.”

Highlands

General. Highlands is a privately owned Texas corporation registered as a bank holding company for Highlands Bank and The First National Bank of Jacksboro. It was incorporated in June 2006, upon ideals that include offering a personal banking environment with individualized client service and high quality, flexible products. It operates six banking locations in north Texas that serve both consumer and commercial clients, consisting of four in the Dallas area run as Highlands Bank and two in Jack and Wise Counties run as The First National Bank of Jacksboro.

As of September 30, 2011, Highlands had total consolidated assets of $507.8 million, deposits of $364.3 million and shareholders’ equity of $69.9 million.

Highlands’ executive offices are located at 8411 Preston Road, Dallas, Texas 75225. Highlands’ telephone number is (214) 368-8500 and its principal website is www.thehighlandsbank.com. The information on Highlands’ website is not a part of this proxy statement/prospectus and the reference to Highlands’ website address does not constitute incorporation by reference of any information on that website into this proxy statement/prospectus.

Market Prices of and Dividends on Highlands Common Stock. Highlands common stock is not listed on an exchange or quoted on any automated services, and there is no established trading market for shares of Highlands common stock. As of January 31, 2012, Highlands common stock was held by approximately 368 shareholders of record. Highlands does not have a policy of paying regular dividends on its common stock, and has never paid dividends on its common stock.

Security Ownership of Certain Beneficial Owners and Management. The following table sets forth the beneficial ownership of Highlands common stock as of January 31, 2012 by (i) each person or entity who is known by Highlands to beneficially own more than 5% of the outstanding shares of Highlands common stock, (ii) each director of Highlands, (iii) Highlands’ executive officers, and (iv) all directors and executive officers of Highlands as a group. Unless otherwise specified, the address of each listed shareholder is c/o Highlands Bancshares, Inc., 8411 Preston Road, Dallas, Texas 75225.

The percentage of beneficial ownership is calculated in relation to the 8,307,911 shares of Highlands common stock that were issued and outstanding as of January 31, 2012. Beneficial ownership is determined in accordance with the rules of the SEC, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting or investment power with respect to those securities, and includes shares of Highlands common stock issuable pursuant to the exercise of stock options or warrants that are exercisable within 60 days of January 31, 2012. Options and warrants to purchase shares of Highlands common stock that are exercisable within 60 days of January 31, 2012 are considered beneficially owned by the person holding such options for the purpose of computing ownership of such person, but are not treated as outstanding for the purpose of computing the beneficial ownership of any other person. Unless otherwise indicated, and subject to the voting agreements entered into with ViewPoint in connection with the merger (see “Information About the Special Meeting of Highlands Shareholders—Shares Subject to Voting Agreements; Shares Held by Directors and Executive Officers”), to Highlands’ knowledge, the persons or entities identified in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Name	Title	Amount of Beneficial Ownership		Percentage of Outstanding Shares of Common Stock Beneficially Owned(1)
5% Shareholders
NLM Capital Partners II, L.P.		600,000		7.22%
TDR-J Investments, LLC		534,000		6.43%
Service Equity Partners		512,000	(2)	6.16%

Executive Officers and Directors
Lawrence Bates	Managing Director and EVP	164,167	(3)	1.95%
Steven Boswell	Chief Risk Officer and SVP	43,442	(4)	*
James C. Collet	Director	600,100	(5)	7.22%
Michael Dardick	Director	25,000		*
Chuck Eikenberg	Chief Retail Executive and EVP	—		—
Kevin Hanigan	Chairman and CEO	30,000		*
Bruce Hunt	Director	275,500	(6)	3.27%
George Killebrew	Director	—		—
Curt McClymond	Director	284,500	(7)	3.41%
Noreen Skelly	Chief Financial Officer and EVP	8,750	(8)	*
Todd Williams	Director	25,000		*

All executive officers and directors as a group (11 persons)		1,456,459		17.5%

*	Does not exceed 1% of the class
(1)	Based on 8,307,911 shares of Highlands common stock that were issued and outstanding as of January 31, 2012. The percentage assumes the exercise by the shareholder or group named in each row of all options and warrants for the purchase of Highlands common stock held by such shareholder or group and exercisable within 60 days.
(2)	Service Equity Partners LP and Service Equity Partners (QP) LP collectively own 512,000 shares of Highlands common stock, and have voting and investment power over such shares.
(3)	Includes 47,500 shares subject to options and 80,000 shares subject to warrants exercisable within 60 days.
(4)	Includes 16,500 shares subject to options exercisable within 60 days.
(5)	James C. Collet owns 100 shares and Mr. Collet has shared voting and investment power over 600,000 shares owned by NLM Capital Partners II, L.P. Mr. Collet is the Managing Director of Jazzdog Investments, LLC, which is the general partner of NLM Capital Partners II, L.P.
(6)	Includes 120,000 shares subject to warrants exercisable within 60 days. Of Mr. Hunt’s remaining 155,500 shares, 123,500 shares are held by the Lyda Hunt-Herbert Trusts, under which Mr. Hunt is trustee and has voting and investment power over such shares.
(7)	Includes 40,000 shares subject to warrants exercisable within 60 days.
(8)	Includes 8,750 shares subject to options exercisable within 60 days.

Stock Options. The table below summarizes information regarding the options held by directors and executive officers of Highlands.

Options Held by Directors and Executive Officers

Name	Vested	Not vested	Total(1)
Lawrence Bates	47,500	—	47,500
Steven Boswell	16,500	11,250	27,750
Chuck Eikenberg	—	100,000	100,000
Kevin Hanigan	—	200,000	200,000
Noreen Skelly	8,750	26,250	35,000

(1)	All options are exercisable at $10.00 per share.

Under the terms of Highlands’ Amended and Restated 2006 Long-Term Incentive Plan, consummation of the merger will result in the immediate vesting of all outstanding options, including the options held by the five directors and executive officers of Highlands listed in the table above. Pursuant to the merger agreement, prior to the consummation of the merger, Highlands must cause all outstanding and unexercised options to purchase shares of Highlands common stock to be cancelled. In the case of an option whose per-share exercise price is in excess of the fair market value of a share of Highlands common stock, which we refer to as an out-of-the-money option, no payment will be made to the holder for cancellation. In the case of an option whose per-share exercise price is at or below the fair market value of a share of Highlands common stock, which we refer to as an in-the-money option, Highlands will make a payment for cancellation in an amount equal to the excess of the fair market value of a share of common stock as of the consummation of the merger less the per share exercise price of the option multiplied by the number of shares subject to the option. See “The Merger Agreement—Stock Options and Warrants.” As of January 31, 2012, all Highlands stock options held by Highlands’ directors and executive officers were out-of-the-money based upon the value of a share of Highlands common stock implied by the exchange ratio in the merger agreement and the closing price of a share of ViewPoint common stock on that date.

Warrants. The table below summarizes information regarding the warrants held by directors and executive officers of Highlands.

Warrants Held by Directors and Executive Officers

Name	Warrants(1)
Lawrence Bates	80,000
Bruce Hunt	120,000
Curt McClymond	40,000

(1)	All warrants are exercisable at $10.00 per share.

All outstanding and unexercised warrants to purchase Highlands common stock will become null and void by their terms at the effective time of the merger. See “The Merger Agreement—Stock Options and Warrants.”

Additional Information Regarding Kevin Hanigan and Bruce Hunt

As noted under “The Merger—Board of Directors and Management of ViewPoint Following the Merger,” Kevin Hanigan, the current Chairman and Chief Executive Officer of Highlands, has entered into an employment agreement with ViewPoint and ViewPoint Bank under which he will become President and Chief Executive Officer of ViewPoint and ViewPoint Bank upon completion of the merger. In addition, upon completion of the merger, Mr. Hanigan and Bruce Hunt, each a director of Highlands, will become directors of ViewPoint and ViewPoint Bank. Mr. Hunt is expected to be considered an “independent director” of ViewPoint under the listing rules of the NASDAQ Stock Market. Set forth below is background information for each of Messrs. Hanigan and Hunt, followed by information regarding the compensation they have received from Highlands.

Background—Kevin Hanigan. Mr. Hanigan, age 55, is currently the Chairman and Chief Executive Officer of Highlands, serving in those roles since 2010. His experience in Texas banking spans three decades and includes numerous leadership and management roles. Prior to joining Highlands, Mr. Hanigan served as chairman and chief executive officer of Guaranty Bank. After joining Guaranty in 1996, Mr. Hanigan held several senior-level executive positions that culminated in his appointment as chairman and chief executive officer in 2009. Previous positions with Guaranty include senior executive vice president from 2000 to 2007 with oversight of all corporate banking operations and responsibilities for middle market, oil and gas, syndications, treasury management and asset-based lending. In April 2007, Mr. Hanigan was appointed senior executive vice president with responsibilities for retail banking operations, provided through 163 offices in Texas and California, as well as an insurance subsidiary. From March to November 2008, he served as senior executive vice president and chief banking officer until his appointment as president and chief operating officer in November 2008. Mr. Hanigan began his career with Bank of the Southwest in Houston in June 1980. Mr. Hanigan earned his undergraduate degree and Master of Business Administration from Arizona State University. Mr. Hanigan previously served as a board member at First Tee Dallas and the Dallas YMCA. In 2009 he was appointed and served on the host committee for the 2010 NBA All-Star Game in Arlington. With more than 30 years of experience working in the banking industry in Texas and serving as chief executive officer of several institutions, Mr. Hanigan is expected to bring to the ViewPoint board of directors outstanding leadership skills and a deep understanding of the local banking market and issues facing the banking industry.

Background—Bruce Hunt. Mr. Hunt, age 53, is President of Petro-Hunt, L.L.C., an independent oil and gas production company headquartered in Dallas, Texas. Mr. Hunt is a graduate of the University of Texas with a BBA in Petroleum Land Management. He currently serves on the Board of Directors of Hornbeck Offshore

Services, Inc. (NYSE:HOS) and is the Independent Lead Director for the company. Mr. Hunt is active in a number of industry and professional organizations such as the American Petroleum Institute (API), Independent Producers Association of America (IPAA), National Ocean Industries Association (NOIA), and All-American Wildcatters. Mr. Hunt serves on the Board of Trustees at Texas Christian University (TCU) and is a past member of the International Board of Visitors at TCU’s Neeley School of Business. Mr. Hunt is an experienced business leader. The depth and breadth of his general business knowledge, coupled with the experience he has gained as a director of Highlands and as the lead independent director for another publicly held company is expected to make Mr. Hunt a valuable addition to the Viewpoint board of directors.

Compensation—Kevin Hanigan. The following table provides information regarding the compensation paid by Highlands to Mr. Hanigan, who is the Chairman, President and Chief Executive Officer of Highlands, for the fiscal years ended December 31, 2011 and 2010.

Summary Compensation Table

Name	Year	Salary($)	Bonus($)		Option Award($)(1)	All Other Compensation ($)(2)	Total($)
Kevin Hanigan	2011	300,000	85,000		$574,000	3,750	962,750
	2010	300,000	110,000	(3)	—	3,750	413,750

(1)	On May 24, 2011, Mr. Hanigan was awarded options for the issuance of a total of 200,000 shares of Highlands common stock with an exercise price of $10.00 per share. The amount in the table reflects the grant date fair value of this option award.
(2)	Other compensation consists of company-matching 401(k) contributions.
(3)	Includes a one-time retention bonus amount equal to $60,000 which Mr. Hanigan agreed to invest and has invested in Highlands common stock.

Mr. Hanigan has an employment agreement with Highlands dated as of January 18, 2010. Under his employment agreement with Highlands, Mr. Hanigan’s base salary is $300,000 subject to increases in accordance with normal practices for similarly situated executives. Mr. Hanigan is eligible to participate in Highlands’ cash incentive plan and stock incentive plan for senior level officers, as in effect from time to time, on the same basis as similarly situated employees. Under the employment agreement with Highlands, during 2010, Mr. Hanigan received a retention bonus in the amount of $60,000, which Mr. Hanigan agreed to invest, and has invested, in Highlands common stock

For information regarding the terms of the employment agreement Mr. Hanigan entered into to serve as President and Chief Executive Officer of ViewPoint and ViewPoint Bank following the merger, see “The Merger—Interests of Highlands Executive Officers and Directors in the Merger-Employment Agreement Between ViewPoint and ViewPoint Bank and Kevin Hanigan.”

The following table provides information regarding outstanding equity awards held by Mr. Hanigan as of December 31, 2011.

Outstanding Equity Awards at Fiscal Year-End

Name	Number of Securities Underlying Unexercised Options		Number of Securities Underlying Unexercised Unearned Options		Option Exercise Price	Option Expiration Date
Kevin Hanigan	-	(1)	200,000	(1)	$10.00	05/24/2021

(1)	The vesting schedule of this option is as follows: 50,000 shares on each of May 24, 2012, 2013, 2014 and 2015.

Compensation—Bruce Hunt. During the fiscal years ended December 31, 2011 and 2010, Mr. Hunt, who is currently a director of Highlands, did not receive any compensation or benefits for his service on the board of directors of Highlands. Upon becoming a director of ViewPoint and ViewPoint Bank following the completion of the merger, Mr. Hunt will be entitled to the same compensation as is provided to the other non-employee directors of ViewPoint and ViewPoint Bank. See “The Merger—Interests of Highlands Executive Officers and Directors in the Merger- Kevin Hanigan and Bruce Hunt Becoming ViewPoint Directors.”

Related Person Transactions. Highlands has an insider activity policy that is intended to comply with Regulation O, which governs any extension of credit by a bank to an executive officer, director, or principal shareholder of that bank, of a bank holding company of which the bank is a subsidiary, and of any other subsidiary of that bank holding company. There were no related party transactions in 2011 or 2010.

DESCRIPTION OF VIEWPOINT’S CAPITAL STOCK

The following information regarding the material terms of ViewPoint’s capital stock is qualified in its entirety by reference to ViewPoint’s charter.

General

ViewPoint’s authorized capital stock consists of:

•	90,000,000 shares of common stock, par value $.01 per share; and

•	10,000,000 shares of preferred stock, par value $.01 per share.

ViewPoint’s charter provides by its terms that it may be amended by action of ViewPoint’s board of directors without a shareholder vote to change the number of shares of authorized capital stock. See “Comparison of Shareholder Rights—Amendments to Charter.” As of January 31, 2012, there were 33,700,399 shares of ViewPoint common stock issued and outstanding. No shares of ViewPoint preferred stock are currently outstanding. ViewPoint’s common stock is traded on the NASDAQ Global Market under the symbol “VPFG.”

Common Stock

Each share of ViewPoint common stock has the same relative rights and is identical in all respects with each other share of ViewPoint common stock. ViewPoint common stock represents non-withdrawable capital, is not of an insurable type and is not insured by the Federal Deposit Insurance Corporation or any other government agency.

Subject to any prior rights of the holders of any preferred or other stock of ViewPoint then outstanding, holders of ViewPoint common stock are entitled to receive such dividends as are declared by the board of directors of ViewPoint out of funds legally available for dividends.

Except with respect to greater than 10% shareholders, full voting rights are vested in the holders of ViewPoint common stock and each share is entitled to one vote. See “Comparison of Shareholders Rights—Voting Rights.” Subject to any prior rights of the holders of any ViewPoint preferred stock then outstanding, in the event of a liquidation, dissolution or winding up of ViewPoint, holders of shares of ViewPoint common stock will be entitled to receive, pro rata, any assets distributable to shareholders in respect of shares held by them. Holders of shares of ViewPoint common stock will not have any preemptive rights to subscribe for any additional securities which may be issued by ViewPoint, nor will they have cumulative voting rights.

Preferred Stock

ViewPoint may issue preferred stock in one or more series at such time or times and for such consideration as the board of directors of ViewPoint may determine, generally without shareholder approval. The board of directors of ViewPoint is expressly authorized at any time, and from time to time, to issue ViewPoint preferred stock, with such voting and other powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions, as are stated and expressed in the board resolution providing for the issuance. The board of directors of ViewPoint is authorized to designate the series and the number of shares comprising such series, the dividend rate on the shares of such series, the redemption rights, if any, any purchase, retirement or sinking fund provisions, any conversion rights and any special voting rights. The ability of ViewPoint’s board of directors to approve the issuance of preferred or other stock without shareholder approval could make an acquisition by an unwanted suitor of a controlling interest in ViewPoint more difficult, time-consuming or costly, or otherwise discourage an attempt to acquire control of ViewPoint.

Shares of preferred stock redeemed or acquired by ViewPoint may return to the status of authorized but unissued shares, without designation as to series, and may be reissued by ViewPoint upon approval of its board of directors.

Other Anti-Takeover Provisions

In addition to the ability to issue preferred stock without shareholder approval, ViewPoint’s charter and bylaws contain a number of other provisions which may have the effect of delaying, deferring or preventing a change in control of ViewPoint. See “Comparison of Shareholder Rights.”

COMPARISON OF SHAREHOLDER RIGHTS

Highlands is incorporated under the laws of the State of Texas. ViewPoint is incorporated under the laws of the State of Maryland. The rights of holders of Highlands common stock are governed by Texas law and Highlands’ certificate of formation and bylaws. The rights of holders of ViewPoint common stock are governed by Maryland law and ViewPoint’s charter and bylaws. Consequently, after the merger, the rights of former shareholders of Highlands who receive shares of ViewPoint common stock in the merger will be determined by reference to ViewPoint’s charter and bylaws and Maryland law.

This section describes certain differences between the rights of Highlands shareholders and ViewPoint shareholders, including those which may be material. This section does not include a complete description of all differences among the rights of these shareholders, nor does it include a complete description of the specific rights of these shareholders. In addition, the identification of some of the differences in the rights of these shareholders is not intended to indicate that other differences that are equally important do not exist. The discussion in this section is qualified in its entirety by reference to Texas and Maryland law, and to Highlands’ certificate of formation and bylaws and ViewPoint’s charter and bylaws.

	HIGHLANDS	VIEWPOINT

Capital Stock	Holders of Highlands capital stock are entitled to all the rights and obligations provided to capital shareholders under the Texas Business Organizations Code (the “TBOC”) and Highlands’ certificate of formation and bylaws.	Holders of ViewPoint capital stock are entitled to all the rights and obligations provided to capital shareholders under the Maryland General Corporation Law (the “MGCL”) and ViewPoint’s charter and bylaws.

Authorized	Highlands’ authorized capital stock consists of 11,000,000 shares of common stock, no par value (10,000,000 designated as voting common stock and 1,000,000 designated as non-voting common stock) and 1,000,000 shares of preferred stock, no par value.	ViewPoint’s authorized capital stock consists of 90,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share.

Outstanding	As of January 31, 2012, there were 8,307,911 shares of Highlands voting common stock outstanding, no shares of Highlands non-voting common stock outstanding and no shares of Highlands preferred stock outstanding.	As of January 31, 2012, there were 33,700,399 shares of ViewPoint common stock outstanding and no shares of ViewPoint preferred stock outstanding.

	HIGHLANDS	VIEWPOINT

Voting Rights	Holders of Highlands voting common stock are entitled to one vote per share in the election of directors and on all other matters submitted to a vote at a meeting of shareholders.	Holders of ViewPoint common stock generally are entitled to one vote per share in the election of directors and on all other matters submitted to a vote at a meeting of shareholders, provided that ViewPoint’s charter generally prohibits any shareholder who beneficially owns more than 10% of the outstanding shares of ViewPoint common stock from voting shares in excess of that amount.

The MGCL contains a control share acquisition statute which, in general terms, provides that where a shareholder acquires issued and outstanding shares of a corporation’s voting stock (referred to as control shares) within one of several specified ranges (one-tenth or more but less than one-third, one-third or more but less than a majority, or a majority or more), approval by a supermajority vote of shareholders of the control share acquisition must be obtained before the acquiring shareholder may vote the control shares. A corporation may, however, opt-out of the control share statute through a charter or bylaw provision, which ViewPoint has done pursuant to its bylaws. Accordingly, the Maryland control share acquisition statute does not apply to acquisitions of shares of ViewPoint common stock. Though not expected, ViewPoint could decide to become subject to the Maryland control share acquisition statute by amending its bylaws to eliminate the opt-out provision. See “—Amendments to Bylaws.”

	No shareholder has the right of cumulative voting in the election of directors.	No shareholder has the right of cumulative voting in the election of directors.

Stock Transfer Restriction	None.	None.

Dividends	Holders of Highlands common stock are entitled to dividends when, as and if declared by the board of directors out of funds legally available therefor.	Holders of ViewPoint common stock are entitled to dividends when, as and if declared by the board of directors out of funds legally available therefor

Number of Directors	Highlands’ bylaws provide that the number of directors will be fixed by the board of directors from time to time.	ViewPoint’s bylaws provide that the number of directors will be fixed by the board of directors from time to time.

	HIGHLANDS	VIEWPOINT

	There are currently seven directors serving on Highlands’ board of directors.	There are currently seven directors serving on ViewPoint’s board of directors. In accordance with the merger agreement, at the effective time of the merger, Highlands’ Chairman and Chief Executive Officer, Kevin Hanigan, and Highlands Director Bruce Hunt will be appointed to ViewPoint’s board of directors.

	All of the directors of Highlands are elected annually. Each director holds office for the term for which he or she is elected and until his or her successor is elected and qualified, subject to such director’s death, resignation or removal.	ViewPoint’s board of directors is divided into three classes, with the members of each class of directors serving staggered three-year terms and approximately one-third of the directors elected annually. As a result, while the entire board of directors of Highlands can be replaced at a single annual meeting of shareholders, it would take a dissident shareholder or shareholder group at least two annual meetings of shareholders to replace a majority of the directors of ViewPoint. Each director holds office for the term for which he or she is elected and until his or her successor is elected and qualified, subject to such director’s death, resignation or removal.

Election of Directors	Directors are elected by a plurality of the votes cast by the holders of the shares entitled to vote for directors.	Directors are elected by a plurality of the votes cast by the holders of the shares entitled to vote for directors.

Removal of Directors	Highlands’ bylaws provide that at any meeting of shareholders called expressly for that purpose, directors may be removed, with or without cause, by vote of a majority of the shares entitled to vote at an election of directors.	ViewPoint’s charter provides that, subject to the rights of the holders of any series of preferred stock then outstanding, directors may be removed from office only for cause and only by the vote of the holders of at least 80% of the voting power of the outstanding shares of capital stock entitled to vote generally in the election of directors (after giving effect to the 10% voting limitation in ViewPoint’s charter as described above under “—Voting Rights”), voting together as a single class.

	HIGHLANDS	VIEWPOINT

Vacancies on the Board of Directors	Highlands’ bylaws provide that vacancies in the board of directors may be filled by election at an annual or special meeting of shareholders called for that purpose or by the affirmative vote of a majority of the remaining directors (subject to a limit of two between two successive annual meetings with respect to vacancies arising as a result of an increase in the number of directors), even if the directors constitute less than a quorum of the board of directors. A director elected to fill a vacancy is elected for the unexpired term of his or her predecessor.	ViewPoint’s bylaws provide that any vacancies in the board of directors resulting from an increase in the size of the board or the death, resignation or removal of a director may be filled only by a majority vote of the directors then in office, even if less than a quorum, and any director so chosen will hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until a successor is elected and qualified.

Action by Written Consent	Highlands’ bylaws provide that Highlands’ shareholders may act by written consent of the holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted.	ViewPoint’s bylaws provide that, except as described in the following sentence, any action required or permitted to be taken at a meeting of shareholders may instead be taken without a meeting if a unanimous consent which sets forth the action is given in writing or by electronic transmission by each shareholder entitled to vote on the matter. The bylaws also provide that, unless ViewPoint’s charter provides otherwise, the holders of any class of ViewPoint stock, other than common stock, that is entitled to vote generally in the election of directors may act by consent without a meeting if the consent is given in writing or by electronic transmission by the holders entitled to cast the minimum number of votes that would be necessary to approve the action at a meeting of shareholders.

	HIGHLANDS	VIEWPOINT

Advance Notice Requirements for Shareholder Nominations and Other Proposals	Neither Highlands’ certificate of formation nor Highlands’ bylaws provide a means for shareholders to nominate candidates for election as Highlands directors.	ViewPoint’s bylaws provide that ViewPoint must receive written notice of any shareholder proposal for business at an annual meeting of shareholders not less than 90 days or more than 120 days before the anniversary of the preceding year’s annual meeting. If the date of the current year annual meeting is advanced by more than 20 days or delayed by more than 60 days from the anniversary date of the preceding year’s annual meeting, notice of the proposal must be received by ViewPoint no earlier than the close of business on the 120th day prior to the date of the annual meeting and no later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day following the day on which notice of the meeting is mailed or otherwise transmitted or public disclosure of the meeting date is first made, whichever occurs first.

ViewPoint’s bylaws also provide that ViewPoint must receive written notice of any shareholder director nomination for a meeting of shareholders not less than 90 days or more than 120 days before the date of the meeting. If, however, less than 100 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice of the nomination must be received by the secretary no later than the tenth day following the day on which notice of the meeting is mailed or otherwise transmitted or public disclosure of the meeting date is first made, whichever occurs first.

Notice of Shareholder Meeting	Notice of each shareholder meeting must be given to each shareholder entitled to vote not less than 10 nor more than 60 days before the date of the meeting.	Notice of each shareholder meeting must be given to each shareholder entitled to vote and to each other shareholder entitled to notice not less than 10 nor more than 90 days before the date of the meeting.

	HIGHLANDS	VIEWPOINT

Amendments to Charter	Highlands’ certificate of formation may be amended in accordance with the TBOC. Under the TBOC, amendments to a corporation’s charter must be approved by the affirmative vote of the holders of at least two-thirds of the outstanding shares entitled to vote on the amendment.	ViewPoint’s charter may be amended in accordance with the MGCL, which generally requires the approval of the board of directors and the holders of a majority of the outstanding shares of ViewPoint common stock. The amendment of certain provisions of ViewPoint’s charter, however, requires the vote of the holders of at least 80% of the voting power of all of the outstanding shares of capital stock entitled to vote generally in the election of directors, (after giving effect to the 10% voting limitation in ViewPoint’s charter as described above under “—Voting Rights”), voting together as a single class. These include provisions relating to: the ability of the board of directors to designate and set the terms of series of preferred stock; the voting limitations on greater than 10% shareholders; the number, classification, election and removal of directors; certain business combinations with greater than 10% shareholders; the prevention of greenmail; indemnification of directors and officers; limitation on liability of directors and officers; and amendments to the charter and bylaws. ViewPoint’s charter provides by its terms that it may be amended by ViewPoint’s board of directors, without a shareholder vote, to change the number of shares of capital stock authorized for issuance.

Amendments to Bylaws	Highlands’ bylaws may be amended by the board of directors or by the shareholders by the vote of the holders of a majority of the outstanding shares entitled to vote on the amendment. The board does not have the power to amend, repeal or adopt a bylaw if the shareholders have expressly provided that the board may not amend or repeal that particular bylaw.	ViewPoint’s bylaws may be amended either by the board of directors, by a vote of a majority of the whole board, or by ViewPoint’s shareholders, by the vote of the holders of 80% of the outstanding shares of capital stock entitled to vote generally in the election of directors (after giving effect to the 10% voting limitation in ViewPoint’s charter as described above under “—Voting Rights”), voting together as a single class.

	HIGHLANDS	VIEWPOINT

Special Meeting of Shareholders	Special meetings of the shareholders may be called by the board of directors or the president at the request in writing of the holders of at least 50 percent of the outstanding shares entitled to be voted at such meeting. A special meeting of shareholders also may be called at any time by the board of directors or the president.	ViewPoint’s bylaws provide that special meetings of shareholders may be called by the President or by the board of directors by vote of a majority of the whole board. In addition, ViewPoint’s bylaws provide that a special meeting of shareholders shall be called by the Secretary of ViewPoint on the written request of shareholders entitled to cast at least a majority of all votes entitled to be cast at the meeting.

Quorum	A majority of the shares entitled to vote, represented in person or by proxy, constitutes a quorum at any shareholder meeting.	The holders of at least one-third of all shares entitled to vote at the meeting, present in person or by proxy, constitutes a quorum at any shareholder meeting

Limitation of Personal Liability of Directors

Highlands’ certificate of formation provides that a director shall not be liable to Highlands or its shareholders for monetary damages for an act or omission in his or her capacity as a director, except for liability for:

•     breach of the duty of loyalty to Highlands or its shareholders;

•     acts or omissions not made in good faith that constitutes a breach of duty to Highlands or that involve intentional misconduct or a knowing violation of the law;

•     a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office; or

•     an act or omission for which the liability of the director is expressly provided by statute.

ViewPoint’s charter provides that an officer or director of ViewPoint shall not be liable to ViewPoint or its shareholders for money damages, except to the extent:

•     it is proved that the person actually received an improper benefit or profit, for the amount of the benefit or profit;

•     a final judgment or adjudication against the person is based on a finding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action against the person; or

•     to the extent otherwise provided in the MGCL.

	HIGHLANDS	VIEWPOINT

Indemnification of Directors and Officers	Highlands’ bylaws require Highlands to indemnify each director and officer to the fullest extent permitted by Texas law. This right to indemnification continues even after a person has ceased to serve in the capacity that initially entitled such person to indemnity. By adoption of a resolution of the board of directors, Highlands may indemnify employees other than officers or directors, agents, and persons who are or were serving at the request of directors, officers, employees or agents of Highlands to the same extent it indemnifies officers and directors.	Viewpoint’s charter requires ViewPoint to indemnify its current and former directors and officers, whether serving ViewPoint or at its request any other entity, to the fullest extent required or permitted by the MGCL, including the advancement of expenses. If and to the extent authorized by the board of directors and permitted by law, ViewPoint may indemnify other employees and agents.

Certain Business Combination Restrictions	State Law. Section 21.606 of the TBOC restricts certain business combinations between Highlands and an affiliated shareholder (beneficial ownership of 20% or more of the voting power of Highlands stock entitled to vote generally in the election of directors) for three years after the shareholder becomes an affiliated shareholder. The restrictions do not apply if the board of directors approved the transaction that caused the shareholder to become an affiliated shareholder or if the business combination is approved by the affirmative vote of two-thirds of the voting stock of Highlands that is not beneficially owned by the affiliated shareholder at a meeting of shareholders called for that purpose within six months of the affiliated shareholder acquiring the shares. Although Highlands may elect to exclude itself from the restrictions imposed by Section 21.606, its certificate of formation does not currently do so.	State Law. The MGCL contains a business combination statute that prohibits a business combination between a corporation and an interested shareholder (one who beneficially owns 10% or more of the voting power) for a period of five years after the interested shareholder first becomes an interested shareholder, unless the transaction has been approved by the board of directors before the interested shareholder became an interested shareholder or the corporation has exempted itself from the statute pursuant to a charter provision. After the five-year period has elapsed, a corporation subject to the statute may not consummate a business combination with an interested shareholder unless (1) the transaction has been recommended by the board of directors and (2) the transaction has been approved by (a) 80% of the outstanding shares entitled to be cast and (b) two-thirds of the votes entitled to be cast other than shares owned by the interested shareholder. This approval requirement need not be met if certain fair price and terms criteria have been satisfied. ViewPoint has opted-out of the Maryland business combination statute through a provision in its charter.

	HIGHLANDS	VIEWPOINT

	Charter Provision. Highlands’ certificate of formation does not contain any provision regarding business combinations between Highlands and significant shareholders.	Charter Provision. ViewPoint’s charter provides that certain business combinations (for example, mergers, share exchanges, significant asset sales and significant stock issuances) involving “interested shareholders” of ViewPoint require, in addition to any vote required by law, the approval of at least 80% of the voting power of the outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class, unless either (i) a majority of the disinterested directors have approved the business combination or (ii) certain fair price and procedure requirements are satisfied. An “interested shareholder” generally means a person who is a greater than 10% shareholder of ViewPoint or who is an affiliate of ViewPoint and at any time within the past two years was a greater than 10% shareholder of ViewPoint.

Prevention of Greenmail	Highlands’ certificate of formation does not contain a provision designed to prevent greenmail.	ViewPoint’s charter generally prohibits ViewPoint from acquiring any of its own equity securities from a beneficial owner of 5% or more of ViewPoint’s voting stock unless: (i) the acquisition is approved by the holders of at least 80% of the voting power of the outstanding shares of stock entitled to vote in the election of directors, voting together as a single class; (ii) the acquisition is made as part of a tender or exchange offer by ViewPoint or a subsidiary of ViewPoint to purchase securities of the same class on the same terms to all holders of such securities; (iii) the acquisition is pursuant to an open market purchase program approved by a majority of the board of directors, including a majority of the disinterested directors; or (iv) the acquisition is at or below the market price of the ViewPoint equity security and is approved by a majority of the board of directors, including a majority of the disinterested directors.

	HIGHLANDS	VIEWPOINT

Fundamental Business Transactions	State Law. Under the TBOC, approval by the shareholders of Highlands at a meeting of shareholders with regard to, with certain exceptions in each case, (i) a plan of conversion or merger of Highlands with another company, (ii) a plan of exchange, or (iii) the sale of all or substantially all of Highlands’ assets (collectively referred to in the TBOC as “fundamental business transactions”) requires the affirmative vote of the holders of two-thirds of the outstanding Highlands shares entitled to vote on the fundamental business transaction. Alternatively, Highlands’ certificate of formation may provide that the affirmative vote of the holders of a specified portion, but not less than a majority, of the shares entitled to vote on the fundamental business transaction is required for such shareholder action.	State Law. Under the MGCL, a consolidation, merger, share exchange or sale, lease, exchange or transfer of all or substantially all of the corporation’s assets generally must be approved at a meeting of a corporation’s shareholders by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter. As noted below, ViewPoint’s charter contains a provision that reduces this vote requirement to the holders of a majority of the outstanding shares entitled to vote.

	Charter Provision. Highlands’ certificate of formation does not contain any provision regarding shareholder approval of any fundamental business transaction.	Charter Provision. ViewPoint’s charter provides that notwithstanding any provision of law requiring action by shareholders by a vote of greater than a majority of the outstanding shares entitled to vote, the action will be valid if approved by the holders of at least a majority of the outstanding shares entitled to vote, except for matters which under ViewPoint’s charter require a super-majority shareholder vote.

Non-Shareholder Constituency Provision	Highlands’ certificate of formation does not contain a provision that expressly permits the board of directors to consider constituencies other than the shareholders when evaluating certain offers.	ViewPoint’s charter provides that when evaluating any offer of another person to (1) make a tender or exchange offer for any equity security of ViewPoint, (2) merge or consolidate ViewPoint with another corporation or entity or (3) acquire all or substantially all of the properties and assets of ViewPoint, or when evaluating any other transaction which would or may involve a change in control of ViewPoint, ViewPoint’s board of directors may, in exercising its business judgment as to what is in the best interests of ViewPoint and its shareholders and in making any recommendation to ViewPoint’s shareholders, give due consideration to all relevant factors, including, but not limited to:

HIGHLANDS	VIEWPOINT

• the immediate and long-term economic effect upon ViewPoint’s shareholders, including shareholders, if any, who do not participate in the transaction;

•     the social and economic effect on the employees, creditors and customers of, and others dealing with, ViewPoint and its subsidiaries and on the communities in which ViewPoint and its subsidiaries operate or are located;

• whether the proposal is acceptable based on the historical, current or projected future operating results or financial condition of ViewPoint;

• whether a more favorable price could be obtained for ViewPoint’s stock or other securities in the future;

• the reputation and business practices of the other entity to be involved in the transaction and its management and affiliates as they would affect the employees of ViewPoint and its subsidiaries;

• the future value of the stock or any other securities of ViewPoint or the other entity to be involved in the proposed transaction;

• any antitrust or other legal and regulatory issues that are raised by the proposal;

•     the business and historical, current or projected future financial condition or operating results of the other entity to be involved in the proposed transaction, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the proposed transaction, and other likely financial obligations of the other entity to be involved in the proposed transaction; and

•     the ability of ViewPoint to fulfill its objectives as a financial institution holding company and on the ability of its subsidiary financial institution(s) to fulfill the objectives of a federally insured financial institution.

	HIGHLANDS	VIEWPOINT

If ViewPoint’s board of directors determines that any proposed transaction of the type described above should be rejected, it may take any lawful action to defeat the transaction, including, but not limited to, any or all of the following:

• advising shareholders not to accept the proposal;

• instituting litigation against the party making the proposal;

• filing complaints with governmental and regulatory authorities;

• acquiring the stock or any other securities of ViewPoint;

• increasing the authorized capital stock of ViewPoint;

• selling or otherwise issuing authorized but unissued stock, other securities or granting options or rights with respect to authorized but unissued stock;

• acquiring a company to create an antitrust or other regulatory problem for the party making the proposal; and

• obtaining a more favorable offer from another individual or entity.

Dissenters’ Rights	Under the TBOC, a shareholder generally has the right to dissent from any merger to which the corporation is a party, from any sale of all assets of the corporation, or from any plan of exchange and to receive fair value for his or her shares. See “The Merger—Dissenters’ Rights for Highlands Shareholders” and Appendix D.	The MGCL provides that, subject to very limited exceptions, a shareholder is not entitled to demand the fair value of his or her shares in any transaction if the corporation’s stock is listed on a national securities exchange. Since ViewPoint common stock is listed on the NASDAQ Stock Market, the holders of ViewPoint common stock generally are not entitled to appraisal rights under any circumstances, regardless of the form of consideration to be paid for their shares.

LEGAL MATTERS

The validity of the shares of ViewPoint common stock to be issued in connection with the merger has, and the material United States federal income tax consequences of the merger have, been passed upon by Silver, Freedman & Taff, L.L.P., Washington, D.C.

EXPERTS

The consolidated financial statements of ViewPoint Financial Group, Inc. appearing in ViewPoint Financial Group, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2010, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of ViewPoint Financial Group, Inc. as of December 31, 2009 and for each of the years in the two-year period ended December 31, 2009, have been incorporated by reference herein in reliance upon the report of Crowe Horwath LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

ViewPoint files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these filings at the public reference room of the SEC located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. ViewPoint’s are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at “www.sec.gov.” You may also obtain copies of this information by mail from the Public Reference Section of the SEC, at 100 F Street, N.W., Washington, D.C. 20549, at prescribed rates.

ViewPoint filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933 with respect to the shares of ViewPoint common stock to be issued in the merger. This document is a part of that registration statement and constitutes a prospectus of ViewPoint in addition to being a proxy statement of Highlands for the special meeting of Highlands’ shareholders. As permitted by SEC rules, this proxy statement/prospectus does not contain all the information contained in the registration statement or the exhibits to the registration statement. The additional information may be inspected and copied as set forth above.

The SEC permits the incorporation by reference of information regarding ViewPoint into this proxy statement/prospectus, which means that important business and financial information about ViewPoint can be disclosed to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement/prospectus, and later information that ViewPoint files with the SEC will update and supersede that information. This proxy statement/prospectus incorporates by reference the documents set forth below that ViewPoint has previously filed with the SEC and all documents filed by ViewPoint with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this proxy statement/prospectus and before the date of the special meeting of Highlands’ shareholders (other than, in each case, documents or portions of documents deemed to have been furnished and not filed in accordance with SEC rules):

ViewPoint Filings (SEC file number 001-34737)

•

Annual Report on Form 10-K for the year ended December 31, 2010, including the portions of ViewPoint’s definitive proxy statement on Schedule 14A filed on April 18, 2011 and incorporated into that Form 10-K by reference.

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011.

•

Current Reports on Form 8-K filed on January 21, 2011, January 26, 2011, February 11, 2011, February 17, 2011, March 3, 2011, April 18, 2011, May 11, 2011, May 27, 2011 (as amended on Form 8-K/A filed on September 1, 2011), July 15, 2011, July 26, 2011, July 28, 2011, August 26, 2011, September 6, 2011, October 18, 2011, October 27, 2011, October 28, 2011, December 9, 2011, December 15, 2011, December 19, 2011, January 4, 2012 and January 27, 2012.

•

The description of ViewPoint’s common stock, par value $0.01 per share, contained in ViewPoint’s Registration Statement on Form 8-A filed on May 6, 2010, and all amendments or reports filed for the purpose of updating such description

ViewPoint supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to ViewPoint and Highlands supplied all information contained in this proxy statement/prospectus relating to Highlands.

You can obtain any of the documents incorporated by reference from the SEC. The documents incorporated by reference also are available from ViewPoint without charge. Exhibits will not be sent, however, unless those exhibits have specifically been incorporated by reference into this proxy statement/prospectus. You can obtain documents incorporated by reference into this proxy statement/prospectus by writing or telephoning ViewPoint, as follows:

ViewPoint Financial Group, Inc.

1309 W. 15th Street, Suite 400

Plano, Texas 75075

Attention: Pathie E. McKee,

Executive Vice President and Chief Financial Officer

(972) 578-5000 Ext. 7223

If you would like to request documents from ViewPoint, you must do so by February 29, 2012 to receive them before the special meeting of Highlands shareholders.

You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus. No one has been authorized to provide you with information that is different from what is contained in this proxy statement/prospectus. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than the date of this proxy statement/prospectus, and neither the mailing of this proxy statement/prospectus to Highlands shareholders nor the issuance of ViewPoint common stock in the merger shall create any implication to the contrary.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

by and between

VIEWPOINT FINANCIAL GROUP, INC.

and

HIGHLANDS BANCSHARES, INC.

Dated as of December 8, 2011

A-i

TABLE OF CONTENTS (Cont.)

ARTICLE IV—REPRESENTATIONS AND WARRANTIES OF VIEWPOINT
4.1 Organization, Standing and Power	A-19
4.2 Capitalization	A-19
4.3 Authority; No Violation	A-20
4.4 Consents and Approvals	A-20
4.5 Reports	A-21
4.6 Financial Statements	A-21
4.7 Absence of Changes	A-22
4.8 Compliance with Applicable Law	A-22
4.9 Material Contracts; Defaults	A-22
4.10 ViewPoint Benefit Plans	A-23
4.11 Approvals	A-25
4.12 ViewPoint Information	A-25
4.13 Litigation	A-25
4.14 Labor Matters	A-25
4.15 Environmental Matters	A-26
4.16 Loan Matters	A-26
4.17 Intellectual Property	A-27
4.18 Transactions with Affiliates	A-27
4.19 Derivative Instruments and Transactions	A-27
4.20 Trust Business	A-27
4.21 Taxes	A-27
4.22 Community Reinvestment Act Compliance	A-28
4.23 Insurance	A-28
4.24 Title	A-29
4.25 Books and Records	A-29
4.26 Broker’s Fees	A-29
4.27 Representations Not Misleading	A-29

ARTICLE V—COVENANTS RELATING TO CONDUCT OF BUSINESS
5.1 Highlands Conduct of Businesses Prior to the Effective Time	A-29
5.2 Highlands Forbearances	A-29
5.3 ViewPoint’s conduct of Business prior to the Effective Time	A-32
5.4 ViewPoint Forbearances	A-32

ARTICLE VI—ADDITIONAL AGREEMENTS
6.1 Regulatory Matters	A-32
6.2 Access to Information; Current Information; Attendance at Meetings	A-34
6.3 Shareholder Meeting	A-35
6.4 Nasdaq Listing	A-35
6.5 Employee Matters	A-35
6.6 Indemnification; Directors’ and Officers’ Insurance	A-37
6.7 Exemption from Liability Under Section 16(b)	A-37
6.8 No Solicitation	A-37
6.9 Notification of Certain Matters	A-39
6.10 Correction of Information	A-39
6.11 Certain Policies	A-39
6.12 System Integration	A-39
6.13 Coordination; Integration	A-40
6.14 Tax Matters	A-40

ARTICLE VII—CONDITIONS PRECEDENT
7.1 Conditions to Each Party’s Obligations	A-40
7.2 Conditions to Obligations of ViewPoint	A-41
7.3 Conditions to Obligations of Highlands	A-42

A-ii

TABLE OF CONTENTS (Cont.)

ARTICLE VIII—TERMINATION AND AMENDMENT
8.1 Termination	A-43
8.2 Effect of Termination	A-44
8.3 Fees and Expenses	A-44
8.4 Termination Fee	A-44
8.5 Amendment	A-44
8.6 Extension; Waiver	A-44

ARTICLE IX—GENERAL PROVISIONS
9.1 Closing	A-45
9.2 Nonsurvival of Representations, Warranties and Agreements	A-45
9.3 Notices	A-45
9.4 Interpretation	A-45
9.5 Counterparts	A-46
9.6 Entire Agreement	A-46
9.7 Governing Law; Jurisdiction	A-46
9.8 Publicity	A-46
9.9 Assignment; Third Party Beneficiaries	A-46
9.10 Specific Performance; Time of the Essence	A-47
9.11 Disclosure Schedule	A-47

SIGNATURES	A-48

A-iii

INDEX OF DEFINED TERMS

Definition	Section
Acceptable Confidentiality Agreement	6.8(b)
Acquisition Proposal	6.8(e)
Action	3.15
Agreement	Preamble
Articles of Merger	1.2
Bank Merger	1.8
Bank Merger Agreement	1.8
Bankruptcy and Equity Exception	3.3(a)
Cancelled Shares	1.4(c)
Certificate	1.4(b)
Change in Recommendation	6.8(c)
Closing Date	9.1
Code	Recitals
Confidentiality Agreement	6.2(e)
Covered Employees	6.5(a)
Derivative Transaction	3.21(b)
Disclosure Schedule	9.11
Dissenting Shares	1.4(e)
DPC Common Shares	1.4(c)
Effective Time	1.2
Environmental Law	3.17(b)
EPCRS Controlled Group Liability	3.11(b)
ERISA	3.11(a)
ERISA Affiliate	3.11(d)
Exchange Act	3.5(b)
Exchange Agent	2.1
Exchange Agent Agreement	2.1
Exchange Fund	2.2
Exchange Ratio	1.4(b)
FHLB	3.2(c)
FNB	1.8
FNB Call Reports	3.6(b)
Form S-4	3.4
FRB	3.4
GAAP	3.1(c)
Governmental Entity	3.4
Hanigan Employment Agreement	Recitals
Hazardous Substance	3.17(c)
Highlands	Preamble
Highlands Benefit Plans	6.5(b)
Highlands Board Recommendation	6.3
Highlands Board Confidential Matters	6.2(d)
Highlands Charter	3.1(b)
Highlands Bylaws	3.1(b)
Highlands Common Stock	1.4(b)
Highlands Confidential Information	6.8(a)
Highlands Financial Statements	3.6(a)
Highlands Individuals	6.8(a)
Highlands Insiders	6.7
Highlands Insurance Policies	3.25
Highlands Material Contract	3.9(a)
Highlands Non-Voting Common Stock	1.4(b)
Highlands Regulatory Agreement	3.8(b)
Highlands Representatives	6.8(a)
Highlands Shareholder Approval	3.3(a)
Highlands Shareholder Meeting	6.3

A-iv

INDEX OF DEFINED TERMS (Cont.)

Highlands Shareholder Meeting Notice Date	6.3
Highlands Stock Option	1.5(a)
Highlands Stock Plan	1.5(a)
Highlands Voting Common Stock	1.4(b)
Highlands Warrant	1.5(b)
Highlands Warrant Agreement	1.5(b)
HSR Act	3.4
Indemnified Parties	6.6(a)
Intellectual Property	3.19(b)
Intervening Event	6.8(e)
IRS	3.11(a)
Letter of Transmittal	2.3(a)
Liens	3.2(c)
Material Adverse Effect	3.7(a)
Merger	Recitals
Merger Consideration	1.4(b)
Nasdaq	2.3(f)
OCC	3.4
Parties	Preamble
PBGC	3.11(e)
Permits BHC Act. FDIC	3.8(a)
Person	3.2(c)
Previously Disclosed	9.11
Proxy Statement	3.4
Regulatory Approvals	3.4
Requisite Regulatory Approvals	7.1(e)
Rights	3.2(a)
Sarbanes-Oxley Act	4.5(b)
SEC	3.4
Securities Act	3.2(a)
SRO	3.4
Subsidiary	3.1(c)
Superior Proposal	6.8(e)
Surviving Bank	1.8
Surviving Company	Recitals
Tax Returns	3.23(k)
Taxes	3.23(j)
TBOC	1.4(e)
Termination Fee	8.4(a)
Trust Account Common Shares	1.4(c)
ViewPoint	Preamble
ViewPoint Benefit Plans	4.10(h)
ViewPoint Board Confidential Matters	6.2(e)
ViewPoint Bylaws	4.1(b)
ViewPoint Charter	4.1(b)
ViewPoint Common Stock	1.4(a)
ViewPoint Insurance Policies	4.23
ViewPoint Regulatory Agreement	4.8(b)
ViewPoint SEC Reports	4.5(b)
Voting Agreement	Recitals
Voting Debt	3.2(a)

A-v

AGREEMENT AND PLAN OF MERGER, dated as of December 8, 2011 (this “Agreement”), by and between ViewPoint Financial Group, Inc., a Maryland corporation (“ViewPoint”), and Highlands Bancshares, Inc., a Texas corporation (“Highlands”, and together with ViewPoint, the “Parties”).

RECITALS

A. The Boards of Directors of the Parties have determined that it is in the best interests of their respective companies and their shareholders to consummate the business combination transaction provided for in this Agreement in which Highlands will, on the terms and subject to the conditions set forth in this Agreement, merge with and into, ViewPoint (the “Merger”), with ViewPoint as the surviving company in the Merger (sometimes referred to in such capacity as the “Surviving Company”).

B. As a condition to the willingness of ViewPoint to enter into this Agreement, all of the directors and certain other shareholders of Highlands have agreed to enter into voting agreements (each a “Voting Agreement”), substantially in the form attached hereto as Exhibit A, dated as of the date hereof, with ViewPoint , pursuant to which each such director and other shareholder has agreed, among other things, to vote all of the Voting Common Stock of Highlands owned by such Person in favor of the approval of this Agreement and the transactions contemplated hereby, subject to the terms of the Voting Agreement.

C. The Parties intend the Merger to be treated as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and intend for this Agreement to constitute a “plan of reorganization” within the meaning of Treasury Regulations section 1.368-2(g).

D. On or prior to the date hereof, Kevin J. Hanigan and ViewPoint have entered into an employment agreement (the “Hanigan Employment Agreement”) that will become effective as of the Effective Time.

E. The Parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, the Parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the General Corporation Law or Business Organization Code of the states of incorporation or formation of ViewPoint and Highlands, at the Effective Time, Highlands shall merge with and into ViewPoint. ViewPoint shall be the Surviving Company in the Merger and shall continue its existence as a corporation under the laws of the state of incorporation of ViewPoint. As of the Effective Time, the separate corporate existence of Highlands shall cease.

1.2 Effective Time. Subject to the terms and conditions of this Agreement, simultaneously with the Closing, the Parties shall execute, and ViewPoint shall cause to be filed with the applicable Department or Secretary of State of the states of incorporation or formation of Highlands and ViewPoint, a certificate or articles of merger as provided in the General Corporation Law or Business Organization Code of each state (the “Articles of Merger”). The Merger shall become effective at such time as the last of the Articles of Merger are filed in the state of incorporation of ViewPoint or Highlands, or such other time as may be specified in such Articles of Merger (the “Effective Time”).

1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the General Corporation Law and Business Organization Code of the states of incorporation of Highlands and ViewPoint.

1.4 Conversion of Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Highlands, ViewPoint or the holders of any of the following securities:

(a) Each share of common stock, par value $.01 per share, of ViewPoint (“ViewPoint Common Stock”) issued and outstanding immediately prior to the Effective Time shall continue to be one validly issued, fully paid and nonassessable share of common stock, par value $.01, of the Surviving Company.

(b) Subject to Sections 1.4(c), 1.4(d) and 1.4(e), all shares of the Voting Common Stock of Highlands, no par value, (the “Highlands Voting Common Stock”), and the Non-Voting Common Stock of Highlands, no par value (the “Highlands Non-Voting Common Stock” and, together with the Highlands Voting Common Stock, the “Highlands Common Stock”) issued and outstanding immediately prior to the Effective Time, including Trust Account Common Shares and DPC Common Shares (as such terms are defined in Section 1.4(c)), but excluding any Cancelled Shares (as defined Section 1.4(c)) and any Dissenting Shares (as defined Section 1.4(e)), shall be converted, in accordance with the procedures set forth in Article II, into the right to receive 0.6636 (the “Exchange Ratio”) of a share of ViewPoint Common Stock (the “Merger Consideration”). All of the shares of Highlands Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Highlands Common Stock (each, a “Certificate”) shall thereafter represent only the right to receive the Merger Consideration and/or cash in lieu of fractional shares into which the shares of Highlands Common Stock represented by such Certificate have been converted pursuant to this Section 1.4 and Section 2.3(f), as well as any dividends to which holders of Highlands Common Stock become entitled in accordance with Section 2.3(c).

(c) All shares of Highlands Common Stock that are owned by Highlands or ViewPoint (other than shares of Highlands Common Stock held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties (any such shares, “Trust Account Common Shares”) and other than shares of Highlands Common Stock held, directly or indirectly, by Highlands or ViewPoint in respect of a debt previously contracted (any such shares, “DPC Common Shares”) (any such shares, the “Cancelled Shares”)) shall be cancelled and shall cease to exist and no stock of ViewPoint or other consideration shall be delivered in exchange therefor.

(d) If, between the date of this Agreement and the Effective Time, the outstanding shares of ViewPoint Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Exchange Ratio to provide the holders of Highlands Common Stock converted into Merger Consideration the same economic effect as contemplated by this Agreement prior to such event, and as so adjusted shall, from and after the date of such event, be the Merger Consideration and the Exchange Ratio, subject to further adjustment in accordance with this sentence.

(e) Notwithstanding anything in this Agreement to the contrary, shares of Highlands Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a shareholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands the fair value of such shares pursuant to, and who complies in all respects with, the provisions of Section 10.356 of the Texas Business Organizations Code (the “TBOC”), shall not be converted into or be exchangeable for the right to receive the Merger Consideration (the “Dissenting Shares”), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Sections 10.351 to 10.368 of the TBOC (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the rights provided for pursuant to the provisions of Section 10.366 of the TBOC and this Section 1.4(e)), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost rights to demand or receive the fair value of such shares of Highlands Common Stock under the TBOC. If any shareholder dissenting pursuant to Section 10.366 of the TBOC and this Section 1.4(e) shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder’s shares of Highlands Common Stock shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration for each such share of Highlands Common Stock, in accordance with Section 1.4(b), without any interest thereon. Highlands shall give ViewPoint (i) prompt notice of any written notices to exercise dissenter’s rights in respect of any shares of Highlands Common Stock, attempted withdrawals of such notices and any other instruments served pursuant to the TBOC and received by Highlands relating to shareholders’ dissenters’ rights and (ii) the opportunity to participate in negotiations and proceedings with respect to demands for fair value under the TBOC. Highlands shall not, except with the prior written consent of ViewPoint, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment. Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Article II to pay for shares of Highlands Common Stock for which dissenter’s rights have been perfected shall be returned to ViewPoint upon demand.

1.5 Stock Options and Warrants.

(a) Prior to the Effective Time, Highlands shall cause all outstanding and unexercised options to purchase shares of Highlands Common Stock (each, a “Highlands Stock Option”) awarded under the Highlands Amended and Restated 2006 Long-Term Incentive Plan (the “Highlands Stock Plan”) to be canceled. In the case of (i) out-of-the-money Highlands Stock Options, no payment will be made to the holder for cancelation and (ii) in the case of in-the-money Highlands Stock Options, Highlands shall make payment for cancelation as provided in Section 3.06 of the Highlands Stock Plan.

(b) All outstanding and unexercised warrants to purchase shares of Highlands Common Stock (each, a “Highlands Warrant”) awarded pursuant to Highlands Amended and Restated Warrants dated September 29, 2006 (each a “Highlands Warrant Agreement”) shall, at the Effective Time, become null and void as provided in Section 1.2 of each Highlands Warrant Agreement and no rights of subsequent exercise shall be available under each Highlands Warrant Agreement.

(c) ViewPoint shall not assume any outstanding Highlands Stock Options or Highlands Warrants or the Highlands Stock Option Plan or the Highlands Warrant Agreements; and none of the outstanding Highlands Stock Options or Highlands Warrants shall be converted to, or represent rights to acquire, ViewPoint Common Stock.

1.6 Incorporation Documents and By-Laws of the Surviving Company. At the Effective Time, the articles or certificate of incorporation of ViewPoint in effect immediately prior to the Effective Time, shall be the articles or certificate of incorporation of the Surviving Company until thereafter amended in accordance with applicable law. The by-laws of ViewPoint, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Company until thereafter amended in accordance with applicable law and the terms of such by-laws.

1.7 Directors and Officers. Subject to applicable law, the directors of ViewPoint immediately prior to the Effective Time, together with Kevin Hanigan and Bruce Hunt, shall be the directors of the Surviving Company and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. On or prior to the Closing Date, ViewPoint shall cause Kevin Hanigan and Bruce Hunt to be added to the Board of Directors of ViewPoint as of the Effective Time for terms expiring at the annual meeting of stockholders of ViewPoint in 2012, and 2013, respectively. The officers of ViewPoint immediately prior to the Effective Time, together with Kevin Hanigan, who shall become the Chief Executive Officer of ViewPoint, and such officers of Highlands as the Board of Directors of ViewPoint may determine before the Effective Time, shall be the officers of the Surviving Company and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

1.8 The Bank Merger. Except as provided below, after the Effective Time and at or after the close of business on the Closing Date, First National Bank of Jacksboro (“FNB”), a national bank and wholly owned first-tier subsidiary of Highlands, shall be merged with and into ViewPoint Bank, a federal savings bank (in the process of converting to a national bank) and wholly owned first-tier subsidiary of ViewPoint (the “Bank Merger”) in accordance with the provisions of applicable federal banking laws and regulations, and ViewPoint Bank shall be the surviving bank (the “Surviving Bank”). The Bank Merger shall have the effects as set forth under applicable federal banking laws and regulations and the Boards of Directors of the Parties shall approve, and shall cause the Boards of Directors of FNB and ViewPoint Bank, respectively, to approve a separate merger agreement (the “Bank Merger Agreement”) in substantially the form attached hereto as Exhibit B, and cause the Bank Merger Agreement to be executed and delivered as soon as practicable following the date of execution of this Agreement. As provided in the Bank Merger Agreement, the Bank Merger shall be abandoned at the election of ViewPoint Bank at any time whether before or after filings are made for regulatory approval of the Bank Merger. ViewPoint Bank shall also have the right to designate an alternative transaction including a purchase and assumption of a portion of the assets and liabilities of FNB; provided such alternate transaction does not result in any adverse tax consequences to the Parties or any of their Subsidiaries. If an alternative transaction is selected, Highlands shall cause FNB, and ViewPoint shall cause ViewPoint Bank, to execute all documents and to take such other necessary and appropriate acts to cause such alternative transaction to be consummated immediately following the Merger, and references in this Agreement to the Bank Merger shall be deemed references to the alternative transaction.

ARTICLE II

DELIVERY OF MERGER CONSIDERATION

2.1 Exchange Agent. Prior to the Effective Time, ViewPoint shall appoint an unrelated bank or trust company reasonably acceptable to Highlands, or ViewPoint’s transfer agent, pursuant to an agreement (the “Exchange Agent Agreement”) to act as exchange agent (the “Exchange Agent”) hereunder.

2.2 Deposit of Merger Consideration. At or prior to the Effective Time, ViewPoint shall (i) deposit with the Exchange Agent, or authorize the Exchange Agent to issue, an aggregate number of shares of ViewPoint Common Stock equal to the aggregate Merger Consideration and (ii) deposit, or cause to be deposited with, the Exchange Agent, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.3(f) (together, the “Exchange Fund”).

2.3 Delivery of Merger Consideration.

(a) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of Certificate(s) which immediately prior to the Effective Time represented outstanding shares of Highlands Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.4 and any cash in lieu of fractional shares of ViewPoint Common Stock to be issued or paid in consideration therefor (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificate(s) shall pass, only upon delivery of Certificate(s) (or affidavits of loss in lieu of such Certificates)) to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange Agent Agreement (the “Letter of Transmittal”) and (ii) instructions for use in surrendering Certificate(s) in exchange for the Merger Consideration, any cash in lieu of fractional shares of ViewPoint Common Stock to be issued or paid in consideration therefor and any dividends or distributions to which such holder is entitled pursuant to Section 2.3(c).

(b) Upon surrender to the Exchange Agent of its Certificate or Certificates, accompanied by a properly completed Letter of Transmittal, a holder of Highlands Common Stock will be entitled to receive promptly after the Effective Time the Merger Consideration and any cash in lieu of fractional shares of ViewPoint Common Stock to be issued or paid in consideration therefor in respect of the shares of Highlands Common Stock represented by its Certificate or Certificates. Until so surrendered, each such Certificate shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Merger Consideration and any cash in lieu of fractional shares of ViewPoint Common Stock to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with, and any dividends or distributions to which such holder is entitled pursuant to, this Article II.

(c) No dividends or other distributions with respect to ViewPoint Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of ViewPoint Common Stock represented thereby, in each case unless and until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of ViewPoint Common Stock represented by such Certificate and not paid and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of ViewPoint Common Stock represented by such Certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the ViewPoint Common Stock issuable with respect to such Certificate.

(d) In the event of a transfer of ownership of a Certificate representing Highlands Common Stock that is not registered in the stock transfer records of Highlands, the shares of ViewPoint Common Stock and cash in lieu of fractional shares of ViewPoint Common Stock comprising the Merger Consideration shall be issued or paid in exchange therefor to a Person other than the Person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such Highlands Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment or issuance shall pay any transfer or other similar taxes required by reason of the payment or issuance to a Person other than the registered holder of the Certificate or establish to the satisfaction of ViewPoint that the tax has been paid or is not applicable. The Exchange Agent (or, subsequent to the earlier of (x) the one-year anniversary of the Effective Time and (y) the expiration or termination of the Exchange Agent Agreement, ViewPoint) shall be entitled to deduct and withhold from any cash in lieu of fractional shares of ViewPoint Common Stock otherwise payable pursuant to this Agreement to any holder of Highlands Common Stock such amounts as the Exchange Agent or ViewPoint, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign tax law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or ViewPoint, as the case may be, and timely paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Highlands Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or ViewPoint, as the case may be.

(e) After the Effective Time, there shall be no transfers on the stock transfer books of Highlands of the shares of Highlands Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Highlands Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration and any cash in lieu of fractional shares of ViewPoint Common Stock to be issued or paid in consideration therefor in accordance with the procedures set forth in this Article II.

(f) Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of ViewPoint Common Stock shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to ViewPoint Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of ViewPoint. In lieu of the issuance of any such fractional share, ViewPoint shall pay to each former shareholder of Highlands who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average, rounded to the nearest one ten thousandth, of the closing sale prices of ViewPoint Common Stock on the Nasdaq Stock Market, Inc. (the “Nasdaq”) as reported by The Wall Street Journal for the five trading days immediately preceding the date of the Effective Time by (ii) the fraction of a share (after taking into account all shares of Highlands Common Stock held by such holder at the Effective Time and rounded to the nearest thousandth when expressed in decimal form) of ViewPoint Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4.

(g) Any portion of the Exchange Fund that remains unclaimed by the shareholders of Highlands at the expiration of six (6) months after the Effective Time may be paid to ViewPoint. In such event, any former shareholders of Highlands who have not theretofore complied with this Article II shall thereafter look only to ViewPoint with respect to the Merger Consideration, any cash in lieu of any fractional shares and any unpaid dividends and distributions on the ViewPoint Common Stock deliverable in respect of each share of Highlands Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of ViewPoint, the Surviving Company, the Exchange Agent or any other Person shall be liable to any former holder of shares of Highlands Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(h) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by ViewPoint or the Exchange Agent, the posting by such Person of a bond in such amount as ViewPoint may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF HIGHLANDS

Except as Previously Disclosed, Highlands hereby represents and warrants to ViewPoint as follows:

3.1 Organization, Standing and Power.

(a) Each of Highlands and its Subsidiaries (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction of its organization of formation, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties or assets makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have a Material Adverse Effect (as defined in Section 3.7(a)) on Highlands.

(b) Highlands has previously made available to ViewPoint true and complete copies of Highlands’ certificate of formation (the “Highlands Charter”) and bylaws (the “Highlands Bylaws”) and the articles or certificate of incorporation or formation and bylaws (or comparable organizational documents) of each of its Subsidiaries, in each case as amended to the date of this Agreement, and each as so made available is in full force and effect. Neither Highlands nor any of its Subsidiaries is in violation of any provision of the Highlands Charter or Highlands Bylaws or such articles or certificate of incorporation or formation and bylaws (or comparable organizational documents) of such Subsidiary, as applicable.

(c) As used in this Agreement, the term “Subsidiary”, when used with respect to either party, means any bank, corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, that is consolidated with such party for financial reporting purposes under U.S. generally accepted accounting principles (“GAAP”).

3.2 Capitalization.

(a) The authorized capital stock of Highlands consists of 11,000,000 shares of Highlands Common Stock (10 million shares of Highlands Voting Common Stock and 1 million shares of Highlands Non-Voting Common Stock) of which, as of the date hereof, 8,307,911 shares of Highlands Voting Common Stock were issued and outstanding, and 1,000,000 shares of no par value preferred stock, none of which are issued and outstanding. As of the date hereof, Highlands held no shares of Highlands Common Stock in its treasury. As of the date hereof, there were 878,791 shares of Highlands Voting Common Stock reserved for issuance under the Highlands Stock Plan and 480,000 shares of Highlands Common Stock reserved for issuance under the Highlands Warrant Agreements. All of the issued and outstanding shares of Highlands Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date hereof, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of Highlands may vote (“Voting Debt”) are issued or outstanding. As of the date hereof, except as set forth in Section 3.2(b), Highlands does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character (“Rights”) calling for the purchase or issuance of, or the payment of any amount based on, any shares of Highlands Common Stock, Voting Debt or any other equity securities of Highlands or any securities representing the right to purchase or otherwise receive any shares of Highlands Common Stock, Voting Debt or other equity securities of Highlands. There are no contractual obligations of Highlands or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of Highlands or any equity security of Highlands or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of Highlands or its Subsidiaries or (ii) pursuant to which Highlands or any of its Subsidiaries is or could be required to register shares of Highlands capital stock or other securities under the Securities Act of 1933, as amended (the “Securities Act”).

(b) Other than 504,312 Highlands Stock Options and 480,000 Highlands Warrants, in each case that are outstanding as of the date hereof, no other equity-based awards are outstanding as of the date hereof. The name of each holder of a Highlands Stock Option and/or Highlands Warrant, together with the date of each grant or award, the number of shares subject to each such stock option or warrant, the exercise price (or payment obligation of the holder) with respect to each share subject to such stock option or warrant, the vesting date(s) of unvested stock options and warrants, and the expiration dates thereof, as of the date hereof, have been previously provided or made available to ViewPoint or its representatives.

(c) All of the issued and outstanding shares of capital stock or other equity ownership interests of each Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated under the Exchange Act) of Highlands are owned by Highlands, directly or indirectly, free and clear of any liens, pledges, charges, claims and security interests and similar encumbrances (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Significant Subsidiary of Highlands has or is bound by any Rights calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Except for the ownership of Highlands Subsidiaries, readily marketable securities, securities held-to-maturity in FNB’s investment portfolio and stock in the Federal Home Loan Bank of Dallas (“FHLB”), neither Highlands nor any of its Subsidiaries owns any equity or profit-and-loss interest in any individual, bank, corporation, partnership or joint venture, limited liability company, association, joint-stock company, business trust or unincorporated organization (“Person”).

(d) Highlands does not have a dividend reinvestment plan or any shareholders rights plan.

3.3 Authority; No Violation.

(a) Highlands has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Highlands. As of the date of this Agreement, the Board of Directors of Highlands has determined that this Agreement is advisable and in the best interests of Highlands and its shareholders and has directed that this Agreement be submitted to Highlands’ shareholders for approval and/or adoption at a duly held meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for receipt of the affirmative vote to approve and/or adopt this Agreement by the holders of two-thirds of the outstanding shares of Highlands Voting Common Stock at a meeting called therefor (the “Highlands Shareholder Approval”), this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by Highlands and (assuming due authorization, execution and delivery by ViewPoint) constitutes the valid and binding obligations of Highlands, enforceable against Highlands in accordance with its terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the “Bankruptcy and Equity Exception”)).

(b) Neither the execution and delivery of this Agreement by Highlands or the Bank Merger Agreement by FNB nor the consummation by Highlands of the transactions contemplated in this Agreement or by FNB of the transactions in the Bank Merger Agreement, nor compliance by Highlands or FNB with any of the terms or provisions of this Agreement or the Bank Merger Agreement, will (i) assuming that the Highlands Shareholder Approval is duly obtained or given, violate any provision of the Highlands Charter or Highlands Bylaws or the organizational documents of FNB or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (A) violate any law, judgment, order, injunction or decree applicable to Highlands, any of its Subsidiaries or any of their respective properties or assets in a manner that could reasonably be expected to have a Material Adverse Effect on Highlands or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Highlands or any of its Subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, franchise, permit, agreement, by-law or other instrument or obligation to which Highlands or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound.

3.4 Consents and Approvals. Except for (i) filings of applications and notices with, and receipt of consents, authorizations, approvals, exemptions or nonobjections from, the Securities and Exchange Commission (the “SEC”), Nasdaq, state securities authorities, the Financial Industry Regulatory Authority, applicable securities, commodities and futures exchanges, and other industry self-regulatory organizations (each, an “SRO”), (ii) the filing of any other required applications, filings or notices with the Board of Governors of the Federal Reserve System (“FRB”), the Office of the Comptroller of the Currency of the U.S. Department of the Treasury (“OCC”), other banking, regulatory, self-regulatory or enforcement authorities or any courts, administrative agencies or commissions or other governmental authorities or instrumentalities (each a “Governmental Entity”) and approval of or non-objection to such applications, filings and notices (taken together with the items listed in clause (i), the “Regulatory Approvals”), (iii) the filing with the SEC of a registration statement on Form S-4 (the “Form S-4”) in which a proxy statement relating to the meeting of Highlands’ shareholders to be held in connection with this Agreement (the “Proxy Statement”) will be included, and declaration of effectiveness of the Form S-4, (iv) the filing of the Articles of Merger contemplated by Section 1.2 and the filing of documents with the OCC to cause the Bank Merger to become effective, (v) any notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and (vi) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of ViewPoint Common Stock pursuant to this Agreement and approval of listing of such ViewPoint Common Stock on the Nasdaq, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by Highlands or any of its Subsidiaries of the Merger, the Bank Merger, or any of the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Highlands of this Agreement.

3.5 Reports.

(a) Highlands and each of its Subsidiaries have timely filed all reports, registrations, statements and certifications, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2008 and prior to the date hereof with Governmental Entities, and have paid all fees and assessments due and payable in connection therewith.

(b) Neither Highlands nor any of its Subsidiaries has filed or furnished to the SEC any final registration statement, prospectus, report, schedule and definitive proxy statement pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) prior to the date of this Agreement other than filings made pursuant to Regulation D. No information provided by Highlands to its shareholders, in connection with annual or special meetings of shareholder or otherwise, contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading.

3.6 Financial Statements.

(a) The audited consolidated balance sheets (including related notes and schedules, if any) of Highlands and its Subsidiaries as of December 31, 2010 and 2009 and the consolidated statements of operations, shareholders’ equity, and cash flows (including related notes and schedules, if any) of Highlands and its Subsidiaries for each of the three years ended December 31, 2010, 2009 and 2008, and the unaudited interim consolidated financial statements of Highlands and its Subsidiaries as of the end of each of the three calendar quarters following December 31, 2010 and for the periods then ended (collectively, the “Highlands Financial Statements”) have been previously made available to Viewpoint or its representatives. The Highlands Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects (subject, in the case of the unaudited interim statements, to normal year-end adjustments), the consolidated financial position, results of operations and cash flows of Highlands and its Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto. As of the date of this Agreement, the financial and accounting books and records of Highlands and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(b) The call reports of FNB and accompanying schedules, as filed with the OCC, for each calendar quarter beginning with the quarter ended December 31, 2008, through the Closing Date (the “FNB Call Reports”) have been prepared in all material respects in accordance with regulatory requirements including applicable regulatory accounting principles and practices through periods covered by such reports.

(c) There is no transaction, arrangement or other relationship between Highlands and/or any of its Subsidiaries and any unconsolidated or other affiliated entity that is not reflected in the Highlands Financial Statements.

(d) The records, systems, controls, data and information of Highlands and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Highlands or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on Highlands’ (or any Highlands Subsidiary’s) system of internal accounting controls.

(e) Since December 31, 2008, (i) neither Highlands nor, to the knowledge of Highlands, any director, officer, employee, auditor, accountant or representative of Highlands or FNB has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Highlands or any of its Subsidiaries or its internal accounting controls, including any material complaint, allegation, assertion or claim that Highlands or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Highlands or any of its Subsidiaries, or other Person, whether or not employed by Highlands or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or violation of banking or other laws by Highlands or any of its Subsidiaries or any of their officers, directors, employees or agents to the Board of Directors or senior management of Highlands or any of its Subsidiaries or any committee thereof or to any director or officer of Highlands or any of its Subsidiaries.

3.7 Absence of Changes.

(a) Since December 31, 2010, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Highlands. As used in this Agreement, the term “Material Adverse Effect” means, with respect to ViewPoint or Highlands, as the case may be, a material adverse effect on (i) the financial condition, results of operations or business of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), a “Material Adverse Effect” shall not be deemed to include effects arising out of, relating to or resulting from (A) changes in GAAP or regulatory accounting requirements, (B) changes in laws, rules or regulations or interpretations of laws, rules or regulations by Governmental Entities of general applicability to companies in the industries in which such party and its Subsidiaries operate, (C) changes in global, national or regional political conditions or general economic or market conditions (including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets) affecting other companies in the industries in which such party and its Subsidiaries operate (D) changes in the credit markets, any downgrades in the credit markets, or adverse credit events resulting in deterioration in the credit markets generally or in respect of the customers of the Highlands and/or its Subsidiaries and including changes to any previously correctly applied asset marks resulting therefrom, (E) failure to meet earnings projections or internal financial forecasts, but not including any underlying causes thereof, (F) the public disclosure of this Agreement or the transactions contemplated hereby or the consummation of the transactions contemplated hereby, (G) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, (H) actions or omissions taken with the prior written consent of the other party or expressly required or permitted by this Agreement, or (I) other matters Previously Disclosed in Section 3.7 of the Disclosure Schedule, except, with respect to clauses (A), (B) and (C), to the extent that the effects of such change are disproportionately adverse to the financial condition, results of operations or business of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated by this Agreement.

(b) Since December 31, 2010 to the date hereof, (i) Highlands and its Subsidiaries have conducted their respective businesses in the ordinary course of business and (ii) neither Highlands nor any of its Subsidiaries has (A) granted any rights or issued any securities (other than the issuance of securities upon the exercise of Highlands Stock Options or Warrants), or (B) declared or paid any distribution on, or repurchased, any of its capital stock. Since September 30, 2011 to the date hereof, neither Highlands nor any of its subsidiaries has incurred any material liabilities or obligations for borrowed funds.

3.8 Compliance with Applicable Law.

(a) Highlands and each of its Subsidiaries are and, at all times since December 31, 2008, have been, in compliance in all material respects with all laws applicable to their businesses, operations, properties or assets, including Sections 23A and 23B of the Federal Reserve Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, the Bank Secrecy Act and all other applicable fair lending laws and other laws relating to discriminatory business practices. Highlands is not aware of any facts or circumstances that would cause it to believe that any nonpublic customer information possessed by it or any of its Subsidiaries has been disclosed to, or accessed by, an unauthorized third party in a manner that would require or cause it or any of its Subsidiaries to undertake any material remedial action. Highlands and each of its Subsidiaries have in effect, and at all relevant times since December 31, 2008 held, all material permits, licenses, variances, exemptions, authorizations, operating certificates, franchises, orders and approvals of all Governmental Entities (collectively, “Permits”) necessary for them to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted, and to Highlands’ knowledge, no suspension or cancellation of any such Permits is threatened and there has occurred no violation of, default (with or without notice or lapse of time or both) under or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit. Highlands is duly registered with the FRB as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). The deposit accounts of FNB are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. No Action for the revocation or termination of such deposit insurance is pending or, to the knowledge of Highlands, threatened. For the purposes of this Agreement, use of the phrase “to the knowledge” of Highlands or ViewPoint, as applicable, or reference to the knowledge or awareness of Highlands or ViewPoint, as applicable, means the actual knowledge of, or information that should have been reasonably known by, an executive officer of such party or any of its Significant Subsidiaries after reasonable inquiry of subordinate officers who should likely have knowledge of such facts, events or circumstances.

(b) Since December 31, 2008, neither Highlands nor any of its Subsidiaries has received any written notification or communication from any Governmental Entity (i) requiring Highlands or any of its Subsidiaries to enter into or consent to the issuance of a cease and desist order, formal or written agreement, directive, commitment, memorandum of understanding, board resolution, extraordinary supervisory letter or other formal or informal enforcement action of any kind that imposes any material restrictions on its conduct of business or that relates to its capital adequacy, its credit or risk management policies, its dividend policy, its management, its business or its operations (any of the foregoing, a “Highlands Regulatory Agreement”), or (ii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, FDIC insurance coverage, and, to the knowledge of Highlands, neither Highlands nor any of its Subsidiaries has been advised by any Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such judgment, order, injunction, rule, agreement, memorandum of understanding, commitment letter, supervisory letter, decree or similar submission. Neither Highlands nor any of its Subsidiaries is party to or subject to any Highlands Regulatory Agreement.

(c) Since December 31, 2008, neither Highlands nor any of its Subsidiaries has been (i) in default or violation of, (ii) under investigation with respect to, or (iii) threatened to be charged with or given notice of any violation of, any law, other than non-material violations that have been discharged or remedied.

(d) Neither Highlands nor any of its Subsidiaries (nor, to the knowledge of Highlands, any of their respective directors, executives, representatives, agents or employees) (i) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (iii) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, (iv) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (v) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

3.9 Material Contracts; Defaults.

(a) Except as Previously Disclosed, neither Highlands nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (each a “Highlands Material Contract”): (i) that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K; (ii) that (A) limits or would limit in any respect the manner in which, or the localities in which, Highlands or any of its Subsidiaries may conduct its business, (B) that obligates Highlands or any of its Subsidiaries to conduct business with any Person to the exclusion of others, or (C) other than provisions of standard vendor, service or supply contracts entered into the ordinary course of business, limits or would limit in any way the ability of Highlands or any of its Subsidiaries to solicit prospective employees or customers or would so limit or purport to limit the ability of ViewPoint or any of its affiliates to do so following consummation of the transactions contemplated by this Agreement; or (iii) for the purchase of services, materials, supplies, goods, equipment or for the purchase, lease or license of other assets or property that provides for, or that creates future payment obligations in excess of, either (x) annual payments of twenty-five thousand dollars ($25,000) or more, or (y) aggregate payments of one hundred thousand dollars ($100,000) or more, other than contracts that can be terminated by Highlands or a Highlands Subsidiary on thirty (30) days or less written notice at any time without penalty or premium.

(b) Neither Highlands nor any of its Subsidiaries, and, to Highlands’ knowledge, any counterparty or counterparties, is in breach of any Highlands Material Contract.

3.10 State Takeover Laws. The Board of Directors of Highlands has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and such transactions the restrictions on “business combinations” set forth in any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law.

3.11 Highlands Benefit Plans.

(a) With respect to each Highlands Benefit Plan (as defined in Section 6.5), Highlands has provided to ViewPoint a current, correct and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) the Highlands Benefit Plan, the related trust agreement or other funding instrument (if any), and any other related documents (including all amendments to such Highlands Benefit Plan and related documents); (ii) the most recent determination or opinion letter, if applicable; (iii) any summary plan description and other material written communications, other than individual pension benefit statements provided in accordance with Section 105 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (or a description of any oral communications) by Highlands and its Subsidiaries to any current or former employee or director of Highlands or any of its Subsidiaries or other beneficiaries concerning the extent of the benefits provided under a Highlands Benefit Plan; (iv) all material communications to or from the Internal Revenue Service (“IRS”) or any other Governmental Entity relating to each Highlands Benefit Plan; and (v) for the three most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports.

(b) (i) Each Highlands Benefit Plan has been established, operated and administered in all material respects in accordance with its terms, and in compliance in all material respects with the applicable provisions of ERISA, the Code and other laws; (ii) each Highlands Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified (and each corresponding trust is exempt under Section 501 of the Code) and has received or is the subject of a favorable determination letter or uses a prototype document that is subject to a favorable opinion letter relating to the most recently completed IRS remedial amendment period cycle, and, to the knowledge of Highlands, nothing has occurred (whether by action or failure to act) that could reasonably be expected to adversely affect the qualified status of any Highlands Benefit Plan (or the exempt status of any related trust) or require the filing of a submission under the IRS’s employee plans compliance resolution system (“EPCRS”) or the taking of other corrective action pursuant to EPCRS in order to maintain such qualified (or exempt) status, and no Highlands Benefit Plan is the subject of any pending correction or application under EPCRS; (iii) no “reportable event” (as such term is defined in Section 4043 of ERISA) that could reasonably be expected to result in liability has occurred with respect to any Highlands Benefit Plan, no non-exempt “prohibited transaction “ (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) has been engaged in by Highlands or any of its Subsidiaries with respect to any Highlands Benefit Plan that has or is expected to result in any material liability, and no “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA and Section 412 of the Code (whether or not waived) has occurred with respect to any Highlands Benefit Plan; (iv) no liability under Subtitle C or D of Title IV or ERISA has been or is expected to be incurred by Highlands or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any ERISA Affiliate; (v) there does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would be a liability of Highlands or any of its Subsidiaries; (vi) except as expressly contemplated by this Agreement, there is no present intention by Highlands that any Highlands Benefit Plan be materially amended, suspended or terminated, or otherwise modified to change benefits (or the levels thereof) in a manner that results in an increased cost to Highlands or any of its Subsidiaries (other than an immaterial increase in administrative costs or changes required by law) under any Highlands Benefit Plan at any time within the twelve months immediately following the date hereof ; (vii) Highlands and its Subsidiaries have not incurred any current or projected liability under any Highlands Benefit Plan (or any other plan or arrangement to which Highlands or a Subsidiary thereof is a party) in respect of post-employment or post-retirement health, medical or life insurance benefits for current, former or retired employees of Highlands or any of its Subsidiaries, except as required to avoid an excise tax under Section 4980B of the Code or otherwise except as may be required pursuant to any other laws; (viii) each of the Highlands Benefit Plans that is intended to satisfy the requirements of Section 125, 423 or 501(c)(9) of the Code satisfies such requirements; (ix) no Highlands Benefit Plan is funded through a “welfare benefit fund” as defined in Section 419 of the Code; and (x) all contributions required to have been made under the terms of any Highlands Benefit Plan or pursuant to ERISA and the Code have been timely made and, to the extent required, all obligations in respect of each Highlands Benefit Plan have been properly accrued and reflect in the Highlands Financial Statements. As used in this Agreement, the term “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) Section 302 or 4068(a) of ERISA, (iii) under Sections 412, 430 and 4971 of the Code, and (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

(c) With respect to each of the Highlands Benefit Plans that is not a multiemployer plan within the meaning of Section 4001(a)(iii) of ERISA but is subject to Title IV of ERISA, as of the Effective Time, the assets of each such Highlands Benefit Plan will be at least equal in value to the present value of the accrued benefits (vested and unvested) of the participants in such Highlands Benefit Plan on a termination and projected benefit obligation basis, based on the actuarial methods and assumptions indicated in the most recent applicable actuarial valuation reports.

(d) Neither Highlands nor any of its Subsidiaries (nor any ERISA Affiliate) maintains or contributes to, or within the last ten years has maintained or contributed to, a “multiemployer plan” within the meaning of Section 4001(a)(iii) of ERISA or a “multiple employer welfare arrangement” (as defined in Section 3(40) or ERISA). As used in this Agreement, the term “ERISA Affiliate” means any entity that is considered one employer with Highlands or ViewPoint, as applicable, under Section 4001 of ERISA or Section 414 of the Code.

(e) With respect to any Highlands Benefit Plan, (i) no material actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of Highlands, threatened, (ii) no facts or circumstances exist that could reasonably be expected to give rise to any such material actions, suits or claims, (iii) no written or oral communication has been received from the Pension Benefit Guaranty Corporation (“PBGC”)in respect of any Highlands Benefit Plan subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein, (iv) no administrative investigation, audit or other administrative proceeding by the Department of Labor , the PBGC, the IRS or any other Governmental Entity is pending, in progress or, to the knowledge of Highlands, threatened (including, without limitation, any routine requests for information from the PBGC), and (v) there is no judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against or in favor of any Highlands Benefit Plan or any fiduciary thereof (other than rules of general applicability). With respect to each Highlands Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code (x) no Highlands Benefit Plan has failed to satisfy minimum funding standards (within the meaning of Section 412 or 430 of the Code or Section 302 of ERISA), whether or not waived; and (y)

there has been no determination that any Highlands Benefit Plan is, or is expected to be, in “at risk” status (within the meaning of Section 403 of the Code or Section 303 of ERISA). None of the assets of Highlands, any of its Subsidiaries, or any ERISA Affiliate are subject to any Lien arising under ERISA or Subchapter D of Chapter 1 of the Code and no condition exists that presents a material risk of any such Lien arising.

(f) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, could result in or is a precondition to (i) any payment (including, severance, unemployment compensation or “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current or former employee, officer or director of Highlands or any of its Subsidiaries from Highlands or any of its Subsidiaries under any Highlands Benefit Plan or otherwise, (ii) any increase in compensation or benefits otherwise payable under any Highlands Benefit Plan, (iii) any acceleration of the time of payment or vesting of an such benefits, (iv) the requirement to fund or increase the funding of any such benefits (through a grantor trust or otherwise), (v) except as otherwise provided in this Agreement, any limitation on the right of Highlands or any of its Subsidiaries to (A) amend, merge or terminate any Highlands Benefit Plan or related trust or (B) receive a reversion of assets from any Highlands Benefit Plan or related trust, (vi) the renewal or extension of the term of any agreement regarding the compensation of any current or former employee of Highlands or any of its Subsidiaries, or (vii) any payments under any of the Highlands Benefit Plans or otherwise which would not be deductible under Section 162(m) or 280G of the Code. Except as otherwise provided in this Agreement, neither Highlands nor any of its Subsidiaries has taken, or permitted to be taken, any action that required , and no circumstances exist that will require, the funding, or the increase in the funding, of any benefits under any Highlands Benefit Plan or resulted, or will result, in any limitation on the right of Highlands or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Highlands Benefit Plan or related trust.

(g) Each Highlands Benefit Plan that is in any part a “nonqualified deferred compensation plan” subject to Section 409A of the Code (i) materially complies and, at all times after December 31, 2008 has materially complied, both in form and operation, with the requirements of Section 409A of the Code and the final regulations thereunder and (ii) between January 1, 2005 and December 31, 2008 was operated in good faith compliance with Section 409A of the Code, as determined under applicable guidance of the Department of the Treasury and the IRS.

3.12 Approvals. As of the date of this Agreement, Highlands knows of no reason why all Regulatory Approvals required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

3.13 Opinion. The Board of Directors of Highlands has received the opinion of FBR Capital Markets & Co. to the effect that, as of December 7, 2011, and based upon and subject to the factors and assumptions set forth therein, the Exchange Ratio pursuant to this Agreement is fair from a financial point of view to the holders of Highlands Common Stock.

3.14 Highlands Information. The information relating to Highlands and its Subsidiaries that is provided by Highlands or its representatives for inclusion in the Proxy Statement and Form S-4, or in any application, notification or other document filed with any Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement relating to Highlands and its Subsidiaries and other portions within the control of Highlands and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

3.15 Litigation. There is no action, suit, charge, claim, arbitration, investigation, inquiry, grievance, demand or other proceeding (each, an “Action”), whether judicial, arbitral, administrative or other, pending or, to the knowledge of Highlands, threatened against or affecting Highlands or any of its Subsidiaries, any of their respective properties or assets, or any present or former officer, director or employee of Highlands or any of its Subsidiaries in such individual’s capacity as such, other than Actions that individually involve a monetary claim not in excess of twenty-five thousand dollars ($25,000). Neither Highlands nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity.

3.16 Labor Matters.

(a) There are no collective bargaining agreements or other labor union contracts, agreements or understandings applicable to any employees of Highlands or any of its Subsidiaries. There is no labor dispute, strike, work stoppage or lockout, or, to the knowledge of Highlands, threat thereof, by or with respect to any employees of Highlands or any of its Subsidiaries, and there has been no labor dispute, strike, work stoppage, lockout or other work related disruption in the previous three years. To the knowledge of Highlands, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of Highlands or any of its Subsidiaries. Highlands and its Subsidiaries are in substantial compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work, occupational safety and health, disability, non-discrimination in employment and workers’ compensation. No Action asserting that Highlands or any of its Subsidiaries has committed an unlawful employment practice or an unfair labor practice (within the meaning of the National Labor Relations Act of 1935) or seeking to compel Highlands or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment is pending or, to the knowledge of Highlands, threatened with respect to Highlands or any of its Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission, the Department of Labor or any other Governmental Entity.

(b) Neither Highlands nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices. None of Highlands, any of its Subsidiaries or any of its or their executive officers has received within the past three years any written notice of intent by any Governmental Entity responsible for the enforcement of labor or employment laws to conduct an investigation relating to Highlands or any of its Subsidiaries and, to the knowledge of Highlands, no such investigation is in progress.

3.17 Environmental Matters.

(a) (i) Neither Highlands’ conduct nor its operation or the conduct or operation of its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including in a fiduciary or agency capacity), violates or has violated Environmental Laws; (ii) there has been no release of any Hazardous Substance by Highlands or any of its Subsidiaries in any manner that has given or would reasonably be expected to give rise to any remedial obligation, corrective action requirement or liability under applicable Environmental Laws; (iii) since December 31, 2008, neither Highlands nor any of its Subsidiaries has received any written claims, notices, demand letters or requests for information (except for such claims, notices, demand letters or requests for information the subject matter of which has been resolved prior to the date of this Agreement) from any Governmental Entity or any third party asserting that Highlands or any of its Subsidiaries or the operation or condition of any property ever owned, leased, operated or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants or hazardous or toxic wastes, substances or materials at, on, beneath or originating from any such property; (iv) no Hazardous Substance has been disposed of, arranged to be disposed of, released or transported in violation of any applicable Environmental Law, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any liability under any Environmental Law, from any current or former properties or facilities while owned or operated by Highlands or any of its Subsidiaries or as a result of any operations or activities of Highlands or any of its Subsidiaries at any location, and no other condition has existed or event has occurred with respect to Highlands or any of its Subsidiaries or any such properties or facilities that, with notice or the passage of time, or both, would be reasonably likely to result in liability under Environmental Laws, and, to the knowledge of Highlands, Hazardous Substances are not otherwise present at or about any such properties or facilities in amount or condition that has resulted in or would reasonably be expected to result in liability to Highlands or any of its Subsidiaries under any Environmental Law; and (v) neither Highlands, its Subsidiaries nor any of their respective properties or facilities are subject to, or are, to Highlands’ knowledge, threatened to become subject to, any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law or any agreement relating to environmental liabilities.

(b) As used in this Agreement, the term “Environmental Law” means any law relating to (i) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, including the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Clean Air Act and the Occupational Safety and Health Act; regulations promulgated thereunder, and state counterparts to the foregoing.

(c) As used in this Agreement, the term “Hazardous Substance” means any substance listed, defined, designated, classified or regulated as a waste, pollutant or contaminant or as hazardous, toxic, radioactive or dangerous or any other term of similar import under any Environmental Law, including petroleum.

3.18 Loan Matters.

(a) There are no outstanding loans to any directors, executive officers and principal shareholders (as such terms are defined in the FRB’s Regulation O (12 C.F.R. Part 215)) of Highlands or any of its Subsidiaries on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was below market at the time the loan was originated.

(b) Each outstanding loan held by Highlands or any of its Subsidiaries (including loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, Highlands’ or its applicable Subsidiary’s written underwriting standards (and, in the case of loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable laws.

(c) None of the agreements pursuant to which Highlands or any of its Subsidiaries has sold loans or pools of loans or participations in loans or pools of loans contains any obligation to repurchase such loans or interests therein solely on account of a payment default by the obligor on any such loan.

(d) Each outstanding loan (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) to the knowledge of Highlands, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception).

(e) With respect to the loans held by Highlands or any of its Subsidiaries, Highlands has provided or made available in the online data site established by Highlands in connection with the transactions contemplated hereby (a true and correct copy of the materials in which as of the date of this Agreement will be provided on CD-ROM promptly after the execution of this Agreement) the following: (i) all loans (including loan participants) that have been accelerated during the past twelve months; (ii) all loan commitments or lines of credit which have been terminated during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (iii) all loans, lines of credit and loan commitments as to which it has given written notice of its intent to terminate during the past twelve months; (iv) with respect to any commercial loans (including any commercial real estate loan) with an outstanding balance in excess of one million dollars ($1,000,000), all notification letters and other written communications from it to any of its borrowers, customers or other parties during the past twelve months wherein it has requested or demanded that actions be taken to correct existing defaults or facts or circumstances which may become defaults; (v) each borrower, customer or other party which has notified it during the past twelve months of, or has asserted against it, in each case in writing, any “lender liability” or similar claim, and, to the knowledge of Highlands, each borrower, customer or other party which has given any oral notification of, or orally asserted to or against it, any such claim; (vi) all loans, (A) that are contractually past due 90 days or more in the payment of principal and/or interest, (B) that are on non-accrual status, (C) that as of the date of this Agreement are classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch List,” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such loan and the identity of the obligor thereunder, (D) where a reasonable doubt exists as to the timely future collectability of principal and/or interest, whether or not interest is still accruing or the loans are less than 90 days past due, (E) where, during the past one year, the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (F) where a specific reserve allocation exists in connection therewith; and (vii) all assets classified by it as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

(f) The allowance for loan losses reflected in the Highlands Financial Statements was (and will be for periods ended after September 30, 2011) adequate, as of the dates thereof, under GAAP.

3.19 Intellectual Property.

(a) Highlands and each of its Subsidiaries either owns or licenses all Intellectual Property used by it and necessary for the conduct of its businesses as currently conducted. Neither Highlands nor any of its Subsidiaries is the licensor of Intellectual Property to any third party. To the knowledge of Highlands, none of the Intellectual Property used by Highlands or any of its Subsidiaries violates or infringes upon the Intellectual Property rights of any other Person. As of the date hereof, there is no Action pending, or to the knowledge of Highlands, threatened, which challenges the rights of Highlands or any of its Subsidiaries with respect to Intellectual Property used in its business or which asserts any violation or infringement of the Intellectual Property rights of any other Person.

(b) For purposes of this Agreement, the term “Intellectual Property” means (i) trademarks, service marks, trade names, Internet domain names, designs and logos, together with all registrations and applications related to the foregoing; (ii) patents and industrial designs (including any applications for either of the foregoing); (iii) copyrights (including any registrations and applications for any of the foregoing); and (iv) computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations (including any and all data and collections of data), and all documentation (including user manuals and training materials) related to the foregoing.

3.20 Transactions with Affiliates. There are no agreements, contracts, plans, arrangements or other transactions between Highlands or any of its Subsidiaries, on the one hand, and any (1) officer or director of Highlands or any of its Subsidiaries, (2) record or beneficial owner of five percent (5%) or more of the voting securities of Highlands, (3) affiliate or family member of any such officer, director or record or beneficial owner or (4) any other affiliate of Highlands, on the other hand, except those of a type available to non-affiliates of Highlands generally, and compensation and/or benefit arrangements with officers and directors.

3.21 Derivative Instruments and Transactions.

(a) All Derivative Transactions, whether entered into for Highlands’ own account or for the account of one or more of its Subsidiaries or their customers, if any, were entered into (i) in the ordinary course of business consistent with past practice and in accordance with prudent business practices and all applicable laws and (ii) with counterparties believed to be financially responsible at the time. Each Derivative Transaction constitutes the valid and legally binding obligation of Highlands or one of its Subsidiaries, enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception), and is, as of the date hereof, in full force and effect. Neither Highlands nor its Subsidiaries, nor to Highlands’ knowledge, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

(b) As used in this Agreement, the term “Derivative Transaction” means any instrument currently considered to be a “swap” in the banking industry, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events or weather-related events, credit-related events or conditions or any indexes (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

3.22 Trust Business. Each of Highlands and its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the applicable governing documents and applicable laws and regulations.

3.23 Taxes.

(a) All income and other material Tax Returns required to have been filed by or with respect to Highlands or its Subsidiaries have been timely filed (taking into account any extension of time to file granted or obtained), and such Tax Returns are accurate and complete in all material respects. All Taxes shown to be payable on such Tax Returns have been paid or will be timely paid and all other material Taxes required to be paid by Highlands or its Subsidiaries have been paid or will be timely paid, except for those Taxes being contested in good faith and for which adequate reserves have been established in the Highlands Financial Statements or will be established in financial statements of Highlands to be provided to ViewPoint after the date hereof pursuant to this Agreement. No deficiency for any material amount of Tax has been asserted or assessed by a Governmental Entity in writing against Highlands or any of its Subsidiaries that has not been satisfied by payment, settled or withdrawn. There are no Liens for Taxes on the assets of Highlands or any of its Subsidiaries (except for statutory Liens for Taxes not yet delinquent). There are no outstanding waivers or agreements extending the period for assessment of Taxes for any period with respect to any Tax to which Highlands or any of its Subsidiaries may be subject. All Taxes not yet due and payable by Highlands or its Subsidiaries (or any other corporation merged into or consolidated with Highlands or any of its Subsidiaries) have been, in all material respects, properly accrued on the financial books and records of Highlands and its Subsidiaries in accordance with GAAP. None of Highlands or its Subsidiaries is a party to or bound by or has any obligation under any Tax allocation sharing or similar agreement or arrangement (other than an agreement or arrangement solely among Highlands and its Subsidiaries).

(b) Highlands and its Subsidiaries have complied in all material respects with all applicable laws relating to withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code and similar provisions under any other domestic or foreign tax laws) and have, within the time and the manner prescribed by law, paid over to the proper Governmental Entities all amounts required to be so withheld and paid over under applicable laws. Highlands and each of its Subsidiaries have complied in all material respects with all information reporting requirements imposed by the Code (and similar provisions under any other domestic or foreign Tax laws).

(c) As of the date of this Agreement, there are no audits, claims or controversies now pending, or to the knowledge of Highlands, threatened in writing against or with respect to Highlands or any of its Subsidiaries with respect to any material Tax or failure to file any Tax Return.

(d) Highlands is not aware of any agreement, plan, or other circumstance or reason that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(e) Neither Highlands nor any of its Subsidiaries has been a party to any distribution occurring in the last five years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied.

(f) No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to Highlands or any of its Subsidiaries.

(g) To the knowledge of Highlands, neither Highlands nor any of its Subsidiaries has engaged in any “listed transaction” as defined in Section 6707A(c)(2) of the Code and the Treasury Regulations thereunder as a principal, as a material advisor or otherwise.

(h) Except as may result from the transactions contemplated by this Agreement, none of the net operating loss carryforwards, net unrealized built-in losses, tax credits, or capital loss carryforwards for federal income tax purposes of Highlands or any Highlands Subsidiary is, as applicable, currently subject to limitation under Section 382 or 383 of the Code.

(i) Neither Highlands nor any of its Subsidiaries (A) is or has, since December 31, 2007, been a member of an affiliated group (other than a group the common parent of which is Highlands or a Highlands Subsidiary) filing a consolidated, joint, combined or unitary Tax Return or (B) has any liability for Taxes of any Person (other than Highlands and any of its Subsidiaries) arising from the application of Treasury Regulations Section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract, or otherwise.

(j) As used in this Agreement, the term “Taxes” means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, including all interest, penalties and additions imposed with respect to such amounts, imposed by any Governmental Entity.

(k) As used in this Agreement, the term “Tax Returns” means all domestic or foreign (whether national, federal, state, provincial, local or otherwise) returns, declarations, statements, reports, schedules, forms, claims for refund and information returns relating to Taxes and including any attachment thereto or amendment thereof.

3.24 Community Reinvestment Act Compliance. FNB is in compliance in all material respects with the applicable provisions of the Community Reinvestment Act of 1977 and the regulations promulgated thereunder and has received a Community Reinvestment Act rating of “satisfactory” or better in its most recently completed exam, and Highlands has no knowledge of the existence of any fact or circumstance or set of facts or circumstances which could reasonably be expected to result in any such Subsidiary having its current rating lowered.

3.25 Insurance. Highlands and each of its Subsidiaries are presently insured for reasonable amounts (and in accordance with all contractual and legal requirements) with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. All of the policies, bonds and other arrangements providing for the foregoing (the “Highlands Insurance Policies”) are in full force and effect, the premiums due and payable thereon have been or will be timely paid through the Effective Time, and there is no material breach or default (and no condition exists or event has occurred that, with the giving of notice or lapse of time or both, would constitute such a material breach or default) by Highlands or any of its Subsidiaries under any of the Highlands Insurance Policies or to the knowledge of Highlands, by any other party to the Highlands Insurance Policies. Neither Highlands nor any of its Subsidiaries has received any written notice of cancellation or non-renewal of any Highlands Insurance Policy nor, to the knowledge of Highlands, is the termination of any such policies threatened by the insurer, and there is no material claim for coverage by Highlands or any of its Subsidiaries pending under any of such Highlands Insurance Policies as to which coverage has been denied or disputed by the underwriters of such Highlands Insurance Policies or in respect of which such underwriters have reserved their rights.

3.26 Title. Highlands and its Subsidiaries have good and marketable title in fee simple to all real property owned by them and good and valid title to all material personal property owned by them, in each case free and clear of all Liens, except for Liens reflected in Highlands Financial Statements and those which do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by Highlands or any of its Subsidiaries. Any real property and facilities held under lease by Highlands or its Subsidiaries are valid, subsisting and enforceable leases with such exceptions that are not material and do not interfere with the use made and proposed to be made of such property and facilities by Highlands or any of its Subsidiaries. None of such real property or facilities leases will be adversely affected by the consummation of the Merger or the Bank Merger.

3.27 Investment Portfolio. Except for pledges to secure public and trust deposits or otherwise made in the ordinary course of business, Liens securing repurchase obligations incurred in the ordinary course of business consistent with past practices, and for FHLB stock, none of the investment securities reflected in the Highlands Financial Statements and none of the investment securities since acquired by Highlands or any of its Subsidiaries is subject to any restriction, whether contractual or statutory, which impairs the ability of Highlands or any of its Subsidiaries to freely dispose of such investment at any time, other than those restrictions imposed on securities held to maturity under GAAP and restrictions imposed after the date of this Agreement in connection with future borrowings permitted under this Agreement.

3.28 Books and Records. The corporate record books of Highlands and its Subsidiaries are complete and accurate and reflect all meetings, consents and other actions of the boards of directors and shareholders of Highlands and its Subsidiaries.

3.29 Indemnification. To the knowledge of Highlands, no action or failure to take action by any present or former director, advisory director, officer, employee or agent of Highlands or any of its Subsidiaries has occurred which would give rise to a material claim by any such individual for indemnification from Highlands or any of its Subsidiaries.

3.30 Broker’s Fees. Neither Highlands nor any of its Subsidiaries nor any of their respective officers, directors, employees or agents has utilized any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or any other transactions contemplated by this Agreement, other than to Commerce Street Capital pursuant to a letter agreement, a true, complete and correct copy of which has been previously delivered to ViewPoint.

3.31 Representations Not Misleading. No representation or warranty by Highlands in this Agreement, or in any document furnished to ViewPoint or its Subsidiaries under and pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF VIEWPOINT

Except as (i) Previously Disclosed or (ii) disclosed in any ViewPoint SEC Reports or other publicly available document filed with or furnished by ViewPoint to the SEC prior to the date hereof (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or predictive or forward-looking in nature), ViewPoint hereby represents and warrants to Highlands as follows:

4.1 Organization, Standing and Power.

(a) Each of ViewPoint and its Subsidiaries (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties or assets makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have a Material Adverse Effect on ViewPoint.

(b) ViewPoint has previously made available to Highlands true and complete copies of ViewPoint’s articles of incorporation (the “ViewPoint Charter”) and bylaws (the “ViewPoint Bylaws”), in each case as amended to the date of this Agreement and as in full force and effect. Neither ViewPoint nor any of its Subsidiaries is in violation of any provision of the ViewPoint Charter or ViewPoint Bylaws or such articles or certificate of incorporation or formation and bylaws (or comparable organizational documents) of such Subsidiary, as applicable.

4.2 Capitalization.

(a) The authorized capital stock of ViewPoint consists of 90,000,000 shares of ViewPoint Common Stock of which, as of the date hereof, 33,749,391 shares were issued and outstanding, and 10,000,000 shares of preferred stock, $.01 par value per share, none of which are issued and outstanding. All of the issued and outstanding shares of ViewPoint Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no Voting Debt of ViewPoint is issued and outstanding. As of the date hereof, ViewPoint held no shares of ViewPoint Common Stock in its treasury. As of the September 30, 2011, except as disclosed in the ViewPoint SEC Reports, ViewPoint does not have and is not bound by any Rights calling for the purchase or issuance of any shares of ViewPoint Common Stock, Voting Debt of ViewPoint or any other equity securities of ViewPoint or any securities representing the right to purchase or otherwise receive any shares of ViewPoint Common Stock, Voting Debt of ViewPoint or other equity securities of ViewPoint. The shares of ViewPoint Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(b) All of the issued and outstanding shares of capital stock or other equity ownership interests of each Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated under the Exchange Act) of ViewPoint are owned by ViewPoint, directly or indirectly, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Significant Subsidiary of ViewPoint has or is bound by any Rights calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

(c) ViewPoint does not have a dividend reinvestment plan or any stockholders rights plan.

4.3 Authority; No Violation.

(a) ViewPoint has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. As of the date of this Agreement, the Board of Directors of ViewPoint has determined that this Agreement is advisable and in the best interests of ViewPoint and its stockholders. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of ViewPoint and no other corporate action is necessary on the part of ViewPoint. This Agreement has been duly and validly executed and delivered by ViewPoint and (assuming due authorization, execution and delivery by Highlands) constitutes the valid and binding obligation of ViewPoint, enforceable against ViewPoint in accordance with its terms (subject to the Bankruptcy and Equity Exception).

(b) Neither the execution and delivery of this Agreement by ViewPoint or the Bank Merger Agreement by ViewPoint Bank, nor the consummation by ViewPoint of the transactions contemplated in this Agreement or by ViewPoint Bank of the transactions in the Bank Merger Agreement, nor compliance by ViewPoint or ViewPoint Bank with any of the terms or provisions of this Agreement or the Bank Merger Agreement, will (i) violate any provision of the ViewPoint Charter or the ViewPoint Bylaws or the organizational documents of ViewPoint Bank, or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (A) violate any law, judgment, order, injunction or decree applicable to ViewPoint, any of its Subsidiaries or any of their respective properties or assets in a manner that could be reasonably expected to have a Material Adverse Effect on ViewPoint, or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of ViewPoint or any of its Subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which ViewPoint or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound.

4.4 Consents and Approvals. Except for (i) the Regulatory Approvals, (ii) the filing with the SEC of the Proxy Statement and the filing and declaration of effectiveness of the Form S-4, (iii) the filing of the Articles of Merger contemplated by Section 1.2 and the filing of documents with the OCC to cause the Bank Merger to become effective, (iv) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules and regulations of any applicable SRO, and the rules of the Nasdaq, (v) any notices or filings under the HSR Act, and (vi) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of ViewPoint Common Stock pursuant to this Agreement and approval of listing of such ViewPoint Common Stock on the Nasdaq, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by ViewPoint or any of its Subsidiaries of the Merger, the Bank Merger, or any of the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by ViewPoint of this Agreement.

4.5 Reports.

(a) ViewPoint and each of its Subsidiaries have timely filed all reports, registrations, statements and certifications, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2008 and prior to the date hereof with the Governmental Entities, and have paid all fees and assessments due and payable in connection therewith.

(b) An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by ViewPoint pursuant to the Securities Act or the Exchange Act since December 31, 2008 and prior to the date of this Agreement (the “ViewPoint SEC Reports”) is publicly available. No such ViewPoint SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all ViewPoint SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of ViewPoint has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).

4.6 Financial Statements.

(a) The financial statements of ViewPoint and its Subsidiaries included (or incorporated by reference) in the ViewPoint SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of ViewPoint and its Subsidiaries; (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of ViewPoint and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount); (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. As of the date hereof, the books and records of ViewPoint and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(b) There is no transaction, arrangement or other relationship between ViewPoint and/or any of its Subsidiaries and any unconsolidated or other affiliated entity that, as of the date hereof, is not reflected in the ViewPoint SEC Reports.

(c) The records, systems, controls, data and information of ViewPoint and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of ViewPoint or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on ViewPoint’s (or any ViewPoint Subsidiary’s) system of internal accounting controls.

(d) Since December 31, 2008, (i) neither ViewPoint nor, to the knowledge of ViewPoint, any director, officer, employee, auditor, accountant or representative of ViewPoint or ViewPoint Bank has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of ViewPoint or any of its Subsidiaries or its internal accounting controls, including any material complaint, allegation, assertion or claim that ViewPoint or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing ViewPoint or any of its Subsidiaries, or other Person, whether or not employed by ViewPoint or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or violation of banking or other laws by ViewPoint or any of its Subsidiaries or any of their officers, directors, employees or agents to the Board of Directors or senior management of ViewPoint or any of its Subsidiaries or any committee thereof or to any director or officer of ViewPoint or any of its Subsidiaries.

4.7 Absence of Changes.

(a) Since December 31, 2010, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on ViewPoint.

(b) Since December 31, 2010 to the date hereof, ViewPoint and its Subsidiaries have conducted their respective businesses in the ordinary course of business.

4.8 Compliance with Applicable Law.

(a) ViewPoint and each of its Subsidiaries are and, at all times since December 31, 2008, have been, in compliance in all material respects with all laws applicable to their businesses, operations, properties, assets, and employees. ViewPoint and each of its Subsidiaries have in effect, and at all relevant times since December 31, 2008, held all material Permits necessary for them to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted, and to ViewPoint’s knowledge, no suspension or cancellation of any such Permits is threatened and there has occurred no violation of, default (with or without notice or lapse of time or both) under or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit. ViewPoint is duly registered with the FRB as a thrift holding company under the Home Owner’s Loan Act of 1933, as amended. The deposit accounts of ViewPoint Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. No Action for the revocation or termination of such deposit insurance are pending or, to the knowledge of ViewPoint, threatened.

(b) Since December 31, 2008, neither ViewPoint nor any of its Subsidiaries has received any written notification or communication from any Governmental Entity (i) requiring ViewPoint or any of its Subsidiaries to enter into or consent to the issuance of a cease and desist order, formal or written agreement, directive, commitment, memorandum of understanding, board resolution, extraordinary supervisory letter or other formal or informal enforcement action of any kind that imposes any material restrictions on its conduct of business or that relates to its capital adequacy, its credit or risk management policies, its dividend policy, its management, its business or its operations (any of the foregoing, a “ViewPoint Regulatory Agreement”), or (ii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, FDIC insurance coverage, and, to the knowledge of ViewPoint, neither ViewPoint nor any of its Subsidiaries has been advised by any Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such judgment, order, injunction, rule, agreement, memorandum of understanding, commitment letter, supervisory letter, decree or similar submission. Neither ViewPoint nor any of its Subsidiaries is party to or subject to any ViewPoint Regulatory Agreement.

(c) Since December 31, 2008, neither ViewPoint nor any of its Subsidiaries has been (i) in default or violation of, (ii) under investigation with respect to, or (iii) threatened to be charged with or given notice of any violation of, any law, other than non-material violations that have been discharged or remedied.

(d) Neither ViewPoint nor any of its Subsidiaries (nor, to the knowledge of ViewPoint, any of their respective directors, executives, representatives, agents or employees) (i) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (iii) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, (iv) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (v) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

4.9 Material Contracts; Defaults. Neither ViewPoint nor any of its Subsidiaries is a party to any agreement or amendment thereto that would be required to be, and has not been, filed as an exhibit to any ViewPoint SEC Report filed by ViewPoint with the SEC as of the date of this Agreement. Neither ViewPoint nor any of its Subsidiaries, and to ViewPoint’s knowledge, any counterparty or counterparties, is in breach of any such agreement or amendment filed with the SEC.

4.10 ViewPoint Benefit Plans.

(a) With respect to each ViewPoint Benefit Plan (as defined below), ViewPoint has provided to Highlands a current, correct and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) the ViewPoint Benefit Plan, the related trust agreement or other funding instrument (if any), and any other related documents (including all amendments to such ViewPoint Benefit Plan and related documents); (ii) the most recent determination or opinion letter, if applicable; (iii) any summary plan description and other material written communications, other than individual pension benefit statements provided in accordance with Section 105 of ERISA, (or a description of any oral communications) by ViewPoint and its Subsidiaries to any current or former employee or director of ViewPoint or any of its Subsidiaries or other beneficiaries concerning the extent of the benefits provided under a ViewPoint Benefit Plan; (iv) all material communications to or from the IRS or any other Governmental Entity relating to each ViewPoint Benefit Plan; and (v) for the three most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports.

(b) (i) Each ViewPoint Benefit Plan has been established, operated and administered in all material respects in accordance with its terms, and in compliance in all material respects with the applicable provisions of ERISA, the Code and other laws; (ii) each ViewPoint Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified (and each corresponding trust is exempt under Section 501 of the Code) and has received or is the subject of a favorable determination letter or uses a prototype document that is subject to a favorable opinion letter relating to the most recently completed IRS remedial amendment period cycle, and, to the knowledge of ViewPoint, nothing has occurred (whether by action or failure to act) that could reasonably be expected to adversely affect the qualified status of any ViewPoint Benefit Plan (or the exempt status of any related trust) or require the filing of a submission under EPCRS or the taking of other corrective action pursuant to EPCRS in order to maintain such qualified (or exempt) status, and no ViewPoint Benefit Plan is the subject of any pending correction or application under EPCRS; (iii) no “reportable event” (as such term is defined in Section 4043 of ERISA) that could reasonably be expected to result in liability has occurred with respect to any ViewPoint Benefit Plan, no non-exempt “prohibited transaction “ (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) has been engaged in by ViewPoint or any of its Subsidiaries with respect to any ViewPoint Benefit Plan that has or is expected to result in any material liability, and no “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA and Section 412 of the Code (whether or not waived) has occurred with respect to any ViewPoint Benefit Plan; (iv) no liability under Subtitle C or D of Title IV or ERISA has been or is expected to be incurred by ViewPoint or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any ERISA Affiliate; (v) there does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would be a liability of ViewPoint or any of its Subsidiaries; (vi) except as expressly contemplated by this Agreement, there is no present intention by ViewPoint that any ViewPoint Benefit Plan be materially amended, suspended or terminated, or otherwise modified to change benefits (or the levels thereof) in a manner that results in an increased cost to ViewPoint or any of its Subsidiaries (other than an immaterial increase in administrative costs or changes required by law) under any ViewPoint Benefit Plan at any time within the twelve months immediately following the date hereof ; (vii) ViewPoint and its Subsidiaries have not incurred any current or projected material liability under any ViewPoint Benefit Plan (or any other plan or arrangement to which ViewPoint or a Subsidiary thereof is a party) in respect of post-employment or post-retirement health, medical or life insurance benefits for current, former or retired employees of ViewPoint or any of its Subsidiaries, except as required to avoid an excise tax under Section 4980B of the Code or otherwise except as may be required pursuant to any other laws; (viii) each of the ViewPoint Benefit Plans that is intended to satisfy the requirements of Section 125, 423 or 501(c)(9) of the Code satisfies such requirements; (ix) no ViewPoint Benefit Plan is funded through a “welfare benefit fund” as defined in Section 419 of the Code; and (x) all contributions required to have been made under the terms of any ViewPoint Benefit Plan or pursuant to ERISA and the Code have been timely made and, to the extent required, all obligations in respect of each ViewPoint Benefit Plan have been properly accrued and reflect in the ViewPoint Financial Statements.

(c) With respect to each of the ViewPoint Benefit Plans that is not a multiemployer plan within the meaning of Section 4001(a)(iii) of ERISA but is subject to Title IV of ERISA, as of the Effective Time, the assets of each such ViewPoint Benefit Plan will be at least equal in value to the present value of the accrued benefits (vested and unvested) of the participants in such ViewPoint Benefit Plan on a termination and projected benefit obligation basis, based on the actuarial methods and assumptions indicated in the most recent applicable actuarial valuation reports.

(d) Neither ViewPoint nor any of its Subsidiaries (nor any ERISA Affiliate) maintains or contributes to, or within the last ten years has maintained or contributed to, a “multiemployer plan” within the meaning of Section 4001(a)(iii) of ERISA or a “multiple employer welfare arrangement” (as defined in Section 3(40) or ERISA).

(e) With respect to any ViewPoint Benefit Plan, (i) no material actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of ViewPoint, threatened, (ii) no facts or circumstances exist that could reasonably be expected to give rise to any such material actions, suits or claims, (iii) no written or oral communication has been received from the PBGC in respect of any ViewPoint Benefit Plan subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein, (iv) no administrative investigation, audit or other administrative proceeding by the Department of Labor , the PBGC, the IRS or any other Governmental Entity is pending, in progress or, to the knowledge of ViewPoint, threatened (including, without limitation, any routine requests for information from the PBGC), and (v) there is no judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against or in favor of any ViewPoint Benefit Plan or any fiduciary thereof (other than rules of general applicability). With respect to each ViewPoint Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code (x) no ViewPoint Benefit Plan has failed to satisfy minimum funding standards (within the meaning of Section 412 or 430 of the Code or Section 302 of ERISA), whether or not waived; and (y) there has been no determination that any ViewPoint Benefit Plan is, or is expected to be, in “at risk” status (within the meaning of Section 403 of the Code or Section 303 of ERISA). None of the assets of ViewPoint, any of its Subsidiaries, or any ERISA Affiliate are subject to any Lien arising under ERISA or Subchapter D of Chapter 1 of the Code and no condition exists that presents a material risk of any such Lien arising.

(f) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, could result in or is a precondition to (i) any payment (including, severance, unemployment compensation or “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current or former employee, officer or director of ViewPoint or any of its Subsidiaries from ViewPoint or any of its Subsidiaries under any ViewPoint Benefit Plan or otherwise, (ii) any increase in compensation or benefits otherwise payable under any ViewPoint Benefit Plan, (iii) any acceleration of the time of payment or vesting of an such benefits, (iv) the requirement to fund or increase the funding of any such benefits (through a grantor trust or otherwise), (v) except as otherwise provided in this Agreement, any limitation on the right of ViewPoint or any of its Subsidiaries to (A) amend, merge or terminate any ViewPoint Benefit Plan or related trust or (B) receive a reversion of assets from any ViewPoint Benefit Plan or related trust, (vi) the renewal or extension of the term of any agreement regarding the compensation of any current or former employee of ViewPoint or any of its Subsidiaries, or (vii) any payments under any of the ViewPoint Benefit Plans or otherwise which would not be deductible under Section 162(m) or 280G of the Code. Except as otherwise provided in this Agreement, neither ViewPoint nor any of its Subsidiaries has taken, or permitted to be taken, any action that required , and no circumstances exist that will require, the funding, or the increase in the funding, of any benefits under any ViewPoint Benefit Plan or resulted, or will result, in any limitation on the right of ViewPoint or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any ViewPoint Benefit Plan or related trust.

(g) Each ViewPoint Benefit Plan that is in any part a “nonqualified deferred compensation plan” subject to Section 409A of the Code (i) materially complies and, at all times after December 31, 2008 has materially complied, both in form and operation, with the requirements of Section 409A of the Code and the final regulations thereunder and (ii) between January 1, 2005 and December 31, 2008 was operated in good faith compliance with Section 409A of the Code, as determined under applicable guidance of the Department of the Treasury and the IRS.

(h) For purposes of this Agreement, “ViewPoint Benefit Plans” means any “employee benefit plan” as defined in Section 3(3) of ERISA and all other benefit plans, arrangements or agreements, including any other employment, consulting, bonus, incentive or deferred compensation, vacation, stock option or other equity-based, severance, termination, retention, change of control, profit-sharing, fringe benefit or other similar plan, program, agreement or commitment, whether written or unwritten, whether or not subject to ERISA, or whether form or informal, for the benefit of any employee, former employee, director or former director of ViewPoint or any of its Subsidiaries entered into, maintained or contributed to by ViewPoint or any of its Subsidiaries or to which ViewPoint or any of its Subsidiaries is obligated to contribute, or with respect to which ViewPoint or any of its Subsidiaries has any liability, direct or indirect, contingent or otherwise (including any liability arising out of an indemnification, guarantee, hold harmless or similar agreement) or otherwise providing benefits to any current, former or future employee, officer or director of ViewPoint or any of its Subsidiaries or to any beneficiary or dependant thereof.

4.11 Approvals. As of the date of this Agreement, ViewPoint knows of no reason why all Regulatory Approvals required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

4.12 ViewPoint Information. The information relating to ViewPoint and its Subsidiaries that is provided by ViewPoint or its representatives for inclusion in the Proxy Statement and the Form S-4, or in any application, notification or other document filed with any Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement relating to ViewPoint and its Subsidiaries and other portions within the reasonable control of ViewPoint and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The Form S-4 will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

4.13 Litigation. There is no Action, whether judicial, arbitral, administrative or other, pending or, to the knowledge of ViewPoint, threatened against or affecting ViewPoint or any of its Subsidiaries, any of their respective properties or assets, or any present or former officer, director or employee of ViewPoint or any of its Subsidiaries in such individual’s capacity as such, other than Actions that individually involve a monetary claim not in excess of one hundred thousand dollars ($100,000). Neither ViewPoint nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity.

4.14 Labor Matters.

(a) There are no collective bargaining agreements or other labor union contracts, agreements or understandings applicable to any employees of ViewPoint or any of its Subsidiaries. There is no labor dispute, strike, work stoppage, lockout or work related disruption, or, to the knowledge of ViewPoint, threat thereof, by or with respect to any employees of ViewPoint or any of its Subsidiaries, and there has been no labor dispute, strike, work stoppage or lockout in the previous three years. To the knowledge of ViewPoint, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of ViewPoint or any of its Subsidiaries. ViewPoint and its Subsidiaries are in substantial compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work, occupational safety and health, disability, non-discrimination in employment and workers’ compensation. No Action asserting that ViewPoint or any of its Subsidiaries has committed an unlawful employment practice or an unfair labor practice (within the meaning of the National Labor Relations Act of 1935) or seeking to compel ViewPoint or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment is pending or, to the knowledge of ViewPoint, threatened with respect to ViewPoint or any of its Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission, the Department of Labor or any other Governmental Entity.

(b) Neither ViewPoint nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices. None of ViewPoint, any of its Subsidiaries or any of its or their executive officers has received within the past three years any written notice of intent by any Governmental Entity responsible for the enforcement of labor or employment laws to conduct an investigation relating to ViewPoint or any of its Subsidiaries and, to the knowledge of ViewPoint, no such investigation is in progress.

4.15 Environmental Matters. (a) Neither ViewPoint’s conduct nor its operation or the conduct or operation of its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including in a fiduciary or agency capacity), violates or has violated Environmental Laws; (b) there has been no release of any Hazardous Substance by ViewPoint or any of its Subsidiaries in any manner that has given or would reasonably be expected to give rise to any remedial obligation, corrective action requirement or liability under applicable Environmental Laws; (c) since December 31, 2008, neither ViewPoint nor any of its Subsidiaries has received any written claims, notices, demand letters or requests for information (except for such claims, notices, demand letters or requests for information the subject matter of which has been resolved prior to the date of this Agreement) from any Governmental Entity or any third party asserting that ViewPoint or any of its Subsidiaries or the operation or condition of any property ever owned, leased, operated or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants or hazardous or toxic wastes, substances or materials at, on, beneath or originating from any such property; (d) no Hazardous Substance has been disposed of, arranged to be disposed of, released or transported in violation of any applicable Environmental Law, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any liability under any Environmental Law, from any current or former properties or facilities while owned or operated by ViewPoint or any of its Subsidiaries or as a result of any operations or activities of ViewPoint or any of its Subsidiaries at any location, and no other condition has existed or event has occurred with respect to ViewPoint or any of its Subsidiaries or any such properties or facilities that, with notice or the passage of time, or both, would be reasonably likely to result in liability under Environmental Laws, and, to the knowledge of ViewPoint, Hazardous Substances are not otherwise present at or about any such properties or facilities in amount or condition that has resulted in or would reasonably be expected to result in liability to ViewPoint or any of its Subsidiaries under any Environmental Law; and (e) neither ViewPoint, its Subsidiaries nor any of their respective properties or facilities are subject to, or are, to ViewPoint’s knowledge, threatened to become subject to, any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law or any agreement relating to environmental liabilities.

4.16 Loan Matters.

(a) There are no outstanding loans to any directors, executive officers and principal shareholders (as such terms are defined in the FRB’s Regulation O (12 C.F.R. Part 215)) of ViewPoint or any of its Subsidiaries on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was below market at the time the loan was originated.

(b) Each outstanding loan held by ViewPoint or any of its Subsidiaries (including loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, ViewPoint’s or its applicable Subsidiary’s written underwriting standards (and, in the case of loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable laws.

(c) None of the agreements pursuant to which ViewPoint or any of its Subsidiaries has sold loans or pools of loans or participations in loans or pools of loans contains any obligation to repurchase such loans or interests therein solely on account of a payment default by the obligor on any such loan.

(d) Each outstanding loan (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) to the knowledge of ViewPoint, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception).

(e) With respect to the loans held by ViewPoint or any of its Subsidiaries, ViewPoint has Previously Disclosed the following: (i) all loans (including loan participants) that have been accelerated during the past twelve months; (ii) all loan commitments or lines of credit which have been terminated during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (iii) all loans, lines of credit and loan commitments as to which it has given written notice of its intent to terminate during the past twelve months; (iv) with respect to any commercial loans (including any commercial real estate loans) with an outstanding balance in excess of one million dollars ($1,000,000), all notification letters and other written communications from it to any of its borrowers, customers or other parties during the past twelve months wherein it has requested or demanded that actions be taken to correct existing defaults or facts or circumstances which may become defaults in all cases as would be material to ViewPoint; and (v) each borrower, customer or other party which has notified it during the past twelve months of, or has asserted against it, in each case in writing, any “lender liability” or similar claim, and, to the knowledge of ViewPoint, each borrower, customer or other party which has given any oral notification of, or orally asserted to or against it, any such claim.

4.17 Intellectual Property. ViewPoint and each of its Subsidiaries either owns or licenses all Intellectual Property used by it and necessary for the conduct of its businesses as currently conducted. Neither ViewPoint nor any of its Subsidiaries is the licensor of Intellectual Property to any third party. To the knowledge of ViewPoint, none of the Intellectual Property used by ViewPoint or any of its Subsidiaries violates or infringes upon the Intellectual Property rights of any other Person. As of the date hereof, there is no Action pending, or to the knowledge of ViewPoint, threatened, which challenges the rights of ViewPoint or any of its Subsidiaries with respect to Intellectual Property used in its business or which asserts any violation or infringement of the Intellectual Property rights of any other Person.

4.18 Transactions with Affiliates. There are no agreements, contracts, plans, arrangements or other transactions between ViewPoint or any of its Subsidiaries, on the one hand, and any (1) officer or director of ViewPoint or any of its Subsidiaries, (2) record or beneficial owner of five percent (5%) or more of the voting securities of ViewPoint, (3) affiliate or family member of any such officer, director or record or beneficial owner or (4) any other affiliate of ViewPoint, on the other hand, except those of a type available to non-affiliates of ViewPoint generally, and compensation and/or benefit arrangements with officers and directors.

4.19 Derivative Instruments and Transactions. All Derivative Transactions, whether entered into for ViewPoint’s own account or for the account of one or more of its Subsidiaries or their customers, if any, were entered into (a) in the ordinary course of business consistent with past practice and in accordance with prudent business practices and all applicable laws and (b) with counterparties believed to be financially responsible at the time. Each Derivative Transaction constitutes the valid and legally binding obligation of ViewPoint or one of its Subsidiaries, enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception), and is, as of the date hereof, in full force and effect. Neither ViewPoint nor its Subsidiaries, nor to ViewPoint’s knowledge, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

4.20 Trust Business. Each of ViewPoint and its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the applicable governing documents and applicable laws and regulations.

4.21 Taxes.

(a) All income and other material Tax Returns required to have been filed by or with respect to ViewPoint or its Subsidiaries have been timely filed (taking into account any extension of time to file granted or obtained), and such Tax Returns are accurate and complete in all material respects. All Taxes shown to be payable on such Tax Returns have been paid or will be timely paid and all other material Taxes required to be paid by ViewPoint or its Subsidiaries have been paid or will be timely paid, except for those Taxes being contested in good faith and for which adequate reserves have been (or will be relating to the period after September 30, 2011) established in financial statements of ViewPoint included in the ViewPoint SEC Reports or in those filed after the date hereof. No deficiency for any material amount of Tax has been asserted or assessed by a Governmental Entity in writing against ViewPoint or any of its Subsidiaries that has not been satisfied by payment, settled or withdrawn. There are no Liens for Taxes on the assets of ViewPoint or any of its Subsidiaries (except for statutory Liens for Taxes not yet delinquent). There are no outstanding waivers or agreements extending the period for assessment of Taxes for any period with respect to any Tax to which ViewPoint or any of its Subsidiaries may be subject. All

Taxes not yet due and payable by ViewPoint or its Subsidiaries (or any other corporation merged into or consolidated with ViewPoint or any of its Subsidiaries) have been, in all material respects, properly accrued on the most recent ViewPoint SEC Reports in accordance with GAAP. None of ViewPoint or its Subsidiaries is a party to or bound by or has any obligation under any Tax allocation sharing or similar agreement or arrangement (other than an agreement or arrangement solely among ViewPoint and its Subsidiaries).

(b) ViewPoint and its Subsidiaries have complied in all material respects with all applicable laws relating to withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code and similar provisions under any other domestic or foreign tax laws) and have, within the time and the manner prescribed by law, paid over to the proper Governmental Entities all amounts required to be so paid over under applicable laws. ViewPoint and each of its Subsidiaries have complied in all material respects with all information reporting requirements imposed by the Code (and similar provisions under any other domestic or foreign Tax laws).

(c) As of the date of this Agreement, there are no audits, claims or controversies now pending, or to the knowledge of ViewPoint, threatened in writing against or with respect to ViewPoint or any of its Subsidiaries with respect to any material Tax or failure to file any Tax Return.

(d) ViewPoint is not aware of any agreement, plan, or other circumstance or reason that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(e) Neither ViewPoint nor any of its Subsidiaries has been a party to any distribution occurring in the last five years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied.

(f) To the knowledge of ViewPoint, neither ViewPoint nor any of its Subsidiaries has engaged in any “listed transaction” as defined in Section 6707A(c)(2) of the Code and the Treasury Regulations thereunder as a principal, as a material advisor or otherwise.

(g) Neither ViewPoint nor any of its Subsidiaries (A) is or has, since December 31, 2007, been a member of an affiliated group (other than a group the common parent of which is ViewPoint or a ViewPoint Subsidiary) filing a consolidated, joint, combined or unitary Tax Return or (B) has any liability for Taxes of any Person (other than ViewPoint and any of its Subsidiaries) arising from the application of Treasury Regulations Section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract, or otherwise.

4.22 Community Reinvestment Act Compliance. ViewPoint Bank is in compliance in all material respects with the applicable provisions of the Community Reinvestment Act of 1977 and the regulations promulgated thereunder and has received a Community Reinvestment Act rating of “satisfactory” or better in its most recently completed exam, and ViewPoint has no knowledge of the existence of any fact or circumstance or set of facts or circumstances which could reasonably be expected to result in any such Subsidiary having its current rating lowered.

4.23 Insurance. ViewPoint and each of its Subsidiaries are presently insured, and have been insured for at least the past four years, for reasonable amounts (and in accordance with all contractual and legal requirements) with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. All of the policies, bonds and other arrangements providing for the foregoing (the “ViewPoint Insurance Policies”) are in full force and effect, the premiums due and payable thereon have been or will be timely paid through the Effective Time, and the is no material breach or default (and no condition exists or event has occurred that, with the giving of notice or lapse of time or both, would constitute such a material breach or default) by ViewPoint or any of its Subsidiaries under any of the ViewPoint Insurance Policies or to the knowledge of ViewPoint, by any other party to the ViewPoint Insurance Policies. Neither ViewPoint nor any of its Subsidiaries has received any written notice of cancellation or non-renewal of any ViewPoint Insurance Policy nor, to the knowledge of ViewPoint, is the termination of any such policies threatened by the insurer, and there is no material claim for coverage by ViewPoint or any of its Subsidiaries pending under any of such ViewPoint Insurance Policies as to which coverage has been denied or disputed by the underwriters of such ViewPoint Insurance Policies or in respect of which such underwriters have reserved their rights.

4.24 Title. ViewPoint and its Subsidiaries have good and marketable title in fee simple to all real property owned by them and good and valid title to all material personal property owned by them, in each case free and clear of all Liens, except for Liens reflected in ViewPoint financial statements included in the ViewPoint SEC Reports and those which do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by ViewPoint or any of its Subsidiaries. Any real property and facilities held under lease by ViewPoint or its Subsidiaries are valid, subsisting and enforceable leases with such exceptions that are not material and do not interfere with the use made and proposed to be made of such property and facilities by ViewPoint or any of its Subsidiaries. None of such real property or facilities leases will be adversely affected by the consummation of the Merger or the Bank Merger.

4.25 Books and Records. The corporate record books of ViewPoint and its Subsidiaries are complete and accurate and reflect all meetings, consents and other actions of the boards of directors and stockholders of ViewPoint and its Subsidiaries.

4.26 Broker’s Fees. Neither ViewPoint nor any of its Subsidiaries nor any of their respective officers, directors, employees or agents has utilized any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or any other transactions contemplated by this Agreement, other than to Sandler O’Neill & Partners, L.P. pursuant to a letter agreement, a true, complete and correct copy of which has been previously delivered to Highlands.

4.27 Representations Not Misleading. No representation or warranty by ViewPoint in this Agreement, or in any document furnished to Highlands or its Subsidiaries under and pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Highlands Conduct of Businesses Prior to the Effective Time. Except as expressly contemplated or permitted by this Agreement or as required by applicable law or a Governmental Entity, or with the prior written consent of ViewPoint, during the period from the date of this Agreement to the Effective Time, Highlands shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course consistent with past practice in all material respects, (b) use commercially reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships, and (c) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Highlands or ViewPoint or any of their respective Subsidiaries to obtain any necessary Regulatory Approvals or to consummate the transactions contemplated hereby.

5.2 Highlands Forbearances. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, as Previously Disclosed, or as required by applicable law or a Governmental Entity, Highlands shall not, and shall not permit any of its Subsidiaries, without the prior written consent of ViewPoint (which shall not be unreasonably withheld or delayed with respect to subsections (f), (g), (m), (n) and (r)), to:

(a) Capital Stock. Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its capital stock, other ownership interests or any Rights, except pursuant to Highlands Stock Options and Highlands Warrants outstanding on the date hereof.

(b) Other Securities. Issue any other capital securities, including trust preferred or other similar securities, Voting Debt, or other securities, debentures or subordinated notes.

(c) Dividends, Etc. (i) Make, declare, pay or set aside for payment any dividend or distribution on its capital stock or other ownership interests (other than dividends from wholly owned Subsidiaries to Highlands or to another wholly owned Subsidiary of Highlands); or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock, other ownership interests, or Rights.

(d) Compensation; Employment, Etc. (i) Enter into, modify, amend, renew or terminate any employment, consulting, severance, change in control, or similar agreement or arrangement with any director, officer or employee of Highlands or any of its Subsidiaries, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments) other than (A) at will agreements, (B) normal individual increases in salary to rank and file employees, in each case in the ordinary course of business consistent with past practice, (C) annual bonuses for calendar year 2011 as Previously Disclosed, (D) severance in accordance with past practice and (E) changes that are required by applicable law; (ii) hire any new officers; (iii) promote any employee to a rank of vice president or a more senior position; or (iv) pay aggregate expenses of more than fifteen thousand dollars ($15,000) in the aggregate for employees and directors to attend conventions or similar meetings after the date hereof.

(e) Benefit Plans. Except as required by law, enter into, establish, adopt, modify, amend, renew, or terminate any Highlands Benefit Plan, or take any action to accelerate the vesting of benefits payable thereunder.

(f) Dispositions. Sell, transfer, mortgage or encumber any of its assets or properties except in the ordinary course of business consistent with past practice, and in the case of a sale or transfer, at fair value; or sell or transfer any portion of its deposit liabilities.

(g) Leases or Licenses. Enter into, modify, amend or renew any data processing contract, service provider agreement, or any lease, license or maintenance agreement relating to real or personal property or Intellectual Property, other than the annual renewal of an agreement that is necessary to operate its business in the ordinary course consistent with past practice; or permit to lapse its rights in any material Intellectual Property.

(h) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts contracted prior to the date hereof in good faith, in each case in the ordinary course of business consistent with past practice) all or any portion of, the assets, business or properties of any Person.

(i) Loans, Loan Participations and Servicing Rights. Sell or acquire any loans (excluding originations) or loan participations, except in the ordinary course of business consistent with past practice (but in the case of a sale, after giving ViewPoint or ViewPoint Bank a first right of refusal to acquire such loan or participation); or sell or acquire any servicing rights.

(j) Governing Documents. Amend its organizational documents (or similar governing documents).

(k) Accounting Methods. Implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP or any Governmental Entity.

(l) Contracts. Except to satisfy Previously Disclosed written commitments outstanding on the date hereof, or to the extent permitted by Section 5.2(g), enter into or terminate any Highlands Material Contract or amend or modify in any material respect or renew any existing Highlands Material Contract.

(m) Claims. Except in the ordinary course of business consistent with past practice and involving an amount not in excess of twenty-five thousand dollars ($25,000) (exclusive of any amounts paid directly or reimbursed to Highlands or any of its Subsidiaries under any insurance policy maintained by Highlands or any of its Subsidiaries), settle any claim, action or proceeding against it. Notwithstanding the foregoing, no settlement shall be made if it involves a precedent for other similar claims, which in the aggregate, could reasonably be determined to be material to Highlands and its Subsidiaries, taken as a whole.

(n) Foreclose. Foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a phase one environmental report thereon; provided, however, that neither Highlands nor any of its Subsidiaries shall be required to obtain such a report with respect to one-to four-family, non-agricultural residential property of five acres or less to be foreclosed upon unless it has reason to believe that such property contains Hazardous Substances or might be in violation of or require remediation under Environmental Laws.

(o) Deposit Taking and Other Bank Activities. In the case of FNB (i) voluntarily make any material changes in or to its deposit mix; (ii) increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with past practice and competitive factors in the marketplace; (iii) incur any liability or obligation relating to retail banking and branch merchandising, marketing and advertising activities and initiatives except in the ordinary course of business consistent with past practice; (iv) open any new branch or deposit taking facility; or (v) close or relocate any existing branch or other facility.

(p) Investments. (i) Purchase any equity securities or purchase any debt securities, other than securities (AA) rated “AA” or higher by either Standard and Poor’s Ratings Services or Moody’s Investor Service, (B) with a weighted average life of not more than five (5) years and (C) otherwise in the ordinary course of business consistent with its current investment policy; or (ii) enter into or acquire any derivatives contract or structured note; enter into any new, or modify, amend or extend the terms of any existing contracts relating to the purchase or sale of financial or other futures, or any put or call option relating to cash, securities or commodities or any interest rate swap agreements or other agreements relating to the hedging of interest rate risk

(q) Capital Expenditures. Purchase any fixed assets (by installment purchase, capital lease, synthetic lease or otherwise) where the amount paid or committed thereof is in excess of twenty-five thousand dollars ($25,000) individually or one hundred thousand dollars ($100,000) in the aggregate, except for emergency repairs or replacements.

(r) Lending. (i) Make any material changes in its policies concerning loan underwriting or which classes of Persons may approve loans or fail to comply with such policies as Previously Disclosed; or (ii) make any loans or extensions of credit except in the ordinary course of business consistent with past practice, provided any unsecured loan or extension of credit in excess of two hundred and fifty thousand dollars ($250,000) or any secured loan or extension of credit in excess of one million dollars ($1,000,000) shall require the prior written approval of the President or Chief Credit Officer of ViewPoint Bank, which approval or rejection shall be given in writing within two (2) business days after the loan package is delivered to such individual.

(s) Joint Ventures and Real Estate Development Operations. Engage in any new joint venture, partnership or similar activity; make any new or additional investment in any existing joint venture or partnership; or engage in any new real estate development or construction activity.

(t) Adverse Actions. Taking action that is intended to result in the Merger or the Bank Merger failing to qualify as a “reorganization” under Section 368(a) of the Code.

(u) Risk Management. Except as required by applicable law or regulation, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

(v) Indebtedness and Guaranties. Incur any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice with a term not in excess of one year; or incur, assume or become subject to, whether directly or by way of any guarantee or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise) of any other Person, other than the issuance of letters of credit in the ordinary course of business and in accordance with the restrictions set forth in Section 4.1(r).

(w) Charitable Contributions. Make any charitable or similar contributions, except in amounts not to exceed five thousand dollars ($5,000) individually, and twenty-five thousand dollars ($25,000) in the aggregate.

(x) New Lines of Business. Develop, market or implement any new line of business.

(y) Tax Matters. Make, change or revoke any material tax election (other than in a manner consistent with prior elections), file any materially amended Tax Return, enter into any material Tax closing agreement, or settle or agree to compromise any material liability with respect to disputed Taxes.

(z) Performance of Obligations. Take any action that is likely to materially impair Highlands’ ability to perform any of its obligations under this Agreement or FNB to perform any of its obligations under the Bank Merger Agreement.

(aa) Commitments. Agree or commit to do any of the foregoing.

5.3 ViewPoint’s conduct of Business prior to the Effective Time. Except as expressly contemplated or permitted by this Agreement or as required by applicable law or a Governmental Entity, or with the prior written consent of Highlands, during the period from the date of this Agreement to the Effective Time, ViewPoint shall, and shall cause each of its Subsidiaries to, (a) use commercially reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships, and (b) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Highlands or ViewPoint or any of their respective Subsidiaries to obtain any necessary Regulatory Approvals or to consummate the transactions contemplated hereby.

5.4 ViewPoint Forbearances. Except as expressly permitted or contemplated by this Agreement, or as required by applicable law or a Governmental Entity, or with the prior written consent of Highlands during the period from the date of this Agreement to the Effective Time, ViewPoint shall not, and shall not permit any of its Subsidiaries to:

(a) Governing Documents. Amend the ViewPoint Certificate or ViewPoint Bylaws or similar governing documents of any of its Significant Subsidiaries in a manner that would adversely affect Highlands or any of its Subsidiaries.

(b) Dividends. Declare, or make payments of, any cash dividend or distribution on ViewPoint Common Stock, except for its quarterly dividend, the timing of the declaration and payment of each such quarterly dividend to be consistent with past practice.

(c) Adverse Actions. Take any action that is intended to result in the Merger or the Bank Merger failing to qualify as a “reorganization” under Section 368(a) of the Code.

(d) Performance Obligations. Take any action that is likely to materially impair ViewPoint’s ability to perform any of its obligations under this Agreement or ViewPoint Bank to perform any of its obligations under the Bank Merger Agreement.

(e) Commitments. Agree or commit to do any of the foregoing.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Regulatory Matters.

(a) As promptly as practicable following the date of this Agreement, ViewPoint, with the assistance and cooperation of Highlands, shall promptly prepare and file with the SEC the Form S-4, in which the Proxy Statement, which will be prepared by Highlands with the assistance of ViewPoint, will be included. Each of ViewPoint and Highlands shall use its commercially reasonable best efforts to respond as promptly as practicable to any written or oral comments from the SEC or its staff with respect to the S-4 or any related matters. Each of Highlands and ViewPoint shall use its commercially reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to maintain such effectiveness for as long as necessary to consummate the Merger and the other transactions contemplated by this Agreement. Upon the Form S-4 being declared effective, Highlands shall thereafter mail or deliver the Proxy Statement to its shareholders. ViewPoint shall also use its commercially reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Highlands shall furnish all information concerning Highlands and the holders of Highlands Common Stock as may be reasonably requested in connection with any such action. If at any time prior to the Effective Time any event occurs or information relating to Highlands or ViewPoint, or any of their respective affiliates, directors or officers, should be discovered by the Highlands or ViewPoint that should be set forth in an amendment or supplement to either the Form S-4 or the Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable law, disseminated to Highland’s shareholders.

(b) In addition to their obligations pursuant to Section 6.1(a), Highlands and ViewPoint shall make all necessary filings with respect to the Merger and the other transactions contemplated by this Agreement under the Securities Act, the Exchange Act and applicable foreign or state securities or “Blue Sky” laws and regulations promulgated thereunder and provide each other with copies of any such filings. ViewPoint and Highlands shall advise the other party, promptly after receipt of notice thereof, of (and provide copies of any notices or communications with respect to) the time of the effectiveness of the Form S-4, the filing of any supplement or amendment thereto, the issuance of any stop order relating thereto, the suspension of the qualification of ViewPoint Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC or its staff for amendment to the Proxy Statement or the Form S-4, comments thereon from the SEC’s staff and each party’s responses thereto or request of the SEC or its staff for additional information. No amendment or supplement to the Proxy Statement or the Form S-4 shall be filed without the approval of each of Highlands and ViewPoint, which approval shall not be unreasonably withheld, delayed or conditioned.

(c) Subject to the terms and conditions set forth in this Agreement, ViewPoint and Highlands shall, and shall cause their respective Subsidiaries to, use commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) the satisfaction of the conditions precedent to the obligations of Highlands (in the case of ViewPoint) or ViewPoint (in the case of Highlands) to the Merger, (ii) the obtaining of all necessary consents or waivers from third parties, (iii) the obtaining of all necessary actions or no-actions, expirations or terminations of waiting periods under the HSR Act or other antitrust laws, waivers, consents, authorizations, permits, orders and approvals from, or any exemption by, any Governmental Entities and the taking of all commercially reasonable steps as may be necessary to obtain expirations or terminations of waiting periods under the HSR Act or other antitrust laws, an approval or waiver from, or to avoid an action or proceeding by any Governmental Entity, and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement. The Parties shall cooperate with each other and use their respective commercially reasonable best efforts to promptly prepare and file, and cause their respective Subsidiaries to prepare and file, all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties or Governmental Entities. In furtherance (but not in limitation) of the foregoing, ViewPoint shall, and shall cause ViewPoint Bank to, use commercially reasonable efforts to file any required applications, notices or other filings with the FRB, OCC, and under the HSR Act within thirty (30) days of the date hereof. Highlands and ViewPoint shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the confidentiality of information, all the information relating to Highlands or ViewPoint, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable. The Parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement.

(d) Each of ViewPoint and Highlands shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of ViewPoint, Highlands or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

(e) Each of ViewPoint and Highlands shall promptly advise the other upon receiving any communication from any Governmental Entity the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval (as defined in Section 7.1(e)) will not be obtained or that the receipt of any such approval may be materially delayed.

6.2 Access to Information; Current Information; Attendance at Meetings.

(a) Upon reasonable notice and subject to applicable laws relating to the confidentiality of information, each of Highlands and ViewPoint shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors, agents and other representatives of the other party, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, such party shall, and shall cause its Subsidiaries to, make available to the other party all other information concerning its business, properties and personnel as the other party may reasonably request. Neither Highlands nor ViewPoint, nor any of their Subsidiaries, shall be required to provide access to or to disclose information (i) where such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement or (ii) relating to Highlands or its board’s, officers’, employees, agents investment bankers, or financial advisers consideration or deliberation of the transactions contemplated hereby or, except as expressly required herein, an Acquisition Proposal. The Parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of part (i) of the preceding sentence apply.

(b) Highlands shall permit, and shall cause its Subsidiaries to permit, ViewPoint and/or an environmental consulting firm selected by ViewPoint, at the sole expense of ViewPoint, to conduct such phase I and/or phase II environmental audits, studies and tests on real property currently or formerly owned, leased or operated by Highlands or any of its Subsidiaries. In the event any subsurface or phase II site assessments are conducted (which assessments shall be at ViewPoint’s sole expense), ViewPoint shall indemnify Highlands and its Subsidiaries for all costs and expenses associated with returning the property to its previous condition.

(c) Subject to applicable law and regulations, during the period from the date hereof to the Effective Time, Highlands shall, upon the request of ViewPoint, cause one or more of its designated officers to confer on a monthly basis (or more frequently if the parties reasonably agree that it is necessary) with officers of ViewPoint regarding the financial condition, operations and business of Highlands and its Subsidiaries and matters relating to the completion of the transactions contemplated by this Agreement. As soon as reasonably available, but in no event more than five (5) business days after filing, Highlands will deliver to ViewPoint all reports filed by it or any of its Subsidiaries with any Government Entity subsequent to the date hereof including all financial and call reports filed with the FRB and the OCC. Highlands will also deliver to ViewPoint as soon as practicable all quarterly and annual financial statements of Highlands and its Subsidiaries prepared with respect to periods ending subsequent to September 30, 2011. As soon as practicable after the end of each month, Highlands will deliver to ViewPoint in electronic form (i) the monthly deposit and loan trial balances of FNB, (ii) the monthly analysis of FNB’s investment portfolio, (iii) monthly balance sheet and income statement of Highlands and its Subsidiaries, and (iv) an update of all of the information set forth in Section 3.18(e)(vi) and (vii).

(d) Two directors and/or officers of ViewPoint or ViewPoint Bank (but not to exceed two individuals in the aggregate) designated by the Board of Directors of ViewPoint shall be invited and entitled to attend all meetings of the Highlands Board of Directors and the board of directors of FNB (and loan and executive committee meetings); provided, however, such individuals (i) will attend such meetings in an observational capacity only and shall not participate in any deliberations or decisions of such boards or committees, (ii) shall be excluded from any portions of such meetings involving (A) discussion relating to the transactions contemplated by this Agreement or an Acquisition Proposal, (B) matters for which the inclusion of such individuals would or could reasonably be expected to violate applicable law, regulation or orders, decrees or determinations of a Government Entity, or (C) discussions relating to matters which are otherwise reasonably deemed by the Highlands Board of Directors to be confidential (together, “Highlands Board Confidential Matters”). Board packages and notices shall be submitted by Highlands and FNB to the Chief Executive Officer of ViewPoint for distribution to ViewPoint’s designated attendees simultaneously with their submission to board members; provided information relating to Highlands Board Confidential Matters may be excluded therefrom.

(e) Two directors and/or officers of Highlands or FNB (but not to exceed two individuals in the aggregate) designated by the Board of Directors of Highlands shall be invited and entitled to attend all meetings of the ViewPoint Board of Directors and the board of directors of ViewPoint Bank (and loan and executive committee meetings); provided, however, such individuals (i) will attend such meetings in an observational capacity only and shall not participate in any deliberations or decisions of such boards or committees, (ii) shall be excluded from any portions of such meetings involving (A) discussion relating to the transactions contemplated by this Agreement, (B) matters for which the inclusion of such individuals would or could reasonably be expected to violate applicable law, regulation or orders, decrees or determinations of a Government Entity or (C) discussions relating to matters which are otherwise reasonably deemed by the ViewPoint Board of Directors to be confidential (together, “ViewPoint Board Confidential Matters”). Board packages and notices shall be submitted by ViewPoint and ViewPoint Bank to the Chief Executive Officer of Highlands and for distribution to Highlands’ designated attendees with their submission to board members; provided information relating to ViewPoint Board Confidential Matters may be excluded therefrom.

(f) All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into between the Parties as of July 18, 2011 (the “Confidentiality Agreement”).

(g) No investigation by a party hereto or its representatives shall affect the representations and warranties of the other party set forth in this Agreement.

6.3 Shareholder Meeting. Highlands shall, and shall cause its Board of Directors to, (i) take all action in accordance with the federal securities laws, the TBOC and the Highlands Charter and the Highlands Bylaws necessary to (A) call and give notice of a special meeting of the shareholders (the “Highlands Shareholder Meeting”) for the purpose of seeking the Highlands Shareholder Approval within two (2) business days following the date the Form S-4 is declared effective under the Securities Act (the “Highlands Shareholder Meeting Notice Date”) and (B) schedule the Highlands Shareholder Meeting to take place on a date that is within thirty (30) days after the Highlands Shareholder Meeting Notice Date; (ii) use its commercially reasonable best efforts to (x) cause the Highlands Shareholder Meeting to be convened and held on the scheduled date and (y) obtain the Highlands Shareholder Approval; and (iii) subject to Section 6.8, include in the Proxy Statement the recommendation that the shareholders of Highlands approve this Agreement (the “Highlands Board Recommendation”). Notwithstanding anything to the contrary contained in this Agreement, Highlands shall not be required to hold the Highlands Shareholder Meeting if this Agreement is terminated pursuant to Section 8.1 prior to the scheduled time of the Highlands Shareholder Meeting.

6.4 Nasdaq Listing. ViewPoint shall use its commercially reasonable best efforts to cause the shares of ViewPoint Common Stock to be issued to the holders of Highlands Common Stock in the Merger to be authorized for listing on the Nasdaq, subject to official notice of issuance, prior to the Effective Time.

6.5 Employee Matters.

(a) Following the Effective Time, ViewPoint shall maintain or cause to be maintained employee benefit plans and compensation opportunities for the benefit of employees (as a group) who are full-time active employees of Highlands and its Subsidiaries on the Closing Date (“Covered Employees”) that provide employee benefits and compensation opportunities which, in the aggregate, are substantially comparable (and equivalent) to the employee benefits and compensation opportunities that are made available on a uniform and non-discriminatory basis to similarly situated employees of ViewPoint or its Subsidiaries (other than Highlands and its Subsidiaries), as applicable; provided that (i) in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of ViewPoint or its Subsidiaries; and (ii) until such time as ViewPoint shall cause Covered Employees to participate in the benefit plans and compensation opportunities that are made available to similarly situated employees of ViewPoint or its Subsidiaries (other than Highlands and its Subsidiaries), a Covered Employee’s continued participation in employee benefit plans and compensation opportunities of Highlands and its Subsidiaries shall be deemed to satisfy the foregoing provisions of this sentence (it being understood that participation in the ViewPoint Benefit Plans may commence at different times with respect to each ViewPoint Benefit Plan).

(b) To the extent that a Covered Employee becomes eligible to participate in a ViewPoint Benefit Plan, ViewPoint shall, except in the case of ViewPoint’s employee stock ownership plan, cause such ViewPoint Benefit Plan to (i) recognize up to, but not in excess of, ten (10) years prior service of such Covered Employee with Highlands or its Subsidiaries (and their predecessor entities) for purposes of eligibility, participation, vesting and, except under any defined benefit pension plan or other plan that determines benefits on an actuarial basis, benefit accrual under such ViewPoint Benefit Plan, to the extent such service (but not to exceed ten (10) years) was recognized immediately prior to the Effective Time under a comparable Highlands Benefit Plan in which such Covered Employee was eligible to participate immediately prior to the Effective Time; provided that such recognition of service shall not operate to duplicate any benefits of a Covered Employee with respect to the same period of service; and (ii) with respect to any ViewPoint Benefit Plan that is a health, dental, vision plan or other welfare plan in which any Covered Employee is eligible to participate for the plan year in which such Covered Employee is first eligible to participate, ViewPoint or its applicable Subsidiary shall use its commercially reasonable best efforts to (A) cause any pre-existing condition limitations or eligibility waiting periods under such ViewPoint or Subsidiary plan to be waived with respect to such Covered Employee to the extent such condition was or would have been covered under the Highlands Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time, and (B) recognize any health, dental, vision or other welfare expenses incurred by such Covered Employee in the year that includes the Closing Date (or, if later, the year in which such Covered Employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental, vision or other welfare plan.

(c) Prior to the Effective Time, Highlands shall take, and shall cause its Subsidiaries to take, all actions requested by ViewPoint that may be necessary or appropriate to (i) cause one or more Highlands Benefits Plans to terminate as of the Effective Time, or as of the date immediately preceding the Effective Time, (ii) cause benefit accruals and entitlements under any Highlands Benefit Plan to cease as of the Effective Time, or as of the date immediately preceding the Effective Time, (iii) cause the continuation on and after the Effective Time of any contract, arrangement or insurance policy relating to any Highlands Benefit Plan for such period as may be requested by ViewPoint, or (iv) facilitate the merger of any Highlands Benefit Plan into any employee benefit plan maintained by ViewPoint or a ViewPoint Subsidiary. All resolutions, notices, or other documents issued, adopted or executed in connection with the implementation of this Section 6.5(c) shall be subject to ViewPoint’s reasonable prior review and approval, which shall not be unreasonably withheld.

(d) Nothing in this Section 6.5 shall be construed to limit the right of ViewPoint or any of its Subsidiaries (including, following the Closing Date, Highlands and its Subsidiaries) to amend or terminate any Highlands Benefit Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, nor shall anything in this Section 6.5 be construed to require ViewPoint or any of its Subsidiaries (including, following the Closing Date, Highlands and its Subsidiaries) to retain the employment of any particular Covered Employee for any fixed period of time following the Closing Date.

(e) For purposes of this Agreement, “Highlands Benefit Plans” means any “employee benefit plan” as defined in Section 3(3) of ERISA, and all other benefit plans, arrangements or agreements, including any other employment, consulting, bonus, incentive or deferred compensation, vacation, stock option or other equity-based, severance, termination, retention, change of control, profit-sharing, fringe benefit or other similar plan, program, agreement or commitment, whether written or unwritten, whether or not subject to ERISA, or whether formal or informal, for the benefit of any employee, former employee, director or former director of Highlands or any of its Subsidiaries entered into, maintained or contributed to by Highlands or any of its Subsidiaries or to which Highlands or any of its Subsidiaries is obligated to contribute, or with respect to which Highlands or any of its Subsidiaries has any liability, direct or indirect, contingent or otherwise (including any liability arising out of an indemnification, guarantee, hold harmless or similar agreement) or otherwise providing benefits to any current, former or future employee, officer or director of Highlands or any of its Subsidiaries or to any beneficiary or dependant thereof.

6.6 Indemnification; Directors’ and Officers’ Insurance.

(a) Without limiting the rights any Person may have under any agreement, from and after the Effective Time, ViewPoint shall indemnify and hold harmless, to the fullest extent permitted under applicable law (and ViewPoint shall also advance expenses as incurred to the fullest extent permitted under applicable law provided the individual to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such individual is not entitled to indemnification), each present and former director, officer and employee of Highlands and its Subsidiaries (in each case, when acting in such capacity) (collectively, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement. All Indemnified Parties collectively shall only be entitled to one counsel and one local counsel in each applicable jurisdiction where necessary or appropriate (unless a conflict shall exist between them, in which case they may retain separate counsel), all such counsel to be reasonably satisfactory to ViewPoint.

(b) Subject to the following sentence, for a period of six years following the Effective Time, ViewPoint will provide, at ViewPoint’s expense, director’s and officer’s liability insurance (with a reputable, creditworthy insurance carrier) that serves to reimburse the present and former officers and directors of Highlands or any of its Subsidiaries (determined as of the Effective Time) with respect to claims against such directors and officers arising from facts or events occurring before the Effective Time (including the transactions contemplated by this Agreement) which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the Indemnified Party as that coverage currently provided by Highlands. At the option of ViewPoint, prior to the Effective Time (but after ViewPoint’s conditions under Article VII have been satisfied or waived) and in lieu of the foregoing, ViewPoint may cause Highlands to purchase a tail policy for director’s and officer’s liability insurance on the terms described in the prior sentence.

(c) Any Indemnified Party wishing to claim indemnification under Section 6.6(a), upon learning of any claim, action, suit, proceeding or investigation described above, will promptly notify ViewPoint; provided that failure so to notify will not affect the obligations of ViewPoint under Section 6.6(a) unless and to the extent that ViewPoint is actually and materially prejudiced as a consequence.

(d) If ViewPoint or any of its successors or assigns consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger or transfers all or substantially all of its assets to any other entity, then and in each case, ViewPoint will cause proper provision to be made so that the successors and assigns of ViewPoint will assume the obligations set forth in this Section 6.6.

6.7 Exemption from Liability Under Section 16(b). The Board of Directors of ViewPoint or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act) shall adopt a resolution in advance of the Effective Time providing that the receipt by Highlands Insiders of ViewPoint Common Stock or other equity securities of ViewPoint pursuant to the Merger or the other transactions contemplated by this Agreement is intended to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act. As used herein, the term “Highlands Insiders” means those officers and directors of Highlands who will become subject to the reporting requirements of Section 16(a) of the Exchange Act as insiders of ViewPoint in conjunction with the Merger.

6.8 No Solicitation.

(a) Highlands agrees that, except as expressly permitted by Section 6.8(b), from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Section 8, it will not, and will cause its Subsidiaries and its and its Subsidiaries’ officers, directors, and employees (the “Highlands Individuals”) not to, and will use its commercially reasonable best efforts to cause Highlands and its Subsidiaries’ agents, advisors and controlled Affiliates, accountants, legal counsel, and financial advisors (the “Highlands Representatives”) not to, initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any discussions or negotiations concerning, or provide any confidential or nonpublic information or data concerning its and its Subsidiaries business, properties or assets (“Highlands Confidential Information”) to, or have any discussions with, any Person relating to, any Acquisition Proposal. Highlands will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than ViewPoint with respect to any Acquisition Proposal and will use its commercially reasonable best efforts, subject to applicable law, to enforce any confidentiality or similar agreement relating to such an Acquisition Proposal.

(b) Notwithstanding anything to the contrary in Section 6.8(a), at any time from the date of this Agreement and prior to obtaining the Highlands Shareholder Approval, in the event Highlands receives an unsolicited Acquisition Proposal and the Board of Directors of Highlands determines in good faith that there is a reasonable likelihood that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, Highlands may, and may permit its Subsidiaries and the Highlands Individuals and the Highlands Representatives to, (i) negotiate the terms of, and enter into, a confidentiality agreement with terms and conditions no less favorable to Highlands than the Confidentiality Agreement (an “Acceptable Confidentiality Agreement”), (ii) furnish or cause to be furnished Highlands Confidential Information to the Person or Persons making such Acquisition Proposal pursuant to an Acceptable Confidentiality Agreement, and (iii) negotiate and participate in such negotiations or discussions with the Person or Persons making such Acquisition Proposal concerning such Acquisition Proposal, if the Board of Directors of Highlands determines in good faith (following consultation with counsel) that failure to take such actions would or would be reasonably likely to result in a violation of its fiduciary duties under applicable law.

(c) The Board of Directors of Highlands shall not (nor shall any committee thereof) withdraw or modify, in a manner adverse to ViewPoint, the Highlands Board Recommendation or make or cause to be made any third party or public communication proposing or announcing an intention to withdraw or modify in any manner adverse to ViewPoint the Highlands Board Recommendation (any such action, a “Change in Recommendation”). Notwithstanding the foregoing, the Board of Directors of Highlands (including any committee thereof) may, at any time prior to obtaining the Highlands Shareholder Approval, effect a Change in Recommendation in response to (A) a bona fide written unsolicited Acquisition Proposal made after the date of this Agreement that the Board of Directors of Highlands determines in good faith (after consultation with counsel) constitutes a Superior Proposal, or (B) an Intervening Event if, in the case of any such Change in Recommendation, the Board of Directors of Highlands shall have determined in good faith, after consultation with counsel, that, in light of such Superior Proposal or Intervening Event, the failure to take such action constitutes or is reasonably likely to constitute a violation of its fiduciary duties under applicable law; provided, however, that the Board of Directors of Highlands may not make a Change in Recommendation, or terminate this Agreement pursuant to Section 8.1(f), with respect to an Acquisition Proposal until it has given ViewPoint at least two (2) business days, following ViewPoint’s initial receipt of written notice that the Board of Directors of Highlands has determined that such Acquisition Proposal is a Superior Proposal and the reasons therefor, to respond to any such Acquisition Proposal and, taking into account any amendment or modification to this Agreement proposed by ViewPoint, the Board of Directors of Highlands determines in good faith (after consultation with counsel) that such Acquisition Proposal continues to constitute a Superior Proposal.

(d) Nothing contained in this Section 6.8 or any other provision of this Agreement shall prohibit Highlands or the Board of Directors of Highlands (either by the full Board of Directors or through a committee thereof) from taking any action or making any disclosure to the Highland Shareholders if the full Board of Directors of Highlands has determined, in good faith, after consultation with counsel, that the failure to take such action or make such disclosure constitutes or would be reasonably likely to constitute a violation of its fiduciary duties under applicable law, provided, however, that in no event shall Highlands or the Board of Directors of Highlands (or any committee thereof) effect, or agree or resolve to effect, a Change in Recommendation except as permitted by Section 6.8(c).

(e) Highlands will promptly (and in any event within two business days) advise ViewPoint in writing following receipt of any Acquisition Proposal and the substance thereof (including the identity of the Person making such Acquisition Proposal), and will keep ViewPoint apprised of any related developments, discussions and negotiations (including the terms and conditions of the Acquisition Proposal) on a current basis.

(f) As used in this Agreement, the following terms have the meanings set forth below:

“Acquisition Proposal” means a tender or exchange offer, proposal for a merger, consolidation or other business combination involving Highlands or any of its Significant Subsidiaries or any proposal or offer to acquire in any manner more than 20% of the voting power in, or more than 20% of the fair market value of the business, assets or deposits of, Highlands or any of its Significant Subsidiaries, other than the transactions contemplated by this Agreement.

“Intervening Event” means an event or circumstance that was not known to the Board of Directors of Highlands at the date hereof (or if known, the material consequences of which were not known to or understood by the Board of Directors of Highlands as of the date hereof), which event or circumstance, or any material consequences thereof, becomes known to or understood by the Board of Directors prior to the Highlands Shareholder Approval and which causes the Board of Directors of Highlands to conclude in good faith, after consultation with counsel, that a failure to make a Change in Recommendation constitutes or would be reasonably likely to constitute a violation of its fiduciary duties under applicable law; provided, however, that in no event shall any of the following constitute an Intervening Event: (i) the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof, or (ii) any change in, or event or condition generally affecting, the industry in which Highlands or its Subsidiaries operate.

“Superior Proposal” means a written Acquisition Proposal that the Board of Directors of Highlands concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger and the other transactions contemplated hereby, (i) after receiving the advice of its financial advisors (who shall be a nationally recognized investment banking firm), (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein and (iii) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law; provided, however, that for purposes of the definition of “Superior Proposal,” the references to “more than 20%” in the definition of Acquisition Proposal shall be deemed to be references to “a majority”.

6.9 Notification of Certain Matters. Each of the Parties shall give prompt written notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (b) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein. Highlands shall promptly inform ViewPoint in writing upon receiving notice of any Action by any Governmental Entity or third party against, or threatened against, it or any of its Subsidiaries or any of their respective assets, properties, or any of their respective directors, officers or employees in their individual capacities as such.

6.10 Correction of Information. Each of Highlands and ViewPoint shall promptly correct and supplement in writing any information furnished under this Agreement so that such information shall be correct and complete in all material respects at all times, without taking into account any Material Adverse Affect qualification contained in Article VII, and shall include all facts necessary to make such information correct and complete in all material respects at all times; provided, however, that in each case, such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or any failure of a condition under Article VII, or to otherwise limit or affect in any way the remedies available hereunder to any party receiving such notice.

6.11 Certain Policies. Prior to the Effective Time, to the extent permitted by law, Highlands shall, and shall cause its Significant Subsidiaries to, consistent with GAAP and on a basis reasonably satisfactory to ViewPoint, modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied prior to the Effective Time on a basis that is consistent with that of ViewPoint and its Significant Subsidiaries; provided, however, that Highlands shall not be obligated to take any such action pursuant to this Section 6.11 unless and until (a) ViewPoint irrevocably acknowledges to Highlands in writing that all conditions to its obligation to consummate the Merger have been satisfied; (b) ViewPoint irrevocably waives in writing any and all rights that it may have to terminate this Agreement; and (c) the Highlands Shareholder Approval has been obtained.

6.12 System Integration. From and after the date hereof, Highlands shall cause FNB and its directors, officers and employees to, and shall make all commercially reasonable best efforts (without undue disruption to either business) to cause FNB’s data processing consultants and software providers to, cooperate and assist FNB and ViewPoint Bank in connection with an electronic and systematic conversion of all applicable data of FNB to the ViewPoint system, including the training of FNB employees without undue disruption to FNB’s business, during normal business hours and at the expense of ViewPoint (not to include FNB’s standard employee payroll).

6.13 Coordination; Integration. Subject to applicable law and regulation, during the period from the date hereof until the Effective Time, Highlands shall cause the Chief Executive Officer of FNB to assist and confer with the officers and directors of ViewPoint Bank, on a weekly basis, relating to the development, coordination and implementation of the post-Merger operating and integration plans of ViewPoint Bank, as the resulting institution in the Bank Merger.

6.14 Tax Matters.

(a) This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations section 1.368-2(g).

(b) ViewPoint and Highlands shall each use its commercially reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and to obtain the opinions set forth in Section 7.3(c).

(c) The Chief Financial Officer of each of ViewPoint and Highlands shall execute and deliver to Silver, Freedman & Taff, L.L.P., tax counsel for ViewPoint, and Fulbright & Jaworski L.L.P., tax counsel for Highlands, certificates substantially in the form agreed to by the Parties and such firms at such time or times as may reasonably be requested by such firms, including contemporaneously with the execution of this Agreement, at the time the Form S-4 is declared effective by the SEC and the Effective Time, in connection with such tax counsel’s respective delivery of its tax opinion pursuant to Section 7.3(c). Each of ViewPoint and Highlands shall use its commercially reasonable best efforts not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be untrue) any of the certifications and representations included in the certificates described in this Section 6.14(c).

(d) ViewPoint and Highlands shall cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, and transfer, recording, registration and other fees and similar Taxes which become payable in connection with the Merger that are required to be filed on or before the Effective Time. ViewPoint shall pay, without deduction from any amount payable to holders of Highlands Common Stock and without reimbursement from Highlands, any such Taxes or fees imposed on it by any Governmental Entity, which becomes payable in connection with the consummation of the Merger.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligations. The respective obligations of the Parties to effect the Merger shall be subject to the satisfaction or, to the extent permitted by law, waiver by each of Highlands and ViewPoint, at or prior to the Closing Date of the following conditions:

(a) Shareholder Approval. The Highlands Shareholder Approval shall have been obtained.

(b) Nasdaq Listing. The shares of ViewPoint Common Stock to be issued in exchange for Highlands Common Stock in the Merger shall have been authorized for listing on the Nasdaq, subject to official notice of issuance.

(c) Form S-4. The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(d) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the Merger, the Bank Merger, or any of the other transactions contemplated by this Agreement shall be in effect.

(e) Regulatory Approvals. All Regulatory Approvals the failure of which to obtain would reasonably be expected to have a Material Adverse Effect on ViewPoint or Highlands, in each case required to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger, shall have been obtained without the imposition of any condition, or carryover of any condition applicable to Highlands or FNB, that would increase any of the minimum regulatory capital requirements of ViewPoint, as the Surviving Corporation in the Merger, or ViewPoint Bank, as the resulting institution in the Bank Merger; and such Regulatory Approvals shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to as the “Requisite Regulatory Approvals”).

7.2 Conditions to Obligations of ViewPoint. The obligation of ViewPoint to effect the Merger is also subject to the satisfaction, or, to the extent permitted by law, waiver by ViewPoint, at or prior to the Closing Date, of the following conditions:

(a) Representations and Warranties. The representations and warranties of Highlands set forth in this Agreement shall be (i) true and correct in all material respects as of the date of this Agreement, and (ii) true and correct in all material respects as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date); provided, however, that

(A)	the representations and warranties in Section 3.2(a) (Capitalization) regarding the number of outstanding shares of Highland Common Stock and 3.2(b) (Capitalization) regarding the equity based awards outstanding shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time, except for inaccuracies involving less than one-hundred (100) shares of Highlands Common Stock;

(B)	the representations and warranties in Sections 3.7 (Absence of Changes), 3.14 (Highlands Information) and 3.31 (Representations Not Misleading) shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time;

(C)	the representations and warranties in Sections 3.3(a) (Authority) and 3.30 (Broker’s Fees) shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time; and

(D)	no other representation or warranty of Highlands shall be deemed untrue or incorrect as of the Effective Time as a consequence of either (1) events or circumstances arising after the date hereof that were not voluntary or intentional acts by or omissions of Highlands or any of its Subsidiaries or (2) Action taken by a Governmental Entity after the date hereof (whether with or without the consent of Highlands or any Highlands Subsidiary), unless such event, circumstance, or Action, individually or taken together with other facts, events or circumstances inconsistent with any representation or warranty of Highlands has had or would reasonably be expected to result in a Material Adverse Effect on Highlands;

provided, further, that for purposes of the foregoing proviso, except with regard to the representations and warranties in Sections 3.7 (Absence of Changes), 3.14 (Highlands Information) and 3.31 (Representations Not Misleading), any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects” or similar terms or phrases) in any such representation or warranty shall be disregarded; and ViewPoint shall have received a certificate signed on behalf of Highlands by the Chief Executive Officer or the Chief Financial Officer of Highlands to the foregoing effect.

(b) Performance of Obligations of Highlands. Highlands shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time; and ViewPoint shall have received a certificate signed on behalf of Highlands by the Chief Executive Officer or the Chief Financial Officer of Highlands to such effect.

(c) Highlands Stock Options and Warrants. All outstanding Highlands Stock Options and Highlands Warrants shall be terminated and no longer outstanding (by their own terms or otherwise) as of the Effective Time.

(d) CEO Status. Kevin Hanigan shall not have: (i) died; (ii) become unable to perform in all material respects his obligations under the Hanigan Employment Agreement by reason of any fact or circumstance that, if such fact or circumstance remain in existence, would constitute a “Disability” with the meaning of the Hanigan Employment Agreement; (iii) materially breached his obligations under the Hanigan Employment Agreement in any manner that has not been cured as of the Effective Time; (iv) failed to meet any requirement of applicable law not within the control of ViewPoint to serve as chief executive officer of ViewPoint; or (v) failed to affirm that he would accept the appointment to serve as President and Chief executive Officer of ViewPoint as of the Effective Time other than for “Good Cause” within the meaning of the Hanigan Employment Agreement.

(e) Dissenting Shares. Dissenting Shares shall be less than ten percent (10%) of the issued and outstanding Highlands Common Stock.

(f) Tangible Net Worth. The consolidated tangible net worth of Highlands as of the last day of the calendar month next preceding the Closing Date, calculated in accordance with GAAP consistent with prior practice, shall not be less than $57 million plus (i) the amount, if any, paid or credited to capital in connection with the exercise of Highlands Stock Options or Highlands Warrants after the date hereof and (ii) the amount, if any, paid (if not charged against net worth) or to be paid by Highlands for the cancellation of Highlands Stock Options.

7.3 Conditions to Obligations of Highlands. The obligation of Highlands to effect the Merger is also subject to the satisfaction or waiver by Highlands at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of ViewPoint set forth in this Agreement shall be (i) true and correct in all material respects as of the date of this Agreement, and (ii) true and correct in all material respects as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date); provided, however, that

(A)	the representations and warranties in Sections 4.7 (Absence of Changes), 4.12 (ViewPoint Information) and 4.27 (Representations Not Misleading) shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time;

(B)	the representations and warranties in Sections 4.3(a) (Authority) and 4.26 (Broker’s Fees) shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time; and

(C)	no other representation or warranty of ViewPoint shall be deemed untrue or incorrect as of the Effective Time as a consequence of either (1) events or circumstances arising after the date hereof that were not voluntary or intentional acts by or omissions of ViewPoint or any of its Subsidiaries or (2) Action taken by a Governmental Entity after the date hereof (whether with or without the consent of ViewPoint or any ViewPoint Subsidiary), unless such event, circumstance, or Action, individually or taken together with other facts, events or circumstances inconsistent with any representation or warranty of ViewPoint has had or would reasonably be expected to result in a Material Adverse Effect on ViewPoint;

provided, further, that for purposes of the foregoing proviso, except with regard to the representations and warranties in Sections 4.7 (Absence of Changes), 4.12 (ViewPoint Information) and 4.27 (Representations Not Misleading), any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects” or similar terms or phrases) in any such representation or warranty shall be disregarded; and Highlands shall have received a certificate signed on behalf of ViewPoint by the Chief Executive Officer or the Chief Financial Officer of ViewPoint to the foregoing effect.

(b) Performance of Obligations of ViewPoint. ViewPoint shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Highlands shall have received a certificate signed on behalf of ViewPoint by the Chief Executive Officer or the Chief Financial Officer of ViewPoint to such effect.

(c) Tax Opinion. Highlands shall have received an opinion of Fulbright & Jaworski L.L.P. and a copy of the opinion of Silver, Freedman & Taff, L.L.P. rendered to ViewPoint, each dated as of the Closing Date and based on facts, representations and assumptions described in such opinion, to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinions, Fulbright & Jaworski L.L.P. and Silver, Freedman & Taff, L.L.P. will be entitled to receive and rely upon customary certificates and representations of the Chief Financial Officer of each of ViewPoint and Highlands as referenced to in Section 6.14(c).

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Highlands Shareholder Approval:

(a) by mutual consent of Highlands and ViewPoint in a written instrument authorized by the Boards of Directors of Highlands and ViewPoint;

(b) by either Highlands or ViewPoint, if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger, provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if such denial is attributable to the failure of such party to perform any covenant in this Agreement required to be performed prior to the Effective Time;

(c) by either Highlands or ViewPoint, if the Merger shall not have been consummated on or before June 30, 2012 unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement;

(d) by either Highlands or ViewPoint (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Highlands, in the case of a termination by ViewPoint, or ViewPoint, in the case of a termination by Highlands, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2 or 7.3, as the case may be, and which is not cured within twenty (20) days following written notice to the party committing such breach or by its nature or timing cannot be cured within such time period;

(e) by ViewPoint if (i) the Board of Directors of Highlands (or any committee thereof) shall have failed to make the Highlands Board Recommendation or made a Change in Recommendation, or (ii) Highlands shall have materially breached any of the provisions set forth in Section 6.8;

(f) by Highlands prior to obtaining the Highlands Shareholder Approval in order to enter into an agreement relating to a Superior Proposal in accordance with Section 6.8; provided, however, that Highlands has (i) not materially breached the provisions of Section 6.8, and (ii) complied with its payment obligation under Section 8.4(a); and

(g) by either Highlands or ViewPoint, if the provisions of Section 8.1(e) are not applicable and the shareholders of Highlands fail to provide the Highlands Shareholder Approval at a duly held meeting of shareholders or at an adjournment or postponement thereof;

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), (f) or (g) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.3, specifying the provision or provisions hereof pursuant to which such termination is effected.

8.2 Effect of Termination. In the event of termination of this Agreement by either Highlands or ViewPoint as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Highlands, ViewPoint, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 8.2, 8.3, 8.4, 9.3, 9.4, 9.5, 9.6, 9.7, 9.8, 9.9 and 9.10 shall survive any termination of this Agreement, and (ii) if this Agreement is terminated under Section 8.1(d), the non-terminating party shall not, except as provided in Section 8.4(c), be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement.

8.3 Fees and Expenses. Except with respect to costs and expenses of printing and mailing the Proxy Statement, which shall be borne by Highlands, and all filing and other fees in connection with any filing with the SEC or under the HSR Act relating to the Merger, which shall be borne by ViewPoint, all fees and expenses incurred in connection with the Merger, the Bank Merger, this Agreement, and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

8.4 Termination Fee.

(a) If this Agreement is terminated pursuant to Section 8.1(e) or (f), then (i) in the case of termination under Section 8.1(e), Highlands shall, immediately following such termination, pay ViewPoint an amount equal to $2,500,000, and (ii) in the case of a termination under Section 8.1(f), Highlands shall, simultaneously with such termination and as a condition thereof, pay ViewPoint an amount equal to $1,250,000 if such termination occurs within thirty (30) days after the date of this Agreement or an amount equal to $2,500,000 if such termination occurs thereafter, in each case in same-day funds (the applicable amount to be paid being the “Termination Fee”).

(b) If this Agreement is terminated by either party under Section 8.1(g), and prior thereto there has been publicly announced an Acquisition Proposal, then if within 270 days of such termination Highlands or any of its Significant Subsidiaries either (A) enters into a definitive agreement with respect to such Acquisition Proposal or (B) consummates such Acquisition Proposal, Highlands shall immediately pay ViewPoint the Termination Fee set forth in Section 8.4(a)(i) in same-day funds. For purposes of clauses (A) and (B) above, the reference to 20% in the definition of Acquisition Proposal shall be 50%.

(c) The payment of the Termination Fee shall fully discharge Highlands from any and all liability under this Agreement and related to the transactions contemplated herein, and ViewPoint shall not be entitled to any other relief or remedy against Highlands. Notwithstanding the foregoing, ViewPoint may pursue any and all remedies available to it against Highlands on account of a willful and material breach by Highlands of any of the provisions of this Agreement in lieu of accepting a Termination Fee under Section 8.4(a) or 8.4(b).

8.5 Amendment. This Agreement may be amended by the Parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with Merger by the shareholders of Highlands; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of Highlands, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires further approval under applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

8.6 Extension; Waiver. At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

9.1 Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Dallas time, at the Dallas offices of Fulbright & Jaworski L.L.P., 2200 Ross Avenue, Suite 2800, on a date no later than three business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing), unless extended by mutual agreement of the Parties (the “Closing Date”).

9.2 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 6.6 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.

9.3 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to ViewPoint, to:

1309 W. 15th Street

Suite 400

Plano, Texas 75075

Attention: James McCarley and Mark E. Hord

Facsimile: (469) 467-1045

with a copy to:

Silver, Freedman & Taff, L.L.P.

3299 K Street, Suite 100

Washington, D.C. 20007

Attention: Martin L. Meyrowitz, P.C.

Facsimile: (202) 337-5502

(b)	if to Highlands, to:

8411 Preston Road, Suite 600

Dallas, TX 75225

Attention: Kevin J. Hanigan

Facsimile: (214) 217-7027

with a copy to:

Fulbright & Jaworski L.L.P.

2200 Ross Avenue, Suite 2800

Dallas, TX 75201

Attention: Head of Corporate, Business & Banking Section

Facsimile: (214) 855-8200

9.4 Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,”

“includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All schedules and exhibits hereto shall be deemed part of this Agreement and included in any reference to this Agreement. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that any provision, covenant or restriction is invalid, void or unenforceable, it is the express intention of the Parties that such provision, covenant or restriction be enforced to the maximum extent permitted.

9.5 Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

9.6 Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior written, and prior or contemporaneous oral, agreements and understandings, between the Parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.

9.7 Governing Law; Jurisdiction. This Agreement shall be governed and construed in accordance with the laws of the State of Texas applicable to contracts made and performed entirely within such state, without regard to any applicable conflicts of law principles or any other principle that could require the application of the application of the law of any other jurisdiction; provided that the General Corporation Law or Business Organization Code, including the provisions thereof governing the fiduciary duties of directors of states of incorporation of the Parties, respectively, shall govern as applicable. The Parties hereto agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in the State of Texas. Each of the Parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

9.8 Publicity. Neither Highlands nor ViewPoint shall, and neither Highlands nor ViewPoint shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent (which shall not be unreasonably withheld or delayed) of ViewPoint, in the case of a proposed announcement or statement by Highlands, or Highlands, in the case of a proposed announcement or statement by ViewPoint; provided, however, that either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by law or by the rules and regulations of the Nasdaq.

9.9 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the Parties (whether by operation of law or otherwise) without the prior written consent of the other party (which shall not be unreasonably withheld or delayed). Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the Parties and their respective successors and assigns. Except for Section 6.6, which is intended to benefit each Indemnified Party and his or her heirs and representatives, or as otherwise specifically provided herein, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any Person other than the Parties hereto any rights or remedies under this Agreement.

9.10 Specific Performance; Time of the Essence. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the Parties shall be entitled specific performance of the terms hereof, without the necessity of demonstrating irreparable harm or posting of any bond or security, in addition to any other remedies to which they are entitled at law or equity. Time is of the essence for performance of the agreements, covenants and obligations of the Parties herein.

9.11 Disclosure Schedule. Before entry into this Agreement, each party delivered to the other a schedule (each a “Disclosure Schedule”) that sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties of the disclosing party contained in Article III or Article IV, as applicable, and, in the case of Highlands, to one or more of its covenants contained herein; provided, however, that notwithstanding anything in this Agreement to the contrary, (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect and (b) the mere inclusion of an item as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance. For purposes of this Agreement, “Previously Disclosed” means information set forth by a party in the applicable paragraph of its Disclosure Schedule, or any other paragraph of its Disclosure Schedule (so long as it is reasonably clear from the context that the disclosure in such other paragraph of its Disclosure Schedule is also applicable to the section of this Agreement in question).

IN WITNESS WHEREOF, ViewPoint and Highlands have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

VIEWPOINT FINANCIAL GROUP, INC.

By:	/s/ James B. McCarley
Name: James B. McCarley
Title: Chairman of the Board

HIGHLANDS BANCSHARES, INC.

By:	/s/ Kevin J. Hanigan
Name: Kevin J. Hanigan
Title: Chief Executive Officer

EXHIBIT A

VOTING AGREEMENT

December 8, 2011

ViewPoint Financial Group, Inc.

1309 W. 15th Street

Plano, Texas 75075

Ladies and Gentlemen:

ViewPoint Financial Group, Inc. (“ViewPoint”) and Highlands Bancshares, Inc. (“Highlands”) have entered into an Agreement and Plan of Merger dated as of December 8, 2011 (the “Merger Agreement”) pursuant to which, among other things, and subject to the terms and conditions set forth therein, (a) Highlands will merge with and into Viewpoint (the “Merger”); and (b) the shareholders of Highlands will receive common stock of Viewpoint as stated in the Merger Agreement.

Viewpoint has requested, as a condition to its execution and delivery to Highlands of the Merger Agreement, that each director and certain other shareholders of Highlands execute and deliver to Viewpoint a voting agreement (this “Voting Agreement”).

The undersigned, in order to induce Viewpoint to execute and deliver to Highlands the Merger Agreement, and intending to be legally bound, hereby irrevocably:

(a) Agrees to be present (in person or by proxy) at all meetings of shareholders of Highlands called to vote for approval or adoption of the Merger Agreement and/or the Merger so that all shares of common stock of Highlands over which the undersigned or a member of the undersigned’s immediate family now has sole or shared voting power will be counted for the purpose of determining the presence of a quorum at such meetings and to vote, or cause to be voted, all such shares in favor of approval or adoption of the Merger Agreement and/or the Merger (including any amendments or modifications of the terms thereof approved by the Board of Directors of Highlands), it being understood that (i) as to immediate family members, the undersigned will use his or her reasonable efforts to cause the shares to be present and voted in accordance with the provisions above, and (ii) nothing in this Voting Agreement shall require the undersigned or any of his or her immediately family members to exercise any option or warrant regardless of whether any such option or warrant is “in the money” or vested or otherwise becomes vested;

(b) Agrees not to sell, transfer or otherwise dispose of any common stock of Highlands until after the meeting of Highlands shareholders to vote on the Merger Agreement and/or the Merger, except for transfers to charities, charitable trusts, or other charitable organizations under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, lineal descendant or a spouse of the undersigned, or to a trust or other entity for the benefit of one or more of the foregoing persons, provided that the transferee agrees in writing to be bound by the terms of this Voting Agreement;

(c) Represents that the undersigned has the capacity to enter into this Voting Agreement and that it is a valid and binding obligation enforceable against the undersigned in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors’ rights and general equitable principles; and

(d) Nothing herein shall impose any obligation on the undersigned to take any action or omit to take any action in his or her capacity as a member of the Board of Directors or as an officer of Highlands or any of its subsidiaries. This Voting Agreement is being entered into by the undersigned solely in his or her capacity as a shareholder of Highlands.

The obligations set forth herein shall terminate concurrently with any termination of the Merger Agreement.

ExA-1

The undersigned intends to be legally bound hereby.

Sincerely,

Name

ExA-2

EXHIBIT B

BANK MERGER AGREEMENT

This Bank Merger Agreement (this “Agreement”) is made and entered into this             day of December, 2011, by and between ViewPoint Bank, Plano, Texas, a federal savings bank in the process of converting (the “Conversion”) to a national banking association (“VPB”), and The First National Bank of Jacksboro, Jacksboro, Texas, a national banking association (“FNB”).

WHEREAS, ViewPoint Financial Group, Inc. (“ViewPoint Financial”), the sole shareholder of VPB, and Highlands Bancshares, Inc. (“Highlands”), the sole shareholder of FNB, have entered into that certain Agreement and Plan of Merger, dated as of December 8, 2011 (the “Parent Merger Agreement”), pursuant to which Highlands will merge into ViewPoint Financial, with ViewPoint Financial as the surviving corporation (the “Holding Company Merger”); and

WHEREAS, pursuant to the Parent Merger Agreement, VPB and FNB are to enter into this Agreement to provide for the merger of FNB with and into VPB, with VPB as the surviving bank (the “Bank Merger”), subject to the right of VPB to elect to abandon the Bank Merger and the right of VPB to designate an alternative transaction, including a purchase and assumption of a portion of the assets and liabilities of FNB, provided that such alternative transaction does not result in any adverse tax consequences to ViewPoint Financial and Highlands or any of their subsidiaries.

NOW THEREFORE, in consideration of the premises and the agreements, representations, warranties and covenants set forth herein and in the Parent Merger Agreement, the parties hereby agree as follows:

1. Bank Merger. Pursuant to the provisions of the National Bank Act, provided that the Conversion has been effected and the Holding Company Merger has been consummated, FNB shall merge with and into VPB, which shall be the surviving or resulting bank of the Bank Merger (the “Resulting Bank”).

2. Effective Time of the Bank Merger. The Bank Merger shall be effective when specified in the merger approval to be issued by the Comptroller of the Currency but only after consummation of the Holding Company Merger and not earlier than the close of business on the closing date under the Parent Merger Agreement (the “Bank Merger Effective Time”).

3. Name of the Resulting Bank. The name of the Resulting Bank shall be “ViewPoint Bank, National Association.”

4. Articles of Association and Bylaws. The Articles of Association and Bylaws of the Resulting Bank shall be the Articles of Association and Bylaws of VPB as in effect immediately prior to the Bank Merger Effective Time.

5. Business of the Resulting Bank. The business of the Resulting Bank shall be that of a national banking association. This business shall be conducted at the main office of VPB in Plano, Texas, and at its legally established branch offices, which shall include the branch offices of VPB and the home and branch offices of FNB.

6. Capital Stock. The amount of capital stock of the Resulting Bank shall be divided into 1,000 shares of common stock, par value $0.01 per share. At the Bank Merger Effective Time, each share of common stock, par value $0.01 per share, of VPB issued and outstanding immediately prior thereto shall remain issued and outstanding and shall constitute the only shares of capital stock of the Resulting Bank issued and outstanding immediately thereafter; and at the Bank Merger Effective Time, each share of common stock of FNB, no par value per share, issued and outstanding, constituting all of the issued and outstanding capital stock of FNB, shall by virtue of the Bank Merger and without any action by the issuer or holder thereof, be surrendered, retired and cancelled.

7. Effect of the Bank Merger. As of the Bank Merger Effective Time, the corporate existence of FNB shall be merged into and continued in the Resulting Bank and the Resulting Bank shall be deemed to be the same corporation as VPB and FNB. All rights, franchises, and interests of FNB in and to every type of property (real, personal, and mixed) and choses in action shall be transferred to and vested in the Resulting Bank by virtue of the Bank Merger without any deed or other transfer. The Resulting Bank, upon the Bank Merger and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises, and interests, including appointments, designations, and nominations, and all other rights and interests as trustee,

ExB-1

executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver and committee of estates, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by FNB at the time of the Bank Merger, subject to the conditions specified in 12 U.S.C. § 215a(f). The Resulting Bank shall be responsible for all of FNB’s liabilities of every kind and description, including liabilities arising from the operation of a trust department, existing as of the Bank Merger Effective Time.

8. Directors of the Resulting Bank. The directors of the Resulting Bank shall be the persons listed on Exhibit 1 to this Agreement.

9. Abandonment of Bank Merger; Alternative Transaction. The Bank Merger shall be abandoned at the election of VPB at any time, whether before or after filings are made for regulatory approval of the Bank Merger. VPB shall also have the right to designate an alternative transaction, including a purchase and assumption of a portion of the assets and liabilities of FNB, provided that such alternative transaction does not result in any adverse tax consequences to ViewPoint Financial and Highlands or their respective subsidiaries. If an alternative transaction is selected, VPB and FNB shall execute all documents and take such other necessary and appropriate acts to cause such alternative transaction to be consummated immediately following the Parent Merger.

10. Termination. This Agreement may be terminated or amended by the written consent of ViewPoint Financial and Highlands or by action of the boards of directors of VPB and FNB. This Agreement shall terminate automatically without any action by the parties or by ViewPoint Financial and Highlands in the event that the Parent Merger Agreement is terminated.

11. Miscellaneous. This Agreement shall be governed by and construed in accordance with the laws of the United States of America and, to the extent applicable, the laws of the State of Texas. This Agreement may be executed in counterparts, which together shall constitute a single instrument.

[Signature page follows]

ExB-2

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed by its duly authorized signatories as of the date first written above.

VIEWPOINT BANK
Attest

By:
Name		Name
Title:		Title:

THE FIRST NATIONAL BANK OF JACKSBORO

Attest

By:
Name		Name
Title:		Title:

ExB-3

EXHIBIT 1

Directors

Gary D. Basham

Jack D. Ersman

Kevin Hanigan

Bruce Hunt

Anthony J. LeVecchio

Brian McCall

James B. McCarley

Karen H. O’Shea

V. Keith Sockwell

ExB-4

APPENDIX B

December 7, 2011

Board of Directors

Highlands Bancshares

8411 Preston Road, Suite 600

Dallas, TX 75225

Members of the Board:

Commerce Street Capital, LLC (“CSC”) has been engaged by the Board of Directors of Highlands Bancshares, Inc. of Dallas, Texas (“Highlands Bancshares”) to issue an opinion as to the fairness, from a financial point of view, to the shareholders of Highlands Bancshares with regard to a proposed merger and the related merger consideration.

The merger transaction contemplated herein involves the merger of Highlands Bancshares with and into ViewPoint Financial Group, Inc. (“ViewPoint”), as more fully described in the Agreement and Plan of Merger, by and among Highlands Bancshares and ViewPoint, as considered by the board on December 7, 2011 (the “Merger Agreement”). The “Effective Time” is defined, pursuant to the Merger Agreement, as the time in which the Articles of merger are filed in the state of incorporation of ViewPoint, or such other time as may be specified in such Articles of Merger and thus the time in which the merger shall become effective.

Pursuant to the Merger Agreement, at the Effective Time, the consideration to be paid to shareholders of Highlands Bancshares for the merger will be shares of common stock of Viewpoint Financial Group, Inc. (“VP Financial Group Common Stock”). At the Effective Time, each share of Highlands Common Stock, including Trust Account Common Shares and DPC Common Shares, but excluding all other shares of Highlands Common Stock owned by Highlands or ViewPoint, shall be converted, in accordance with the procedures set forth in Article II of the Merger Agreement, into the right to receive 0.6636 (the “Exchange Ratio”) of a share of ViewPoint Common Stock (the “Merger Consideration”). You have asked for CSC’s opinion (“Opinion”), as investment bankers, as to whether the Merger Consideration to be received by the shareholders of Highlands Bancshares pursuant to the Merger Agreement is fair, from a financial point of view.

CSC’s Opinion is based on information furnished by the management of Highlands Bancshares or obtained by CSC from published sources CSC considers relevant and reliable. CSC relied upon and assumed the accuracy and completeness of all information submitted to it or that was publicly available and has made no independent verification of this information. CSC has not conducted any valuation or appraisal of any individual assets or liabilities, nor have any such valuations or appraisals been provided to CSC. CSC relied as to all legal matters relevant to rendering our Opinion upon the advice of counsel. The management of Highlands Bancshares has informed CSC that they know of no additional information that would have a material effect upon CSC’s Opinion.

In arriving at the Opinion, CSC has followed generally accepted industry practices for the valuation of commercial banks and their holding companies and has used such valuation methodologies as CSC has deemed necessary or appropriate for the purposes of this Opinion. In giving the Opinion, CSC has given consideration to all available financial data and other relevant factors affecting the value of Highlands Bancshares and ViewPoint including, but not limited to, the following: (i) certain historical financial and operating data of Highlands Bancshares and its wholly owned subsidiary First National Bank of Jacksboro, ViewPoint and its wholly owned subsidiary ViewPoint Bank for the period ended December 31, 2007 through September 30, 2011, (ii) the Regulatory Call Reports of First National Bank of Jacksboro and ViewPoint Bank as of June 30, 2011 and September 30, 2011, (iii) the September 30, 2011 Uniform Bank Performance Report (the “UBPR”) for First National

B-1

Bank of Jacksboro, (iv) publicly available terms of certain transactions involving organizations comparable to First National Bank of Jacksboro and ViewPoint Bank and the consideration received for such organizations, (v) certain publicly available information concerning the business of Highlands Bancshares, First National Bank of Jacksboro, ViewPoint Bank and ViewPoint, and of certain other companies engaged in businesses comparable to Highlands Bancshares, First National Bank of Jacksboro, ViewPoint Bank and ViewPoint, and the reported prices for certain other companies’ securities deemed comparable, (vi) the results of an analysis of Highlands Bancshares and ViewPoint’s normalized earnings and (vii) other such factors as we have deemed appropriate.

CSC has an equity ownership position in Highlands Bancshares through its affiliate Service Equity Partners, LP and Service Equity Partners (QP), LP, and owns debt in Highlands Bancshares through its affiliates in Service Equity Partners, LP, Service Equity Partners (QP), LP and Genesis Bank Fund, LP. Additionally, one of the founders of CSC, William D. “Tex” Gross, has an equity ownership position in Highland Bancshares.

Based on the foregoing and in consideration of all relevant factors, it is our Opinion, as of the date of this letter, that the Merger Consideration to be received by the shareholders of Highlands Bancshares pursuant to the Merger Agreement is fair, from a financial point of view. Our Opinion is necessarily based upon the business, market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter, and does not address the Highlands Bancshares shareholders’ underlying business decisions to enter into the sale.

CSC appreciates the opportunity to be of service to you in this matter.

Very truly yours,

Commerce Street Capital, LLC

By:	/s/ Dory Wiley
Dory Wiley CPA CFA CVA RIA
President & CEO

B-2

APPENDIX C

December 7, 2011

Highlands Bancshares, Inc.

8411 Preston Road, Suite 600

Dallas, TX 75225

Attention: Board of Directors

Members of the Board of Directors:

We understand that Highlands Bancshares, Inc. (“Highlands”) intends to enter into an Agreement and Plan of Merger (the “Merger Agreement”) by and between ViewPoint Financial Group, Inc. (“ViewPoint”) and Highlands pursuant to which, among other things, Highlands will merge with and into ViewPoint (the “Merger”) and each share of Voting Common Stock, no par value (“Highlands Voting Common Stock”), of Highlands and each share of Non-Voting Common Stock, no par value (“Highlands Non-Voting Common Stock” and, together with the Highlands Voting Common Stock, “Highlands Common Stock”) of Highlands, will be converted into the right to receive 0.6636 of a share (the “Exchange Ratio”) of common stock, par value $.01 per share (“ViewPoint Common Stock”), of ViewPoint.

You have requested that FBR Capital Markets & Co. (“FBR”) render an opinion (this “Opinion”) to the Board of Directors (the “Board”) of Highlands with respect to the fairness, from a financial point of view, to the holders of Highlands Common Stock, of the Exchange Ratio pursuant to the Merger Agreement. For purposes of our analyses and this Opinion we have, with your agreement, assumed that each share of Highlands Non-Voting Common Stock has a value equivalent to a share of Highlands Voting Common Stock and we have not considered and this Opinion does not in any manner address the consideration to be received by the holders of shares of Highlands Voting Common Stock in the Merger relative to the consideration to be received by the holders of Highlands Non-Voting Common Stock in the Merger or the allocation of the aggregate consideration to be received by the holders of Highlands Common Stock in the Merger as between holders of Highlands Voting Common Stock and holders of Highlands Non-Voting Common Stock.

In issuing this Opinion, we have, among other things:

(i) reviewed a draft, dated December 4, 2011, of the Merger Agreement;

(ii) reviewed certain publicly available business and financial information relating to Highlands and ViewPoint;

(iii) reviewed certain other business, financial and operating information relating to Highlands and ViewPoint provided to us by the managements of Highlands and ViewPoint, including financial forecasts for Highlands for the 2011—2016 fiscal years ending December 31, and financial forecasts for ViewPoint for the 2011—2013 fiscal years ending December 31, prepared and provided to us by managements of Highlands and ViewPoint, respectively;

(iv) met with certain members of the managements of Highlands and ViewPoint to discuss the business and prospects of Highlands and ViewPoint and the proposed Merger;

(v) reviewed certain financial data of Highlands and certain financial and stock market data of ViewPoint, and compared that data with similar data for companies with publicly traded equity securities that we deemed relevant;

Highlands Bancshares, Inc.	December 7, 2011

(vi) compared the relative contributions of Highlands and ViewPoint to certain financial statistics of the combined company on a pro forma basis;

(vii) reviewed certain financial terms of the proposed Merger and compared certain of those terms with the publicly available financial terms of certain transactions that have recently been effected or announced; and

(viii) considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that we deemed relevant.

In connection with our review, we have not independently verified any of the foregoing information and we have assumed and relied upon such information being complete and accurate in all material respects. With respect to the financial forecasts for Highlands and ViewPoint that we have used in our analyses, the managements of Highlands and ViewPoint have advised us, and we have assumed, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Highlands and ViewPoint as to the future financial performance of Highlands and ViewPoint, respectively, and we express no opinion with respect to such estimates or the assumptions on which they are based. Furthermore, for purposes of our analyses and this Opinion, we have with your agreement assumed that value of a share of ViewPoint Common Stock is equivalent to the current market price of ViewPoint Common Stock and that the current market price of ViewPoint Common Stock is a reasonable basis on which to evaluate Viewpoint. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of Highland and ViewPoint since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading. We have assumed, with your consent, that the Merger will be treated as a tax-free reorganization for federal income tax purposes. We have also assumed, with your consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Highlands, Viewpoint or the contemplated benefits of the Merger and that the Merger will be consummated in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any term, condition or provision thereof that would be material to our analyses or this Opinion. We have assumed, with your consent, that the Merger Agreement, when executed by the parties thereto, will conform to the draft reviewed by us in all respects material to our analyses.

This opinion only addresses the fairness, from a financial point of view, to the holders of Highlands Common Stock of the Exchange Ratio pursuant to the Merger Agreement in the manner set forth above and does not address any other aspect or implication of the Merger or any agreement, arrangement or understanding entered into in connection with the Merger or otherwise, including, without limitation, the amount or nature of, or any other aspect relating to, any compensation to any officers, trustees, directors or employees of any party to the Merger, or class of such persons, relative to the Exchange Ratio or otherwise.

This Opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. As you are aware, the credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on Highlands, ViewPoint or the Merger. We have no obligation to update our analysis or this Opinion for information obtained or events and conditions occurring after the date hereof. We are not expressing any opinion as to what the value of shares of ViewPoint Common Stock actually will be when issued to the holders of Highlands Common Stock pursuant to the Merger or the prices at which shares of Highlands Common Stock or ViewPoint Common Stock may be purchased or sold at any time. We have not been requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Merger, the securities, assets, businesses or operations of Highlands or any other party, or any alternatives to the Merger, (b) negotiate the terms of the Merger, or (c) advise the Board or any other party with respect to alternatives to the Merger. This Opinion does not address the relative merits of the Merger as compared to alternative transactions or strategies that might be available to Highlands, nor does it address the underlying business decision of Highlands or the Board to approve, recommend or proceed with the Merger. We were not requested to, and did not, solicit third party indications of interest in acquiring all or any part of Highlands.

Highlands Bancshares, Inc.	December 7, 2011

We have not been requested to make, and have not made, an independent evaluation or appraisal of any assets or liabilities (contingent or otherwise) of Highlands or ViewPoint, nor have we been furnished with any such evaluations or appraisals. In addition, we are not experts in evaluating loan, lease, investment or trading portfolios for purposes of assessing the adequacy of the allowances for losses, or evaluating loan servicing rights or goodwill for purposes of assessing any impairment thereto. We did not make an independent evaluation of the adequacy of Highlands’s or ViewPoint’s allowances for such losses, nor have we reviewed any individual loan or credit files or investment or trading portfolios. In all cases, we have assumed that Highlands’s and ViewPoint’s allowances for such losses are adequate to cover such losses. We have not evaluated the solvency of Highlands or ViewPoint or the solvency or fair value of Highlands, ViewPoint or any other entity or person or their respective assets or liabilities under any state or federal laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters.

We and our affiliates have in the past provided, may currently be providing and may in the future provide investment banking and other financial services to Highlands, ViewPoint and certain of their respective affiliates, for which we and our affiliates have received and would expect to receive compensation. We are a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of Highlands, ViewPoint and certain of their affiliates, as well as provide investment banking and other financial services to such companies and entities. FBR has adopted policies and procedures designed to preserve the independence of its research and credit analysts whose views may differ from those of the members of the team of investment banking professionals that advised Highlands.

We have acted as financial advisor to Highlands in connection with the Merger and will receive fees for our services no portion of which is contingent upon the consummation of the Merger. In addition, Highlands has agreed to indemnify us and certain related parties for certain liabilities arising out of or related to our engagement and to reimburse us for certain expenses incurred in connection with our engagement.

This Opinion and any other advice or analyses (written or oral) provided by FBR were provided for the use and benefit of the Board (in its capacity as such) in connection with the Board’s consideration of the Merger and should not be construed as creating, and FBR shall not be deemed to have, any fiduciary duty to the Board, Highlands, any security holder or creditor of Highlands or any other person, regardless of any prior or ongoing advice or relationships. This Opinion does not constitute advice or a recommendation to any security holder of Highlands or any other person or entity with respect to how such security holder or other person or entity should vote or act with respect to any matter relating to the Merger. The issuance of this Opinion was approved by an authorized internal committee of FBR.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio pursuant to the Merger Agreement is fair, from a financial point of view, to the holders of Highlands Common Stock.

Very truly yours,
FBR CAPITAL MARKETS & CO.

APPENDIX D

TEXAS BUSINESS ORGANIZATIONS CODE

TITLE 1. GENERAL PROVISIONS

CHAPTER 10. MERGERS, INTEREST EXCHANGES, CONVERSIONS, AND SALES OF ASSETS

SUBCHAPTER H. RIGHTS OF DISSENTING OWNERS

Sec. 10.351. APPLICABILITY OF SUBCHAPTER. (a) This subchapter does not apply to a fundamental business transaction of a domestic entity if, immediately before the effective date of the fundamental business transaction, all of the ownership interests of the entity otherwise entitled to rights to dissent and appraisal under this code are held by one owner or only by the owners who approved the fundamental business transaction.

(b) This subchapter applies only to a “domestic entity subject to dissenters’ rights,” as defined in Section 1.002. That term includes a domestic for-profit corporation, professional corporation, professional association, and real estate investment trust. Except as provided in Subsection (c), that term does not include a partnership or limited liability company.

(c) The governing documents of a partnership or a limited liability company may provide that its owners are entitled to the rights of dissent and appraisal provided by this subchapter, subject to any modification to those rights as provided by the entity’s governing documents.

Sec. 10.352. DEFINITIONS. In this subchapter:

(1) “Dissenting owner” means an owner of an ownership interest in a domestic entity subject to dissenters’ rights who:

(A) provides notice under Section 10.356; and

(B) complies with the requirements for perfecting that owner’s right to dissent under this subchapter.

(2) “Responsible organization” means:

(A) the organization responsible for:

(i) the provision of notices under this subchapter; and

(ii) the primary obligation of paying the fair value for an ownership interest held by a dissenting owner;

(B) with respect to a merger or conversion:

(i) for matters occurring before the merger or conversion, the organization that is merging or converting; and

(ii) for matters occurring after the merger or conversion, the surviving or new organization that is primarily obligated for the payment of the fair value of the dissenting owner’s ownership interest in the merger or conversion;

(C) with respect to an interest exchange, the organization the ownership interests of which are being acquired in the interest exchange; and

(D) with respect to the sale of all or substantially all of the assets of an organization, the organization the assets of which are to be transferred by sale or in another manner.

Sec. 10.353. FORM AND VALIDITY OF NOTICE. (a) Notice required under this subchapter:

(1) must be in writing; and

(2) may be mailed, hand-delivered, or delivered by courier or electronic transmission.

(b) Failure to provide notice as required by this subchapter does not invalidate any action taken.

Sec. 10.354. RIGHTS OF DISSENT AND APPRAISAL. (a) Subject to Subsection (b), an owner of an ownership interest in a domestic entity subject to dissenters’ rights is entitled to:

(1) dissent from:

(A) a plan of merger to which the domestic entity is a party if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the plan of merger;

(B) a sale of all or substantially all of the assets of the domestic entity if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the sale;

(C) a plan of exchange in which the ownership interest of the owner is to be acquired;

(D) a plan of conversion in which the domestic entity is the converting entity if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the plan of conversion; or

(E) a merger effected under Section 10.006 in which:

(i) the owner is entitled to vote on the merger; or

(ii) the ownership interest of the owner is converted or exchanged; and

(2) subject to compliance with the procedures set forth in this subchapter, obtain the fair value of that ownership interest through an appraisal.

(b) Notwithstanding Subsection (a), subject to Subsection (c), an owner may not dissent from a plan of merger or conversion in which there is a single surviving or new domestic entity or non-code organization, or from a plan of exchange, if:

(1) the ownership interest, or a depository receipt in respect of the ownership interest, held by the owner is part of a class or series of ownership interests, or depository receipts in respect of ownership interests, that are, on the record date set for purposes of determining which owners are entitled to vote on the plan of merger, conversion, or exchange, as appropriate:

(A) listed on a national securities exchange; or

(B) held of record by at least 2,000 owners;

(2) the owner is not required by the terms of the plan of merger, conversion, or exchange, as appropriate, to accept for the owner’s ownership interest any consideration that is different from the consideration to be provided to any other holder of an ownership interest of the same class or series as the ownership interest held by the owner, other than cash instead of fractional shares or interests the owner would otherwise be entitled to receive; and

(3) the owner is not required by the terms of the plan of merger, conversion, or exchange, as appropriate, to accept for the owner’s ownership interest any consideration other than:

(A) ownership interests, or depository receipts in respect of ownership interests, of a domestic entity or non-code organization of the same general organizational type that, immediately after the effective date of the merger, conversion, or exchange, as appropriate, will be part of a class or series of ownership interests, or depository receipts in respect of ownership interests, that are:

(i) listed on a national securities exchange or authorized for listing on the exchange on official notice of issuance; or

(ii) held of record by at least 2,000 owners;

(B) cash instead of fractional ownership interests the owner would otherwise be entitled to receive; or

(C) any combination of the ownership interests and cash described by Paragraphs (A) and (B).

(c) Subsection (b) shall not apply to a domestic entity that is a subsidiary with respect to a merger under Section 10.006.

Sec. 10.355. NOTICE OF RIGHT OF DISSENT AND APPRAISAL. (a) A domestic entity subject to dissenters’ rights that takes or proposes to take an action regarding which an owner has a right to dissent and obtain an appraisal under Section 10.354 shall notify each affected owner of the owner’s rights under that section if:

(1) the action or proposed action is submitted to a vote of the owners at a meeting; or

(2) approval of the action or proposed action is obtained by written consent of the owners instead of being submitted to a vote of the owners.

(b) If a parent organization effects a merger under Section 10.006 and a subsidiary organization that is a party to the merger is a domestic entity subject to dissenters’ rights, the responsible organization shall notify the owners of that subsidiary organization who have a right to dissent to the merger under Section 10.354 of their rights under this subchapter not later than the 10th day after the effective date of the merger. The notice must also include a copy of the certificate of merger and a statement that the merger has become effective.

(c) A notice required to be provided under Subsection (a) or (b) must:

(1) be accompanied by a copy of this subchapter; and

(2) advise the owner of the location of the responsible organization’s principal executive offices to which a notice required under Section 10.356(b)(1) or (3) may be provided.

(d) In addition to the requirements prescribed by Subsection (c), a notice required to be provided under Subsection (a)(1) must accompany the notice of the meeting to consider the action, and a notice required under Subsection (a)(2) must be provided to:

(1) each owner who consents in writing to the action before the owner delivers the written consent; and

(2) each owner who is entitled to vote on the action and does not consent in writing to the action before the 11th day after the date the action takes effect.

(e) Not later than the 10th day after the date an action described by Subsection (a)(1) takes effect, the responsible organization shall give notice that the action has been effected to each owner who voted against the action and sent notice under Section 10.356(b)(1).

Sec. 10.356. PROCEDURE FOR DISSENT BY OWNERS AS TO ACTIONS; PERFECTION OF RIGHT OF DISSENT AND APPRAISAL. (a) An owner of an ownership interest of a domestic entity subject to dissenters’ rights who has the right to dissent and appraisal from any of the actions referred to in Section 10.354 may exercise that right to dissent and appraisal only by complying with the procedures specified in this subchapter. An owner’s right of dissent and appraisal under Section 10.354 may be exercised by an owner only with respect to an ownership interest that is not voted in favor of the action.

(b) To perfect the owner’s rights of dissent and appraisal under Section 10.354, an owner:

(1) if the proposed action is to be submitted to a vote of the owners at a meeting, must give to the domestic entity a written notice of objection to the action that:

(A) is addressed to the entity’s president and secretary;

(B) states that the owner’s right to dissent will be exercised if the action takes effect;

(C) provides an address to which notice of effectiveness of the action should be delivered or mailed; and

(D) is delivered to the entity’s principal executive offices before the meeting;

(2) with respect to the ownership interest for which the rights of dissent and appraisal are sought:

(A) must vote against the action if the owner is entitled to vote on the action and the action is approved at a meeting of the owners; and

(B) may not consent to the action if the action is approved by written consent; and

(3) must give to the responsible organization a demand in writing that:

(A) is addressed to the president and secretary of the responsible organization;

(B) demands payment of the fair value of the ownership interests for which the rights of dissent and appraisal are sought;

(C) provides to the responsible organization an address to which a notice relating to the dissent and appraisal procedures under this subchapter may be sent;

(D) states the number and class of the ownership interests of the domestic entity owned by the owner and the fair value of the ownership interests as estimated by the owner; and

(E) is delivered to the responsible organization at its principal executive offices at the following time:

(i) not later than the 20th day after the date the responsible organization sends to the owner the notice required by Section 10.355(e) that the action has taken effect, if the action was approved by a vote of the owners at a meeting;

(ii) not later than the 20th day after the date the responsible organization sends to the owner the notice required by Section 10.355(d)(2) that the action has taken effect, if the action was approved by the written consent of the owners; or

(iii) not later than the 20th day after the date the responsible organization sends to the owner a notice that the merger was effected, if the action is a merger effected under Section 10.006.

(c) An owner who does not make a demand within the period required by Subsection (b)(3)(E) or, if Subsection (b)(1) is applicable, does not give the notice of objection before the meeting of the owners is bound by the action and is not entitled to exercise the rights of dissent and appraisal under Section 10.354.

(d) Not later than the 20th day after the date an owner makes a demand under Subsection (b)(3), the owner must submit to the responsible organization any certificates representing the ownership interest to which the demand relates for purposes of making a notation on the certificates that a demand for the payment of the fair value of an ownership interest has been made under this section. An owner’s failure to submit the certificates within the required period has the effect of terminating, at the option of the responsible organization, the owner’s rights to dissent and appraisal under Section 10.354 unless a court, for good cause shown, directs otherwise.

(e) If a domestic entity and responsible organization satisfy the requirements of this subchapter relating to the rights of owners of ownership interests in the entity to dissent to an action and seek appraisal of those ownership interests, an owner of an ownership interest who fails to perfect that owner’s right of dissent in accordance with this subchapter may not bring suit to recover the value of the ownership interest or money damages relating to the action.

Sec. 10.357. WITHDRAWAL OF DEMAND FOR FAIR VALUE OF OWNERSHIP INTEREST. (a) An owner may withdraw a demand for the payment of the fair value of an ownership interest made under Section 10.356 before:

(1) payment for the ownership interest has been made under Sections 10.358 and 10.361; or

(2) a petition has been filed under Section 10.361.

(b) Unless the responsible organization consents to the withdrawal of the demand, an owner may not withdraw a demand for payment under Subsection (a) after either of the events specified in Subsections (a)(1) and (2).

Sec. 10.358. RESPONSE BY ORGANIZATION TO NOTICE OF DISSENT AND DEMAND FOR FAIR VALUE BY DISSENTING OWNER. (a) Not later than the 20th day after the date a responsible organization receives a demand for payment made by a dissenting owner in accordance with Section 10.356(b)(3), the responsible organization shall respond to the dissenting owner in writing by:

(1) accepting the amount claimed in the demand as the fair value of the ownership interests specified in the notice; or

(2) rejecting the demand and including in the response the requirements prescribed by Subsection (c).

(b) If the responsible organization accepts the amount claimed in the demand, the responsible organization shall pay the amount not later than the 90th day after the date the action that is the subject of the demand was effected if the owner delivers to the responsible organization:

(1) endorsed certificates representing the ownership interests if the ownership interests are certificated; or

(2) signed assignments of the ownership interests if the ownership interests are uncertificated.

(c) If the responsible organization rejects the amount claimed in the demand, the responsible organization shall provide to the owner:

(1) an estimate by the responsible organization of the fair value of the ownership interests; and

(2) an offer to pay the amount of the estimate provided under Subdivision (1).

(d) If the dissenting owner decides to accept the offer made by the responsible organization under

Subsection (c)(2), the owner must provide to the responsible organization notice of the acceptance of the offer not later than the 90th day after the date the action that is the subject of the demand took effect.

(e) If, not later than the 90th day after the date the action that is the subject of the demand took effect, a dissenting owner accepts an offer made by a responsible organization under Subsection (c)(2) or a dissenting owner and a responsible organization reach an agreement on the fair value of the ownership interests, the responsible organization shall pay the agreed amount not later than the 120th day after the date the action that is the subject of the demand took effect, if the dissenting owner delivers to the responsible organization:

(1) endorsed certificates representing the ownership interests if the ownership interests are certificated; or

(2) signed assignments of the ownership interests if the ownership interests are uncertificated.

Sec. 10.359. RECORD OF DEMAND FOR FAIR VALUE OF OWNERSHIP INTEREST. (a) A responsible organization shall note in the organization’s ownership interest records maintained under Section 3.151 the receipt of a demand for payment from any dissenting owner made under Section 10.356.

(b) If an ownership interest that is the subject of a demand for payment made under Section 10.356 is transferred, a new certificate representing that ownership interest must contain:

(1) a reference to the demand; and

(2) the name of the original dissenting owner of the ownership interest.

Sec. 10.360. RIGHTS OF TRANSFEREE OF CERTAIN OWNERSHIP INTEREST. A transferee of an ownership interest that is the subject of a demand for payment made under Section 10.356 does not acquire additional rights with respect to the responsible organization following the transfer. The transferee has only the rights the original dissenting owner had with respect to the responsible organization after making the demand.

Sec. 10.361. PROCEEDING TO DETERMINE FAIR VALUE OF OWNERSHIP INTEREST AND OWNERS ENTITLED TO PAYMENT; APPOINTMENT OF APPRAISERS. (a) If a responsible organization rejects the amount demanded by a dissenting owner under Section 10.358 and the dissenting owner and responsible organization are unable to reach an agreement relating to the fair value of the ownership interests within the period prescribed by Section 10.358(d), the dissenting owner or responsible organization may file a petition requesting a finding and determination of the fair value of the owner’s ownership interests in a court in:

(1) the county in which the organization’s principal office is located in this state; or

(2) the county in which the organization’s registered office is located in this state, if the organization does not have a business office in this state.

(b) A petition described by Subsection (a) must be filed not later than the 60th day after the expiration of the period required by Section 10.358(d).

(c) On the filing of a petition by an owner under Subsection (a), service of a copy of the petition shall be made to the responsible organization. Not later than the 10th day after the date a responsible organization receives service under this subsection, the responsible organization shall file with the clerk of the court in which the petition was filed a list containing the names and addresses of each owner of the organization who has demanded payment for ownership interests under Section 10.356 and with whom agreement as to the value of the ownership interests has not been reached with the responsible organization. If the responsible organization files a petition under Subsection (a), the petition must be accompanied by this list.

(d) The clerk of the court in which a petition is filed under this section shall provide by registered mail notice of the time and place set for the hearing to:

(1) the responsible organization; and

(2) each owner named on the list described by Subsection (c) at the address shown for the owner on the list.

(e) The court shall:

(1) determine which owners have:

(A) perfected their rights by complying with this subchapter; and

(B) become subsequently entitled to receive payment for the fair value of their ownership interests; and

(2) appoint one or more qualified appraisers to determine the fair value of the ownership interests of the owners described by Subdivision (1).

(f) The court shall approve the form of a notice required to be provided under this section. The judgment of the court is final and binding on the responsible organization, any other organization obligated to make payment under this subchapter for an ownership interest, and each owner who is notified as required by this section.

(g) The beneficial owner of an ownership interest subject to dissenters’ rights held in a voting trust or by a nominee on the beneficial owner’s behalf may file a petition described by Subsection (a) if no agreement between the dissenting owner of the ownership interest and the responsible organization has been reached within the period prescribed by Section 10.358(d). When the beneficial owner files a petition described by Subsection (a):

(1) the beneficial owner shall at that time be considered, for purposes of this subchapter, the owner, the dissenting owner, and the holder of the ownership interest subject to the petition; and

(2) the dissenting owner who demanded payment under Section 10.356 has no further rights regarding the ownership interest subject to the petition.

Sec. 10.362. COMPUTATION AND DETERMINATION OF FAIR VALUE OF OWNERSHIP INTEREST. (a) For purposes of this subchapter, the fair value of an ownership interest of a domestic entity subject to dissenters’ rights is the value of the ownership interest on the date preceding the date of the action that is the subject of the appraisal. Any appreciation or depreciation in the value of the ownership interest occurring in anticipation of the proposed action or as a result of the action must be specifically excluded from the computation of the fair value of the ownership interest.

(b) In computing the fair value of an ownership interest under this subchapter, consideration must be given to the value of the domestic entity as a going concern without including in the computation of value any control premium, any minority ownership discount, or any discount for lack of marketability. If the domestic entity has different classes or series of ownership interests, the relative rights and preferences of and limitations placed on the class or series of ownership interests, other than relative voting rights, held by the dissenting owner must be taken into account in the computation of value.

(c) The determination of the fair value of an ownership interest made for purposes of this subchapter may not be used for purposes of making a determination of the fair value of that ownership interest for another purpose or of the fair value of another ownership interest, including for purposes of determining any minority or liquidity discount that might apply to a sale of an ownership interest.

Sec. 10.363. POWERS AND DUTIES OF APPRAISER; APPRAISAL PROCEDURES. (a) An appraiser appointed under Section 10.361 has the power and authority that:

(1) is granted by the court in the order appointing the appraiser; and

(2) may be conferred by a court to a master in chancery as provided by Rule 171, Texas Rules of Civil Procedure.

(b) The appraiser shall:

(1) determine the fair value of an ownership interest of an owner adjudged by the court to be entitled to payment for the ownership interest; and

(2) file with the court a report of that determination.

(c) The appraiser is entitled to examine the books and records of a responsible organization and may conduct investigations as the appraiser considers appropriate. A dissenting owner or responsible organization may submit to an appraiser evidence or other information relevant to the determination of the fair value of the ownership interest required by Subsection (b)(1).

(d) The clerk of the court appointing the appraiser shall provide notice of the filing of the report under Subsection (b) to each dissenting owner named in the list filed under Section 10.361 and the responsible organization.

Sec. 10.364. OBJECTION TO APPRAISAL; HEARING. (a) A dissenting owner or responsible organization may object, based on the law or the facts, to all or part of an appraisal report containing the fair value of an ownership interest determined under Section 10.363(b).

(b) If an objection to a report is raised under Subsection (a), the court shall hold a hearing to determine the fair value of the ownership interest that is the subject of the report. After the hearing, the court shall require the responsible organization to pay to the holders of the ownership interest the amount of the determined value with interest, accruing from the 91st day after the date the applicable action for which the owner elected to dissent was effected until the date of the judgment.

(c) Interest under Subsection (b) accrues at the same rate as is provided for the accrual of prejudgment interest in civil cases.

(d) The responsible organization shall:

(1) immediately pay the amount of the judgment to a holder of an uncertificated ownership interest; and

(2) pay the amount of the judgment to a holder of a certificated ownership interest immediately after the certificate holder surrenders to the responsible organization an endorsed certificate representing the ownership interest.

(e) On payment of the judgment, the dissenting owner does not have an interest in the:

(1) ownership interest for which the payment is made; or

(2) responsible organization with respect to that ownership interest.

Sec. 10.365. COURT COSTS; COMPENSATION FOR APPRAISER. (a) An appraiser appointed under Section 10.361 is entitled to a reasonable fee payable from court costs.

(b) All court costs shall be allocated between the responsible organization and the dissenting owners in the manner that the court determines to be fair and equitable.

Sec. 10.366. STATUS OF OWNERSHIP INTEREST HELD OR FORMERLY HELD BY DISSENTING OWNER. (a) An ownership interest of an organization acquired by a responsible organization under this subchapter:

(1) in the case of a merger, conversion, or interest exchange, shall be held or disposed of as provided in the plan of merger, conversion, or interest exchange; and

(2) in any other case, may be held or disposed of by the responsible organization in the same manner as other ownership interests acquired by the organization or held in its treasury.

(b) An owner who has demanded payment for the owner’s ownership interest under Section 10.356 is not entitled to vote or exercise any other rights of an owner with respect to the ownership interest except the right to:

(1) receive payment for the ownership interest under this subchapter; and

(2) bring an appropriate action to obtain relief on the ground that the action to which the demand relates would be or was fraudulent.

(c) An ownership interest for which payment has been demanded under Section 10.356 may not be considered outstanding for purposes of any subsequent vote or action.

Sec. 10.367. RIGHTS OF OWNERS FOLLOWING TERMINATION OF RIGHT OF DISSENT. (a) The rights of a dissenting owner terminate if:

(1) the owner withdraws the demand under Section 10.356;

(2) the owner’s right of dissent is terminated under Section 10.356;

(3) a petition is not filed within the period required by Section 10.361; or

(4) after a hearing held under Section 10.361, the court adjudges that the owner is not entitled to elect to dissent from an action under this subchapter.

(b) On termination of the right of dissent under this section:

(1) the dissenting owner and all persons claiming a right under the owner are conclusively presumed to have approved and ratified the action to which the owner dissented and are bound by that action;

(2) the owner’s right to be paid the fair value of the owner’s ownership interests ceases;

(3) the owner’s status as an owner of those ownership interests is restored, as if the owner’s demand for payment of the fair value of the ownership interests had not been made under Section 10.356, if the owner’s ownership interests were not canceled, converted, or exchanged as a result of the action or a subsequent action;

(4) the dissenting owner is entitled to receive the same cash, property, rights, and other consideration received by owners of the same class and series of ownership interests held by the owner, as if the owner’s demand for payment of the fair value of the ownership interests had not been made under Section 10.356, if the owner’s ownership interests were canceled, converted, or exchanged as a result of the action or a subsequent action;

(5) any action of the domestic entity taken after the date of the demand for payment by the owner under Section 10.356 will not be considered ineffective or invalid because of the restoration of the owner’s ownership interests or the other rights or entitlements of the owner under this subsection; and

(6) the dissenting owner is entitled to receive dividends or other distributions made after the date of the owner’s payment demand under Section 10.356, to owners of the same class and series of ownership interests held by the owner as if the demand had not been made, subject to any change in or adjustment to the ownership interests because of an action taken by the domestic entity after the date of the demand.

Sec. 10.368. EXCLUSIVITY OF REMEDY OF DISSENT AND APPRAISAL. In the absence of fraud in the transaction, any right of an owner of an ownership interest to dissent from an action and obtain the fair value of the ownership interest under this subchapter is the exclusive remedy for recovery of:

(1) the value of the ownership interest; or

(2) money damages to the owner with respect to the action.

Sec. 10.369. to 10.900 [Reserved for expansion]

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. Indemnification of Directors and Officers.

Section 2-405.2 of the Maryland General Corporation Law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for monetary damages except: (1) to the extent it is proven that the director or officer actually received an improper benefit or profit, for the amount of the improper benefit or profit; or (2) to the extent a final judgment or adjudication against the director or officer is based on a determination that the director’s or officer’s act or failure to act was the result of active and deliberate dishonesty and was material to the cause of action against the director or officer. The registrant’s charter contains such a provision, thereby limiting the liability of its directors and officers to the maximum extent permitted by Maryland law.

Section 2-418 of the Maryland General Corporation Law permits a Maryland corporation to indemnify a director or an officer who is made a party to any proceeding by reason of service in that capacity against judgments, penalties, fines, settlements and reasonable expenses actually incurred unless it is proven that: (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; (2) the director or officer actually received an improper personal benefit; or (3) in the case of a criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. The Maryland General Corporation Law provides that where a director or an officer is a defendant in a proceeding by or in the right of the corporation, the director or officer may not be indemnified if he or she is found liable to the corporation. The Maryland General Corporation Law also provides that a director or officer may not be indemnified in respect of any proceeding alleging improper personal benefit in which he or she was found liable on the grounds that personal benefit was improperly received. A director or an officer found liable in a proceeding by or in the right of the corporation or in a proceeding alleging improper personal benefit may petition a court to nevertheless order indemnification for expenses if the court determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances.

Section 2-418 of the Maryland General Corporation Law provides that unless limited by the charter of a Maryland corporation, a director or an officer who is successful on the merits or otherwise in defense of any proceeding must be indemnified against reasonable expenses. Section 2-418 also provides that a Maryland corporation may advance reasonable expenses to a director or an officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by the director or officer or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

The registrant’s charter provides for indemnification of directors and officers to the maximum extent permitted by the Maryland General Corporation Law.

Under a directors’ and officers’ liability insurance policy, directors and officers of the registrant are insured against certain liabilities.

Item 21. Exhibits and Financial Statement Schedules.

(a)	Exhibits. See Exhibit Index

(b)	Financial Statement Schedules. Not applicable.

(c)	Reports, Opinions or Appraisals.

(i)	Opinion of Commerce Street Capital, LLC (included as Appendix B to the proxy statement/prospectus contained in this Registration Statement).

(ii)	Opinion of FBR Capital Markets & Co. (included as Appendix C to the proxy statement/prospectus contained in this Registration Statement).

Item 22. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement ; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes as follows: That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(d) The undersigned Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plano, State of Texas, on February 1, 2012.

VIEWPOINT FINANCIAL GROUP, INC.

By:	/s/ Mark E. Hord
Mark E. Hord
Interim President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/ Mark E. Hord Mark E. Hord	Interim President and Chief Executive Officer (Principal Executive Officer)	February 1, 2012

/s/ Pathie E. McKee Pathie E. McKee	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	February 1, 2012

* James B. McCarley	Chairman of the Board	February 1, 2012

* Anthony J. LeVecchio	Vice Chairman of the Board	February 1, 2012

* Gary D. Basham	Director	February 1, 2012

* Jack D. Ersman	Director	February 1, 2012

*	Director	February 1, 2012
Brian McCall

*	Director	February 1, 2012
Karen H. O’Shea

*	Director	February 1, 2012
V. Keith Sockwell

*By:	/s/ Mark E. Hord
Mark E. Hord
Attorney-In-Fact

EXHIBIT INDEX

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of December 8, 2011, by and between ViewPoint Financial Group, Inc. (“ViewPoint”) and Highlands Bancshares, Inc. (included as Appendix A to the accompanying proxy statement-prospectus and incorporated herein by reference)

3.1	Charter of ViewPoint (incorporated herein by reference to Exhibit 3.1 to ViewPoint’s Registration Statement on Form S-1 (No. 333-165509))

3.2	Bylaws of ViewPoint (incorporated herein by reference to Exhibit 3.1 to ViewPoint’s Registration Statement on Form S-1 (No. 333-165509))

4.1	Certificate of ViewPoint’s common stock (incorporated herein by reference to Exhibit 4.0 to ViewPoint’s Registration Statement on Form S-1 (No. 333-165509))

5.1	Opinion of Silver, Freedman & Taff, L.L.P. as to the legality of the securities being registered*

8.1	Opinion of Silver, Freedman & Taff, L.L.P. as to certain federal income tax matters*

10.1	Employment Agreement between ViewPoint and ViewPoint Bank and Kevin Hanigan*

23.1	Consent of Ernst & Young LLP*

23.2	Consent of Crowe Horwath LLP*

23.3	Consents of Silver, Freedman & Taff, L.L.P. (included in opinions filed as Exhibits 5.1 and 8.1)*

24.1	Powers of Attorney (included as part of signature page)*

99.1	Form of proxy card of Highlands Bancshares, Inc.*

99.2	Consent of Commerce Street Capital, LLC*

99.3	Consent of FBR Capital Markets & Co.*

99.4	Consent of Kevin Hanigan*

99.5	Consent of Bruce Hunt*

*	Filed previously.